UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION
(RULE 14a-101)

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a party other than the Registrant ☐

Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Under Rule 14a-12

NEW YORK MORTGAGE TRUST, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒     No fee required.
☐     Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)    Title of each class of securities to which transaction applies:
_______________________________________________________________________________________________
2)    Aggregate number of securities to which transaction applies:
_______________________________________________________________________________________________
3)    Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing is calculated and state how it was determined):
_______________________________________________________________________________________________
4)    Proposed maximum aggregate value of transaction:
_______________________________________________________________________________________________
5)    Total fee paid:
_______________________________________________________________________________________________

☐     Fee paid previously with preliminary materials.
☐     Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)    Amount Previously Paid:
_______________________________________________________________________________________________
2)    Form, Schedule or Registration Statement No.:
_______________________________________________________________________________________________
3)    Filing Party:
_______________________________________________________________________________________________
4)    Date Filed:
_______________________________________________________________________________________________

90 Park Avenue
New York, New York 10016

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 14, 2021

To Our Stockholders:

You are cordially invited to attend the Annual Meeting of Stockholders (the “Annual Meeting”) of New York Mortgage Trust, Inc. (the “Company,” “we,” “our,” or “us”) on Monday, June 14, 2021 at 9:00 a.m., Eastern Time. Due to the ongoing public health impact of the coronavirus outbreak (COVID-19) and to support the health and well-being of our stockholders, directors and employees, this year’s Annual Meeting will be held in a virtual meeting format only. We believe that the virtual meeting format allows enhanced participation of, and interaction with, our global stockholder base, while also being sensitive to the public health and travel concerns that our stockholders may have in light of the COVID-19 pandemic.

You will be able to attend the Annual Meeting virtually and vote and submit questions during the virtual Annual Meeting by visiting www.virtualshareholdermeeting.com/NYMT2021. During the live Q&A session of the virtual Annual Meeting, we may answer questions as they come in to the extent relevant to the business of the virtual Annual Meeting, as time permits.

    At the virtual Annual Meeting, you will be asked to consider and take action on the following:

1.    To elect the seven directors nominated and recommended by the Board of Directors of the Company (the "Board of Directors"), each to serve until the 2022 Annual Meeting of Stockholders or until such time as their respective successors are elected and qualified;

2.    To hold an advisory vote to approve named executive officer compensation;

3.    To approve an amendment to the Company's 2017 Equity Incentive Plan, as amended, to increase the share reserve by 30,000,000 shares of common stock; and

4.    To consider and act upon a proposal to ratify, confirm, and approve the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021.

In addition, stockholders will consider and vote upon such other business as may properly come before the virtual Annual Meeting or any adjournment or postponement thereof.

The Board of Directors has set the close of business on April 19, 2021 as the record date for determining the stockholders entitled to notice of and to vote at the virtual Annual Meeting. Only stockholders of record on that date are entitled to notice of and to vote at the virtual Annual Meeting and at any adjournment or postponement thereof.

We furnish our proxy materials to our stockholders over the Internet, as we believe that this “e-proxy” process expedites stockholder receipt of proxy materials while also lowering the cost and reducing the environmental impact of our Annual Meeting. In connection with this approach, on or about April 28, 2021, we mailed a Notice Regarding the Availability of Proxy Materials (the “Notice”) to holders of our common stock as of the close of business on April 19, 2021. Beginning on the date of the mailing of the Notice, all stockholders of record had the ability to access all of the proxy materials and the Company’s Annual Report on Form 10-K on a website referred to in the Notice and to complete and submit their proxy on the Internet, over the telephone or through the mail. These proxy materials are available free of charge. If you received a Notice by mail, you will not receive a printed copy of the proxy materials. Instead, the Notice provides instructions on how you can request a paper copy of the proxy materials if you desire and each of the Notice and proxy materials provide instructions on how you can vote your proxy. Please see the attached proxy statement or Notice for more details on how you can vote.

The Board of Directors appreciates and encourages your participation in the virtual Annual Meeting. Whether or not you plan to attend the virtual Annual Meeting, it is important that your shares be represented. Accordingly, please vote your shares by proxy, on the Internet, by telephone or by mail. If you attend the virtual Annual Meeting, you may revoke your proxy and vote online at the virtual Annual Meeting. Your proxy is revocable in accordance with the procedures set forth in this proxy statement.

By order of the Board of Directors,

Steven R. Mumma
Chairman and Chief Executive Officer
New York, New York
April 28, 2021

This proxy statement contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve numerous risks and uncertainties. The Company’s actual results may differ from the Company’s beliefs, expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Forward-looking statements are not historical in nature and can be identified by words such as “anticipate,” “estimate,” “will,” “should,” “expect,” “believe,” “intend,” “seek,” “plan” and similar expressions or their negative forms, or by references to strategy, plans, or intentions. Forward-looking statements are based on the Company’s beliefs, assumptions and expectations of the Company’s future performance, taking into account all information currently available to it. For a discussion of these risks and uncertainties, see “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 and as updated by those risk factors included in the Company's subsequent filings under the Securities Exchange Act of 1934, as amended, which can be accessed at the SEC’s website at www.sec.gov. All forward-looking statements speak only as of the date on which they are made. New risks and uncertainties arise over time, and it is not possible to predict those events or how they may affect the Company. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

PROXY SUMMARY
Proposal Roadmap
The following proposals will be voted on at the virtual Annual Meeting of Stockholders:

Proposal	Board Recommendation	For More Information
Proposal No. 1: Election of Directors
To elect the seven directors nominated and recommended by the Board of Directors of the Company, each to serve until the 2022 Annual Meeting of Stockholders or until such time as their respective successors are elected and qualified
	For each director	Page 13
Proposal No. 2: Advisory Vote to Approve Named Executive Officer Compensation To hold an advisory vote to approve named executive officer compensation	For	Page 16
Proposal No. 3: Approve Amendment to the Company's 2017 Equity Incentive Plan
To approve an amendment to the Company's 2017 Equity Incentive Plan, as amended, to increase the share reserve by 30,000,000 shares of common stock
	For	Page 17
Proposal No. 4: Ratification, Confirmation and Approval of Appointment of Independent Registered Public Accounting Firm
To consider and act upon a proposal to ratify, confirm, and approve the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021
	For	Page 25

2020 Company Key Developments (1)
We capably navigated the market and liquidity disruption caused by the COVID-19 pandemic and repositioned our portfolio, improved liquidity, strengthened our balance sheet and maintained the continuity of our business operations while ensuring the health, safety and well-being of our employees.
We delivered annual total economic return of -14.6% and annual total stockholder return of -37.2% that ranked tenth and 14th, respectively, out of a mortgage REIT peer group comprised of 21 companies (including us)(2). Our total economic return for 2020 ranked third out of a hybrid mortgage REIT peer group comprised of ten companies, including us (see page 38 for the list of companies in the hybrid mortgage REIT peer group).

We had net loss attributable to common stockholders in 2020 of $329.7 million or $0.89 per share (basic), and comprehensive loss to common stockholders of $353.8 million, or $0.95 per share.
We earned net interest income of $127.1 million and portfolio net interest margin of 259 basis points.
We declared aggregate dividends of $0.225 per common share.
We issued 85.1 million shares of common stock through two accretive public offerings.
We transitioned to a fully remote workforce, ensuring the safety and well-being of our employees and retained 100% of our workforce.
_________________________
(1)     Unless otherwise stated, the measures used herein refer to our results as of and for the year ended December 31, 2020.
(2)    We define total economic return as the change in book value per common share plus common share dividends declared during the period and total stockholder return as the change in stock price per common share plus common dividends declared during the period. Please see the definition of “identified performance peer group” set forth on page 52 of this proxy statement for a list of the 20 peer mortgage REITs (including us) used for purposes of this peer group calculation.

Executive Compensation Highlights
The Compensation Committee of our Board of Directors is committed to reviewing our executive compensation program on a regular basis and making changes based on the current market compensation practices, governance trends, and the results of the advisory vote to approve our named executive officer ("NEO") compensation, amongst other factors. The following highlights certain key features of our 2020 executive compensation program:

Key Features	Highlights
Base salary represents a minority of total compensation for named executive officers in 2020	Base salary represented 23% of total compensation for our NEOs in 2020, including 2020 Long-Term EIP awards, and just 21% of our Chief Executive Officer's total compensation.
Majority of total compensation for named executive officers in 2020 was issued pursuant to a performance-based incentive plan
Approximately 61% of the total compensation for our NEOs in 2020, including 2020 Long-Term EIP awards, was subject to a performance-based incentive plan, while 63% of our Chief Executive Officer's total compensation in 2020 was subject to a performance-based incentive plan.

Updated forms of equity incentive award agreements to eliminate the “single trigger” acceleration of vesting upon a change of control
In December 2019, we updated our forms of equity award agreements for 2020 awards such that awards granted to employees (including our NEOs) under these forms will no longer accelerate or vest solely due to the occurrence of a change of control.

Equity Plan Highlights
Stockholders are being asked to approve an amendment to our 2017 Equity Incentive Plan (as amended, the “2017 Stock Plan”) to increase the share reserve by 30,000,000 shares of common stock. Our Board of Directors has adopted (subject to stockholder approval) the amendment and unanimously recommends that stockholders approve it. Over the course of the past four years, our Company has grown significantly, with employee headcount up 200% since December 31, 2016. Moreover, over the course of the period that began December 31, 2016 and ended December 31, 2020, our stockholders’ equity has nearly tripled and the size of our investment portfolio has expanded by more than 60%. In addition, since December 31, 2018, the end of the fiscal year that preceded the first amendment to our 2017 Stock Plan, employee headcount and stockholders’ equity are up by more than 50% and 90%, respectively. As a result, the number of shares that we require in order to recruit and retain employees has grown over the life of the 2017 Stock Plan. As of April 1, 2021, assuming maximum payout of currently outstanding awards that may be earned under our 2019, 2020 and 2021 Long-Term Equity Incentive Programs, only 1,060,701 shares of our common stock remained available for issuance under the 2017 Stock Plan. We believe that the grant of awards, and the increase in the share reserve, under the 2017 Stock Plan is and will be helpful in aligning the interests of employees with the investment interests of our stockholders. We believe that the grant of awards under the 2017 Stock Plan is a necessary tool to attract, retain and motivate employees in a highly competitive marketplace and to ensure that our executive compensation is structured in a manner that aligns our executives’ interests with our success.
The following highlights some key features of the proposed amendment to our 2017 Stock Plan and our 2017 Stock Plan overall.

Responsible Plan Costs
•Reasonable number of additional shares requested pursuant to the amendment – 30,000,000 shares requested.
•The increased share reserve resulting from the amendment would not have a significant potential dilutive effect. As of April 1, 2021, our dilution, calculated as the number of shares remaining available for grant under our 2017 Stock Plan, divided by our total number of shares outstanding, was less than 1%. As of April 1, 2021, our potential dilution, based on the number of shares remaining available for grant under our 2017 Stock Plan plus the increase in the share reserve contemplated by the amendment, would be 8.2%.
•It is estimated that the increased share reserve resulting from the amendment would allow us to continue to grant awards under our 2017 Stock Plan for the next five years.
•Our three-year average annual "burn rate" (which represents the percentage of outstanding, weighted average shares awarded under our 2017 Stock Plan in prior years, based on shares of restricted stock issued, performance shares and restricted stock units earned in each of the last three fiscal years, divided by the weighted average total number of our shares outstanding for those prior years) is 0.4%.

Stockholder-Friendly Plan Features
•No reuse or "recycling" of shares used to satisfy exercise price or tax withholding obligations.
•No dividends are paid on unvested awards under our current long-term equity incentive program.
•Equity awards granted to our named executive officers under the 2017 Stock Plan pursuant to our 2020 Long-Term EIP (as defined below) and 2021 Long-Term EIP (as defined below) are 67% performance-based and 33% time-based.
•Restricted stock grants to officers and employees generally vest ratably over three years.
•No discounted options or related awards may be granted.
•No repricing of options or stock appreciation rights permitted without stockholder approval.
•No non-employee director may be granted during any one year awards having a value, determined on the grant date, that exceeds $500,000.
•Awards are subject to potential reduction, cancellation, forfeiture or other clawback under certain specified circumstances.
•The Compensation Committee, which consists only of non-employee directors who are "independent" under the listing standards of the Nasdaq Stock Market, administers the plan.

COMMITMENT TO CORPORATE RESPONSIBILITY
New York Mortgage Trust, Inc. (“NYMT”) understands the importance of incorporating environmental, social and governance ("ESG") policies into our business and day-to-day operations and appreciates the increased interest of our stockholders in these matters. We believe the implementation of such policies benefits our employees, supports long-term stockholder performance, and makes a positive impact on the environment and society. We strive to assess the interests of all stakeholders—stockholders, employees, service providers, lenders, and the surrounding community—when planning for the long-term success of our business. We prioritize appropriate ESG practices, a commitment to transparency and supportive employment practices.
To that end, our focus on sustainability and the tenets of ESG is a strategic imperative for the Company. We have performed an initial ESG assessment to further inform our future direction and priorities. Our areas of focus include (1) Social Considerations, (2) Environmental Considerations, and (3) Corporate Governance. In 2021, we are establishing an ESG working group, which will be responsible for evolving our strategy and monitoring our corporate social responsibility and environmental sustainability initiatives.
Social Considerations
We recognize that the Company plays an important part in the lives of our employees and we strive to create an inclusive workplace where employees feel heard, valued and appreciated. Our commitment to diversity and inclusion starts with our goal to attract, retain and develop a workforce that is diverse in attributes, background, knowledge, and skills. We also strive to have a workforce that reflects the diversity of qualified talent that is available in the markets in which our offices are located. Specific to these goals, as of April 1, 2021, women represented 28% of the Company’s workforce and self-identified racial and ethnic minorities represented 35%, respectively, while 50% of our named executive officers are diverse based on gender or ethnicity and 43% of our Board of Directors are diverse based on gender, race or ethnicity. We also recognize the importance of experienced leadership. As of April 1, 2021, the average tenure for our team of executive officers was approximately eleven years
As part of our ongoing business, we evaluate and modify our internal processes to improve employee engagement, productivity and efficiency, which benefit our operations. Moreover, our employees are offered regular opportunities to participate in professional development and programs that may improve employee engagement, effectiveness and well-being.
The Company's primary social considerations and impacts relate to our investment activity and human capital management, both of which are critical to our success as an organization.
Human Capital
As of April 1, 2021, we have 57 employees located in offices in New York, New York, Charlotte, North Carolina and Woodland Hills, California. Our employees are comprised of investment portfolio and finance professionals, asset management and servicing professionals, accountants, analysts, administrative staff and the corporate management team. We believe that our employees are our greatest asset and recognize that our achievements and growth as a business are made possible by the recruitment, hiring, training, development and retention of our dedicated employees.

We aim to maintain workplaces that are inclusive and free from discrimination or harassment based on age, color, disability, ethnicity, gender identification or expression, national origin, or other statuses protected by law. We conduct annual trainings designed to prevent harassment and discrimination and monitor employee conduct and progress in this regard.
We also strive to provide pay, benefits and services that help meet the varying needs of our employees. Our general total compensatory packages include market-competitive pay, performance-based annual bonus compensation paid frequently in a combination of cash and stock, time- and performance-based long-term incentive compensation for key employees, employer paid healthcare, paid time off, and family leave. In addition, we pride ourselves on understanding and offering our employees great flexibility to meet their personal and family needs. New York Mortgage Trust believes that by supporting, recognizing, developing and investing in our employees, we are able to attract and retain a highly qualified and talented workforce.
Investment Activity
As a provider of private capital to the U.S. housing market through our investments in residential loans, our business enhances liquidity in the residential real estate mortgage markets and, in turn, facilitates home ownership in the U.S. As of December 31, 2020, the Company had $2.6 billion in aggregate mortgage and mortgage-related investments. The social benefits of homeownership are well-documented, and home ownership has historically been viewed as an accessible vehicle of individual wealth creation and aids in the development of strong communities. We believe that our investments in residential mortgages play a meaningful role in helping Americans become homeowners.
In addition, we also provide capital to owners of multi-family apartment properties that are implementing value-add strategies, including executing sustainable and green initiatives that reduce water and energy use, to reposition older properties. As of April 1, 2021, the Company had invested $63.5 million into ten multi-family apartment properties that are part of Freddie Mac's Green Advantage and Fannie Mae's Green Rewards programs.
COVID-19 Response
We are committed to maintaining a healthy environment for our employees. We continually assess and strive to enhance employee satisfaction and engagement. This commitment continued in the face of the COVID-19 pandemic. When COVID-19 forced a shift to a remote work environment, we commenced regular townhall style meetings where we update our full workforce on recent accomplishments and key initiatives and ensure regular communication between management and employees. The Company also provided greater flexibility in work hours and expectations in recognition of the challenges our employees face in the remote work environment and took steps to ensure that our employees had adequate resources and capabilities to work in a remote environment. In addition, unlike many companies across industries, since the pandemic began, the Company has not laid off or furloughed any employees or otherwise reduced employee compensation.
Throughout 2020, the health and safety of NYMT employees and their families was of the highest priority. Our commitment to the safety and health of our workforce and our clients guided us as we addressed the unprecedented challenges of the global pandemic. We have and are continuing to follow and encourage employees and visitors to follow WHO and CDC recommendations, including practicing good hygiene, implementing social distancing and, most importantly, staying home if they feel sick or have a sick family member at home.
In 2021, we are revising our operating model to support flexible office space and at-home productivity for many employees. Our Leadership has created a Business Continuity Planning Group, which has developed continuity plans and responses for a variety of potential crises in the long term.

Environmental Considerations
Our environmental strategy is based on simplicity and transparency. Specifically, we endeavor to minimize our environmental impact by (1) reducing waste that is generated by our Company and sent to landfills, (2) purchasing, to the extent practicable, environmentally responsible products, and (3) reducing internal paper usage. As a firm with 57 employees, the majority of whom work out of the Company's headquarters in New York, NY, we believe that the Company's corporate footprint and business operations have a relatively modest impact on the environment. Nevertheless, we believe in promoting a sustainable environment by using resources as efficiently and responsibly as practicable. Our commitment to these principles is reflected in our daily activities in a variety of ways:
•A commitment to water efficiency and conservation through our utilization of hands-free faucets and water fill stations to limit water usage in most of or our locations.
•The Company's headquarters is in a LEED certified and Energy Star® labeled building and conveniently located near mass transportation, which enables our employees to access and utilize mass-transit options for their commute.
•To reduce energy usage, the Company uses Energy Star® certified desktops, monitors, and printers; and utilizes motion sensor lighting and cooling to reduce energy usage in non-peak hours.
•To reduce waste and promote a cleaner environment, we use green cleaning supplies, recycle electronics, ink cartridges, and packaging; minimize single use kitchen products; provide recycling containers to employees; and use water coolers.
•We have adopted eSignature capabilities to allow our employees and counterparties to electronically review and sign documents and we strongly encourage the electronic furnishing of our proxy statements to our stockholders.

Corporate Governance
New York Mortgage Trust’s commitment to corporate responsibility means embedding it into all aspects of our business. We believe that good corporate governance provides a strong foundation for ESG and is essential to the long-term success of the Company. Our Board of Directors is committed to maintaining best-in-class corporate governance practices and policies that are in the best interests of our stockholders. Highlights of our corporate governance practices are provided below.

Corporate Governance Highlights
•    Independent Audit, Compensation, Investment and Nominating & Corporate Governance Committees.
•    Independent Lead Director.
•    Independent directors met in executive sessions of our Board of Directors on three separate occasions.
•    Annual election of all directors.
•    Majority voting standard in uncontested director elections.
•    43% of our Board of Directors are diverse based on gender, race or ethnicity and we expect to appoint an additional female director to our Board of Directors prior to our 2022 annual meeting of stockholders, subject to the review and approval of our Nominating & Corporate Governance Committee.
•    Average director tenure equals 9.6 years.
•    All three members of our Audit Committee qualify as “audit committee financial experts.”
•    Five of our seven directors are independent.
•    Stockholders, in addition to the Board of Directors, have the power to alter, amend or repeal our Bylaws and to make new Bylaw provisions, in each case by the affirmative vote of the holders of a majority of the shares of our common stock then outstanding and entitled to vote on the proposed amendment.
•    No shareholder rights plan or “poison pill.”
•    Directors and executive officers are subject to robust stock ownership guidelines.
•    Directors and executive officers are prohibited from engaging in short-selling, pledging or hedging transactions involving our securities.
•    Beginning with our 2020 equity awards, all of our other named executive officers' equity awards will not accelerate or vest solely due to a change in control; our Chief Executive Officer has been subject to such a provision since 2018.

Our Board of Directors sets the tone for our Company and has implemented strong governance practices and features, as described above. Our Board represents a balance of longer-tenured members with in-depth knowledge of our business and newer members who bring diverse qualifications and experience and fresh perspectives to our Board of Directors’ deliberative processes.

Our commitment to addressing ESG includes management oversight and dedicated teams of professionals who collaborate with subject-matter experts throughout the business. The Nominating and Corporate Governance Committee oversees our governance practices including:
•Commitment to conducting our business in a manner that is fair, ethical, and responsible and compliant with all applicable laws and regulations.
• Regular review and, as appropriate, updating of key policy documents considering current regulations and best practices.
• Ensuring that, as part of our director nomination process, our Board of Directors seeks a broad range of perspectives and considers many factors, including the personal characteristics (gender, ethnicity, age and background) and experience (industry, professional and public service) of directors and prospective directors.

90 Park Avenue
New York, New York 10016

PROXY STATEMENT

GENERAL INFORMATION

Important Notice Regarding the Availability of Proxy Materials
for the 2021 Stockholder Meeting to Be Held on June 14, 2021.

This proxy statement, our Annual Report on Form 10-K for the year ended December 31, 2020, and our other proxy materials are available at: http://www.proxyvote.com.

Proxy Solicitation

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors ("Board of Directors") of New York Mortgage Trust, Inc. (the “Company,” “we,” “our” or “us”) for use at the Company’s Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Monday, June 14, 2021 at 9:00 a.m., Eastern Time, and at any adjournment and postponement thereof. Due to the ongoing public health impact of the coronavirus outbreak (COVID-19) and to support the health and well-being of our stockholders, directors and employees, this year’s Annual Meeting will be held in a virtual meeting format only. We believe that the virtual meeting format allows enhanced participation of, and interaction with, our global stockholder base, while also being sensitive to the public health and travel concerns that our stockholders may have in light of the COVID-19 pandemic.

You will be able to attend the Annual Meeting virtually and vote and submit questions during the virtual Annual Meeting by visiting www.virtualshareholdermeeting.com/NYMT2021. You will need the 16-digit control number included in your proxy card to vote and submit questions during the virtual Annual Meeting. During the live Q&A session of the virtual Annual Meeting, we may answer questions as they come in to the extent relevant to the business of the virtual Annual Meeting, as time permits.

We mailed, through intermediaries, on or about April 28, 2021, a Notice Regarding the Availability of Proxy Materials (the “Notice”) to our stockholders of record as of April 19, 2021. As a result, beginning on the date of the mailing of the Notice, all stockholders of record had the ability to access all of the proxy materials and the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 (“2020 Annual Report”) on a website referred to in the Notice and as set forth above. If you received a Notice by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice instructs you on how to access and review all of the important information contained in the proxy statement and 2020 Annual Report. The Notice also instructs you on how you may submit your proxy over the Internet. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials contained on the Notice.

The mailing address of our principal executive offices is 90 Park Avenue, New York, New York 10016. We maintain an Internet website at www.nymtrust.com. Information at or connected to our website is not and should not be considered part of this proxy statement.

We will bear the costs of this solicitation including the costs of preparing, assembling and mailing proxy materials and the handling and tabulation of proxies received. In addition to solicitation through the Internet or by mail, proxies may be solicited by our directors, officers and employees, at no additional compensation, by telephone, personal interviews or otherwise. Banks, brokers or other nominees and fiduciaries will be requested to forward the Notice and information on how to access the proxy materials to beneficial owners of our common stock and to obtain authorization for the execution of proxies. We will, upon request, reimburse such parties for their reasonable expenses in forwarding proxy materials to beneficial owners.

No person is authorized to give any information or to make any representation not contained in this proxy statement and, if given or made, you should not rely on that information or representation as having been authorized by us. The delivery of this proxy statement shall not, under any circumstances, imply that there has been no change in the information set forth since the date of this proxy statement.

Purposes of the Virtual Annual Meeting

The principal purposes of the virtual Annual Meeting are to: (1) elect the seven directors nominated and recommended by our Board of Directors, each to serve until the 2022 Annual Meeting of Stockholders or until such time as their respective successors are elected and qualified (“Proposal No. 1”); (2) hold an advisory vote to approve named executive officer compensation (“Proposal No. 2”); (3) consider and act upon a proposal to approve an amendment to the Company's 2017 Equity Incentive Plan, as amended (the "2017 Stock Plan"), to increase the share reserve by 30,000,000 shares of common stock ("Proposal No. 3"); (4) consider and act upon a proposal to ratify, confirm, and approve the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021 (“Proposal No. 4”); and (5) transact such other business as may properly come before the virtual Annual Meeting or any adjournment or postponement thereof. Our Board of Directors knows of no other matters other than those stated above to be brought before the virtual Annual Meeting.

VOTING

How to Vote Your Shares

You may vote your shares during the virtual Annual Meeting until such time as the chairman declares the polls closed by visiting www.virtualshareholdermeeting.com/NYMT2021 and following the instructions. You will need the 16-digit control number included in your proxy card, voting instruction form or Notice and Access Card. Even if you do attend the virtual Annual Meeting, you may vote by duly authorized proxy on the Internet, by telephone or by mail. We encourage you to follow the instructions on how to vote as described below and as set forth in the Notice and the proxy card. Maryland law provides that a vote by Internet or telephone carries the same validity as your completion and delivery of a proxy card. In order to vote on the Internet, you must first go to http://www.proxyvote.com, have your Notice or proxy card in hand and follow the instructions.

In order to vote by telephone, you must call (800) 690-6903, have your Notice or proxy card in hand and follow the instructions.

Stockholders of record may vote by signing, dating and returning a proxy card in a postage-paid envelope. You may request a proxy card postage-paid envelope from us as instructed in the Notice. Properly signed and returned proxies will be voted in accordance with the instructions contained therein.

Even if you plan to attend the live webcast of the Annual Meeting, we encourage you to vote in advance by Internet, telephone or mail so that your vote will be counted even if you later decide not to attend the virtual Annual Meeting. We will provide a physical location to view the webcast if requested by a stockholder in writing by contacting the Secretary at New York Mortgage Trust, Inc., 90 Park Avenue, 23rd Floor, New York, New York 10016 or by phone at (646) 216-2366. Please note that no members of management or our Board of Directors will be in attendance at the physical location.

Registered Holders, Beneficial Owners and “Broker Non-Votes”

Registered Holders. If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, you are considered the registered stockholder of record with respect to those shares, and a Notice is being sent directly to you. As the registered stockholder of record, you have the right to grant your voting proxy directly to the Company through a proxy card, through the Internet or by telephone or to vote at the virtual Annual Meeting.

If you are a registered stockholder of record and you indicate when voting on the Internet or by telephone that you wish to vote as recommended by our Board of Directors, or you sign and return a proxy card without giving specific voting instructions, the proxy holders will vote your shares in the manner recommended by our Board of Directors on all matters presented in this proxy statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the virtual Annual Meeting.

Beneficial Owners and “Broker Non-Votes.” A large number of our stockholders hold their shares through a broker, trustee, bank or other nominee rather than directly in their own name. If your shares are held in a stock brokerage account or by a bank, trustee or other nominee, you are considered the beneficial owner of the shares, while the broker, trustee, bank or nominee holding your shares is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, trustee, bank or other nominee on how to vote and are also invited to attend the virtual Annual Meeting. If your shares are held in this manner, your broker, trustee, bank or other nominee will provide you with instructions for you to use in accessing the proxy materials and directing the broker, trustee, bank or other nominee on how to vote your shares. If your shares are not directly registered in your own name and you plan to vote your shares during the virtual Annual Meeting, you must contact the bank, broker, trustee or other nominee that holds your shares to obtain a legal proxy or broker’s proxy card in advance of the virtual Annual Meeting in order to vote.

If you are the beneficial owner of shares that are held in a stock brokerage account or by a bank or other nominee and you do not provide the organization that holds your shares with specific voting instructions, by rule, the organization that holds your shares may generally vote at its discretion on routine matters only. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization will inform Broadridge Financial Solutions, Inc., which is receiving and tabulating the proxies, that it does not have the authority to vote your shares on non-routine matters. This is generally referred to as a “broker non-vote.” Because the proposal to ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm is a routine matter for which specific instructions from beneficial owners are not required, no broker non-votes will arise in the context of voting for the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021. Conversely, the election of directors and the approval of an amendment to the 2017 Stock Plan are non-routine matters for which specific instructions from beneficial owners are required and thus, broker non-votes may arise. Additionally, the Securities and Exchange Commission (“SEC”) has specifically prohibited broker discretionary voting of uninstructed shares with respect to the advisory vote to approve named executive officer compensation. As a result, if you hold your shares through a broker, bank or other nominee, your broker, bank or other nominee cannot vote your shares on the election of directors, the proposal to approve an amendment to the Company's 2017 Stock Plan or the advisory vote to approve named executive officer compensation in the absence of your specific instructions as to how to vote on these matters. In order for your vote to be counted on these matters, please make sure that you provide specific voting instructions to your broker, bank or other nominee.

How to Revoke Your Proxy

If you have already voted your proxy on the Internet or by telephone or returned your proxy to us by mail, you may revoke your proxy at any time before it is exercised at the virtual Annual Meeting by any of the following actions:

•by notifying our Investor Relations in writing that you would like to revoke your proxy;
•by completing, at or before the virtual Annual Meeting, a proxy card on the Internet, by telephone or by mail with a later date; or
•by attending the virtual Annual Meeting and voting at www.virtualshareholdermeeting.com/NYMT2021. (Note, however, that your attendance at the virtual Annual Meeting, by itself, will not revoke a proxy you have already returned to us; you must also vote your shares online at the virtual Annual Meeting to revoke an earlier proxy.)

If your shares of common stock are held on your behalf by a broker, bank or other nominee, you must contact them to receive instructions as to how you may revoke your proxy instructions.

Record Date for Our Annual Meeting; Who Can Vote at Our Annual Meeting; Voting Procedures and Vote Required

Our Board of Directors has fixed the close of business on April 19, 2021 as the record date for the determination of stockholders entitled to receive notice of and to vote at the virtual Annual Meeting and all adjournments or postponements thereof. On all matters to come before the virtual Annual Meeting, each holder of record of our common stock as of the close of business on April 19, 2021 will be entitled to vote at the virtual Annual Meeting and will be entitled to one vote for each share of common stock owned as of such date. As of the close of business on April 19, 2021, the Company had 379,272,504 shares of common stock outstanding.

The representation in person online or by proxy of a majority of all the votes entitled to be cast on the matters to be considered at the meeting is necessary to provide a quorum for the transaction of business at the virtual Annual Meeting. Your shares will be counted as present at the virtual Annual Meeting if you attend online and are entitled to vote at the virtual Annual Meeting, or you have properly submitted a proxy card or voting instruction card, or voted by telephone or over the Internet. Both abstentions and broker non-votes are counted for purposes of determining the presence of a quorum. If a quorum is not present, the chairman may adjourn the virtual Annual Meeting to a date not more than 120 days after the record date without notice other than announcement at the virtual Annual Meeting until a quorum has been obtained.

With respect to the election of directors, because this is considered an uncontested election under our bylaws, a nominee for director is elected to our Board of Directors if he or she receives a majority of the votes cast for his or her election, meaning the number of shares voted for such nominee’s election exceeds the number of shares voted against such nominee’s election. Abstentions and broker non-votes will not affect the election of directors. In tabulating the voting results for the election of directors, only “for” and “against” votes are counted. If an incumbent director receives a greater number of votes against his or her election than votes for such election, such director shall tender his or her resignation as provided in our Director Resignation Policy. The Nominating & Corporate Governance Committee of our Board of Directors will then act as soon as reasonably practicable thereafter to determine whether to accept the director’s tendered resignation and will submit such recommendation for consideration by our Board of Directors. In considering whether to accept or reject the tendered resignation, the Nominating & Corporate Governance Committee and the Board will consider any factors they deem relevant or appropriate. There is no cumulative voting in the election of directors.

With respect to the advisory vote to approve named executive officer compensation, the affirmative vote of a majority of the votes cast on this proposal at the virtual Annual Meeting is necessary for approval, on an advisory basis, of our named executive officer compensation. Abstentions and broker non-votes will not count as votes cast on this proposal, and thus will have no effect on the result of the vote on this proposal.

With respect to the proposal to approve an amendment to the 2017 Stock Plan, the affirmative vote of a majority of the votes cast on the proposal at the Annual Meeting will be required for approval. Pursuant to Maryland law, abstentions will not be counted as votes cast on this proposal and thus will have no effect on the result of the vote on this proposal. As discussed above, brokers and nominees do not have discretionary authority to vote on the proposal to approve an amendment to the 2017 Stock Plan and accordingly, a broker non-vote will not be counted as a vote “for” or “against” this proposal, although it will be counted as present for purposes of establishing a quorum. As a result, abstentions and broker non-votes will have the effect of reducing the number of affirmative votes required to achieve a majority for such matter by reducing the total number of shares from which the majority is calculated.

With respect to the proposal to ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm, the affirmative vote of a majority of the votes cast on this matter at the virtual Annual Meeting is necessary for ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021. Abstentions will not count as votes cast on this proposal and thus will have no effect on the result of the vote. As noted above, no broker non-votes will arise in the context of the proposal to ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021.

Pursuant to our charter, holders of shares of our common stock are not entitled to exercise appraisal rights under the Maryland General Corporation Law unless our Board of Directors, upon the affirmative vote of a majority of our Board of Directors, shall determine that such rights apply to one or more transactions occurring after the date of such determination. Our Board of Directors has made no such determination with respect to the business to be considered at the virtual Annual Meeting.

PROPOSAL NO. 1: ELECTION OF DIRECTORS

The seven persons named below have been nominated to serve on our Board of Directors until the 2022 Annual Meeting of Stockholders or until such time as their respective successors are elected and qualified. Our Board of Directors is currently comprised of seven directors, five of whom are independent in accordance with our Corporate Governance Guidelines and the listing standards of the Nasdaq Stock Market (“Nasdaq”). Each nominee is currently a director of the Company and has consented to stand for election at the virtual Annual Meeting. The Board of Directors has no reason to believe that the persons named below as nominees for directors will be unable, or will decline to serve, if elected. For additional information regarding our corporate governance and these nominees, see “Information on Our Board of Directors and Its Committees” below.

Board of Directors Considerations in Recommending These Nominees

Our Board of Directors believes that the Board of Directors, as a whole, should encompass a range of talent, skill, diversity and expertise enabling it to provide sound guidance with respect to our operations and interests. In identifying qualified director nominees, the Nominating & Corporate Governance Committee of our Board of Directors, and our Board of Directors consider, among other things, a candidate’s experience, skills, accomplishments, background, age, diversity, willingness to serve and commitment to the Company, and then review those qualities in the context of the current composition of our Board of Directors and the evolving needs of our business. Because we are listed on the Nasdaq Global Select Market, we are required to have at least a majority of our directors qualify as “independent,” as such term is defined by the Nasdaq. The Nominating & Corporate Governance Committee identifies candidates for election to our Board of Directors with input from our other directors, reviews the qualities listed above and recommends to our Board of Directors individual nominees for director.

Our Board of Directors seeks director nominees with strong reputations, experience, competence or expertise in areas relevant to the strategy and operations of our business, particularly in the finance or mortgage industries, or the proper and effective functioning of our Board of Directors. Each of the nominees for election as a director at the virtual Annual Meeting holds or has held important positions and has operating experience or other relevant experience that meets this objective. In these positions, they have also gained experience in some or all of the following: core management skills, such as strategic and financial planning, public company financial reporting, accounting, corporate governance, risk management and leadership development.

Our Board of Directors also believes that each of the nominees listed below has other key attributes that are important to a properly functioning and effective board, including integrity and high ethical standards, sound judgment, analytical skills, the ability and desire to engage management and each other in a constructive fashion, and the commitment to devote significant time and energy to service on our Board of Directors and its committees.

Nominees for Election as Directors

The following table sets forth the names and biographical information concerning each of the directors nominated for election at the virtual Annual Meeting:

Name	Principal Occupation	Director Since	Age
Steven R. Mumma†	Chairman and Chief Executive Officer of the Company	2007	62
Jason T. Serrano	President of the Company	2019	46
David R. Bock*	Retired Managing Partner of Federal City Capital Advisors	2012	77
Michael B. Clement*	Chairman of the Department of Accounting at the University of Texas at Austin	2016	64
Alan L. Hainey*	Owner and Manager of Carolina Dominion, LLC	2004	75
Steven G. Norcutt*	President of Schafer Richardson, Inc.	2004	61
Lisa A. Pendergast*	Executive Director of Commercial Real Estate Finance Council	2018	59

*	Our Board of Directors has affirmatively determined that these director nominees currently are independent under the criteria described below in “Information on Our Board of Directors and Its Committees—Independence of Our Board of Directors” and “Information on Our Board of Directors and Its Committees—Board of Directors Leadership Structure.” Mr. Hainey is our Lead Director.

†	Chairman of our Board of Directors.

Steven R. Mumma is our Chairman and Chief Executive Officer. Mr. Mumma has served as Chairman of our Board of Directors since March 2015. Mr. Mumma has served as Chief Executive Officer since February 2009. Mr. Mumma was appointed President, a role he held until May 2016, and Co-Chief Executive Officer effective March 31, 2007 and served as Chief Financial Officer from November 2006 to October 2010. Prior to serving in the above capacities, Mr. Mumma served as our Chief Investment Officer, a position to which he was named in July 2005, and as Chief Operating Officer, commencing in November 2003. From 1981 to 2003, Mr. Mumma served in various financial and accounting roles for financial and accounting institutions. Mr. Mumma received a B.B.A. cum laude from Texas A&M University.

Our Board of Directors concluded that Mr. Mumma should serve as a director of the Company because of his significant operational, financial and accounting experience in, and knowledge of, the Company, which he has served since shortly after our inception in 2003, and the broader mortgage-backed securities industry, where he has worked for more than 30 years. As Chairman and Chief Executive Officer of the Company, Mr. Mumma also serves as a critical link between management and our Board of Directors.

Jason T. Serrano is our President. Mr. Serrano has served as President of the Company since January 2019 and and has been a member of our Board of Directors since March 2019. Prior to joining the Company, Mr. Serrano was a Partner at Oak Hill Advisors, L.P. (“OHA”), an alternative investment management firm, from January 2014 to December 2018 and a Managing Director at OHA from April 2008 to December 2013. While at OHA, Mr. Serrano ran the mortgage investment business. Prior to joining OHA, Mr. Serrano served as a Principal at The Blackstone Group, where he led the structured finance investment team. Before Blackstone, he spent five years at Fortress Investment Group as Vice President, assisting in the management of $2 billion of distressed structured products and whole-loan portfolios. He also spent five years at Moody’s as a rating analyst for collateralized debt obligations and derivatives. He earned a bachelor of science degree from Oswego State University.

Our Board of Directors concluded that Mr. Serrano should serve as a director of the Company because of his experience with, and strategic insights into, managing, sourcing and creating multiple forms of single-family and multi-family credit assets, credit and market risks and financing matters and capital raising. Mr. Serrano also serves as a critical link between management and our Board of Directors and solidifies our senior management bench strength.

David R. Bock has served as a member of our Board of Directors since January 2012. Mr. Bock was a Managing Partner of Federal City Capital Advisors, a Washington, DC-based business and financial advisory services company from 2004 to 2019. Mr. Bock has a background in international economics and finance, capital markets and organizational development, having served as a Managing Director of Lehman Brothers and in various executive roles at the World Bank, including as the chief of staff for the World Bank’s lending operations. Mr. Bock was the Chief Financial Officer of I-Trax, Inc., a publicly traded healthcare company prior to its sale to Walgreen’s in 2008, and previously the Chief Financial Officer of Pedestal Inc., an online mortgage trading platform. Mr. Bock served as interim Chief Executive Officer of Oxford Analytica in 2010. Mr. Bock began his professional career with McKinsey & Co. following completion of an advanced degree in economics from Oxford University, where he was a Rhodes Scholar. He received a B.A. in philosophy from the University of Washington. Mr. Bock previously served on the boards of the Amundi Pioneer Funds complex, where he served as chairman of the audit committee, and The Swiss Helvetia Fund, Inc. Mr. Bock currently serves on the boards of The Austin Institute for Family and Culture and Creative Living International and previously served on our Board of Directors from 2004 to 2009.

Our Board of Directors concluded that Mr. Bock should serve as a director of the Company because of his extensive expertise in economics, finance and accounting and his prior experiences in our industry, as well as his prior experiences as a Chief Financial Officer, Chief Executive Officer and director of other companies.

Michael B. Clement has served as a member of our Board of Directors since June 2016. Mr. Clement is the Chairman of the Department of Accounting at the University of Texas at Austin where, since 1997, he has held the positions of professor, associate professor, and assistant professor. Mr. Clement was the Vice President of Global Investment Research for Goldman Sachs & Co. from 2002 until 2004. Mr. Clement was the Vice President of Capital Planning and Analysis from 1988 to 1991 and a Manager of the Audit Division from 1982 to 1986 at Citicorp. Prior to his employment at Citicorp, Mr. Clement was a Senior Assistant Accountant at Deloitte Haskins & Sells. Mr. Clement holds a B.B.A. in Accounting from Baruch College, an M.B.A. in Finance from the University of Chicago and a Ph.D. in Accounting from Stanford University. Mr. Clement currently serves on the Board and Audit Committee of multiple funds that comprise the Equitable complex of funds.

Our Board of Directors concluded that Mr. Clement should serve as a director of the Company because of his significant expertise in accounting and his prior experience working in the finance industry.

Alan L. Hainey has served as a member of our Board of Directors since the completion of our initial public offering (“IPO”) in June 2004 and became our Lead Director in March 2015. Mr. Hainey is the owner and manager of Carolina Dominion, LLC, a real estate brokerage development and investment firm that he founded in 2004. In 2001, Mr. Hainey incorporated and funded the Merrill L. Hainey Family Foundation, a not-for-profit charitable organization dedicated to academic achievement through scholarships, where he continues to serve as President. From 1996 to 2000, Mr. Hainey operated an independent consulting practice providing advisory and marketing services to clients engaged in insurance, mortgage finance and investment management. From 1990 to 1996, Mr. Hainey served as President and Chief Operating Officer of GE Capital’s mortgage banking businesses and was a member of GE Capital's corporate executive council. From 1983 to 1990, Mr. Hainey served as President of GE Capital Mortgage Securities. Mr. Hainey received a B.A. with honors and a J.D. from the University of Missouri and a Master of Management with distinction from the Kellogg School of Northwestern University.

Our Board of Directors concluded that Mr. Hainey should serve as a director of the Company because of his valuable business, leadership and management skills obtained during his 30-plus years in the mortgage banking business, including as President of GE Capital’s mortgage banking business and as a member of its executive council.

Steven G. Norcutt has served as a member of our Board of Directors since completion of our IPO in June 2004. Mr. Norcutt has served since October 2009 as the President of Schafer Richardson, Inc., a commercial real estate management, construction, development, leasing and investment company based in Minneapolis, Minnesota. From April 2008 to October 2009, Mr. Norcutt served as Senior Vice President – Regional Manager of Guaranteed Rate Mortgage, a residential mortgage banking company headquartered in Chicago, Illinois. Prior to joining Guaranteed Rate, Mr. Norcutt served as Executive Vice President and Chief Operating Officer of Centennial Mortgage and Funding, Inc., a residential mortgage banking company based in Minnesota. Prior to joining Centennial Mortgage and Funding, Inc., Mr. Norcutt served as Senior Vice President and Portfolio Manager of Structured Finance for Reliastar Investment Research, Inc. from 1993 through 2001. Mr. Norcutt joined Reliastar Investment Research, Inc. in 1988 as Vice President and Portfolio Manager of Residential Mortgage Loans. Mr. Norcutt received an M.B.A. in Finance from the Carlson School of Business at the University of Minnesota and a B.S. in Finance from St. Cloud State University.

Our Board of Directors concluded that Mr. Norcutt should serve as a director of the Company because of his extensive operating, business and financial experience from significant tenures in both the mortgage lending and mortgage portfolio management businesses, as well as his current role as President of a commercial real estate company.

Lisa A. Pendergast has served as a member of our Board of Directors since March 2018. Ms. Pendergast is currently Executive Director of Commercial Real Estate Finance Council, a trade organization with over 300 member companies and over 11,000 individual members that covers the commercial and multi-family real estate finance markets, a position she has held since September 2016. Ms. Pendergast was Managing Director of the Commercial Mortgage-Backed Securities Strategy and Risk division of Jefferies LLC from 2009 to June 2016. From 2001 to 2009, Ms. Pendergast was Managing Director of the Commercial Mortgage-Backed Securities Strategy division of RBS Greenwich Capital. Prior to her employment at RBS Greenwich Capital, Ms. Pendergast was Managing Director in the Financial Strategies Group at Prudential Securities from 1987 to 2000. Ms. Pendergast holds a B.A. in English Literature and Political Science from Marymount College of Fordham University.

Our Board of Directors concluded that Ms. Pendergast should serve as a director of the Company because of her extensive relevant experience in the commercial and residential real estate markets, as well as her significant expertise in commercial credit and structured finance.

 Our Board of Directors recommends that stockholders vote “FOR” the election of each of the nominees.

PROPOSAL NO. 2: ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

Section 14A of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), added by the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) provides our stockholders with an advisory vote to approve our named executive officer compensation. This advisory vote gives our stockholders the opportunity to express their views on the compensation of our named executive officers. Although this vote is advisory and is not binding, the Board of Directors and the Compensation Committee plan to take into consideration the outcome of the vote when making future executive compensation decisions.

At our 2019 Annual Meeting of Stockholders, a majority of stockholders voted in favor of having an advisory vote to approve our named executive officer compensation each year, consistent with the recommendation of our Board of Directors. After consideration of these results and our Board of Director’s recommendation, we elected to hold future advisory votes on named executive officer compensation each year until the next advisory vote on frequency occurs. We are required under the Dodd-Frank Act to hold an advisory vote on the frequency of the advisory votes to approve named executive officer compensation at least every six years.

At our 2020 Annual Meeting of Stockholders, over 95% of the votes cast for the advisory vote to approve our named executive officer compensation voted to approve such compensation. We believe that this voting result reflects a strong endorsement of the compensation of our named executive officers. The framework and design of our executive compensation program for 2020 was substantially similar to that of our executive compensation program for the preceding year, except that, among other things, we introduced restricted stock units as a component of our 2020 Long-Term Equity Incentive Program, expanded the maximum award opportunities under our 2020 Annual Incentive Plan and 2020 Long-Term Equity Incentive Program and updated our forms of restricted stock award agreement and performance stock unit award agreement for 2020 awards such that awards granted to our named executive officers under these forms will no longer accelerate or vest solely due to the occurrence of a change of control.

As described in detail under “Executive Compensation—Compensation Discussion and Analysis,” our compensation program for 2020 was designed to align our management team’s interests with stockholders’ expectations of return on investment, motivate and reward our management team through compensation opportunities that align with annual performance and long-term value creation, strategic objectives and sound corporate governance practices, and attract and retain an experienced and effective management team while also maintaining an appropriate expense structure. Our Board of Directors believes that our current executive compensation program compensates our named executive officers in an appropriate manner in relation to the size and performance of the Company and properly aligns the interests of our named executive officers with those of our stockholders. We utilized the 2020 Annual Incentive Plan, a performance-based incentive compensation plan that serves as a means of linking compensation both to our overall performance and to objective and subjective performance criteria that are within the control of our named executive officers (the “2020 Annual Incentive Plan”), for determining a significant portion of the compensation payable to our named executive officers in 2020.

During 2020, we also utilized the 2020 Long-Term Equity Incentive Program in our overall executive compensation structure. The 2020 Long-Term Equity Incentive Program promotes recruitment and retention of key employees and rewards employees for outperformance relative to our peers over the longer-term. Our 2020 Long-Term Equity Incentive Program provides for long-term equity awards that provide for a combination of performance share awards that can be earned on December 31, 2022 based on the achievement of certain relative total stockholder return hurdles over a three-year performance period and restricted stock unit awards subject to time-based vesting conditions that vest ratably over a three-year period.
See the information set forth under “Executive Compensation—Compensation Discussion and Analysis” and “Executive Compensation—Executive Compensation Information” for more information on these elements of our named executive officer compensation program.

For these reasons, the Board of Directors strongly endorses our named executive officers compensation program and recommends that stockholders vote in favor of the following resolution:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed under the compensation disclosure rules of the SEC, including the “Executive Compensation—Compensation Discussion and Analysis,” compensation tables and narrative discussion contained in the proxy statement for the 2021 Annual Meeting of Stockholders.”

Our Board of Directors recommends that stockholders vote “FOR” the approval, on an advisory basis, of our named executive officer compensation.

PROPOSAL NO. 3: APPROVAL OF AN AMENDMENT TO THE COMPANY'S 2017 EQUITY INCENTIVE PLAN

At the Annual Meeting, stockholders will be asked to approve the Second Amendment (the “Second Amendment”) to the New York Mortgage Trust, Inc. 2017 Equity Incentive Plan, as amended (also referred to herein as the 2017 Stock Plan), which increases the number of shares of our common stock that may be issued under the 2017 Stock Plan by 30,000,000 shares. As of April 1, 2021, assuming maximum payout of currently outstanding awards that may be earned under our 2019, 2020 and 2021 Long-Term Equity Incentive Programs, only 1,060,701 shares of our common stock remained available for issuance under the 2017 Stock Plan. Our Board of Directors believes that the 2017 Stock Plan has assisted in our recruitment and retention of key employees and has helped align their interests with the interests of our stockholders. Our Board of Directors believes that the Second Amendment will allow us to continue to promote these interests.

On March 23, 2017 (the “Effective Date”), our Board of Directors adopted the 2017 Stock Plan. The 2017 Stock Plan became effective on May 11, 2017 following the receipt of stockholder approval at our 2017 annual meeting of stockholders. On April 22, 2019, our Board of Directors adopted the First Amendment to the New York Mortgage Trust, Inc. 2017 Equity Incentive Plan (the "First Amendment") which increased the number of shares of common stock that may be issued under the 2017 Stock Plan by 7,600,000 shares. The First Amendment became effective as of April 22, 2019 following the receipt of stockholder approval of the First Amendment at our 2019 annual meeting of stockholders. On April 19, 2021, our Board of Directors adopted the Second Amendment, subject to the approval of our stockholders. The purpose of the Second Amendment is to increase the number of shares of common stock that may be issued under the 2017 Stock Plan by 30,000,000 shares. If approved by our stockholders, the Second Amendment will be effective on April 19, 2021.

We believe that approval of the Second Amendment will give us the flexibility to make stock-based awards and other awards permitted under the 2017 Stock Plan over the next five years in amounts determined appropriate by the Committee (as defined below); however, this timeline is simply an estimate used to determine the number of additional common shares requested pursuant to the Second Amendment and future circumstances may require a change to expected equity grant practices. These circumstances include but are not limited to the future price of our common stock, award levels and amounts provided by our competitors and our hiring activity over the next few years. The closing market price of our shares of common stock as of April 1, 2021 was $4.57 per share, as reported on the Nasdaq.

As of April 1, 2021, the total number of outstanding shares of our common stock was 379,272,504. When our Board of Directors first approved our 2017 Stock Plan in March 2017, which initially reserved up to 5,570,000 shares for issuance, our dilution (which is the number of shares of common stock then available for grant under the 2017 Stock Plan, divided by the total number of shares of our common stock then outstanding) was approximately 5%. Immediately following stockholders' approval in June 2019 of the First Amendment, which reserved up to an additional 7,600,000 shares for issuance, our dilution was approximately 4.9%. As of April 1, 2021, our potential dilution, based on the number of shares remaining available for grant under our 2017 Stock Plan plus the increase in the share reserve contemplated by the Second Amendment would be 8.2% if the Second Amendment is approved by stockholders. While we are aware of the potential dilutive effect of compensatory equity awards, we also recognize the significant motivational and performance benefits that may be achieved from making such awards.

Consequences of Failing to Approve the Proposal

The Second Amendment will not be implemented unless approved by stockholders. If the Second Amendment is not approved by stockholders, the 2017 Stock Plan will remain in effect in its present form and we will continue to grant awards thereunder until the share reserve under the 2017 Stock Plan is exhausted. If that occurs, we may be compelled to increase significantly the cash component of our employee and director compensation, which may not necessarily align employee and director compensation interests with the investment interests of our stockholders as well as alignment provided by equity-based awards. Replacing equity awards with cash also would increase cash compensation expense and use cash that might be otherwise reinvested in our businesses or returned to our stockholders.

Description of the 2017 Stock Plan

A summary description of the material features of the 2017 Stock Plan, as amended to reflect the First Amendment and the Second Amendment, is set forth below. This summary does not purport to be a complete description of all the provisions of the 2017 Stock Plan, or the First Amendment or the Second Amendment and is qualified in its entirety by reference to (i) the 2017 Stock Plan, which was filed as Exhibit 10.1 to our Annual Report on Form 10-K for the year ended December 31, 2020 and is incorporated by reference herein, (ii) the First Amendment, which was filed as Exhibit 10.2 to our Annual Report on Form 10-K for the year ended December 31, 2020 and is incorporated by reference herein, and (iii) the Second Amendment, which is attached as Appendix A to this proxy statement and is incorporated by reference herein. The purpose of the 2017 Stock Plan is to provide incentives to our employees, non-employee directors and other service providers to stimulate their efforts toward our continued success, long-term growth and profitability and to attract, reward and retain key personnel.

Administration

The 2017 Stock Plan is administered by the Compensation Committee of our Board of Directors, except that with respect to awards made to non-employee directors, the 2017 Stock Plan is administered by our Board of Directors. Unless otherwise determined by our Board of Directors, the Compensation Committee shall consist solely of two or more non- employee directors, each of whom is intended to qualify as a “non-employee director” as defined by Rule 16b-3 of the Securities Exchange Act of 1934 (the “Exchange Act”) and an “independent director” under the rules of any exchange on which our common stock is listed.

The Compensation Committee may delegate to a subcommittee of directors or to one or more of our officers all or part of the Compensation Committee’s authority and duties under the 2017 Stock Plan, provided that such delegation generally does not (a) violate state or corporate law or (b) result in a loss of exemption under Rule 16b-3(d)(1) of the Exchange Act with respect to an award. This summary uses the term “Committee” to refer to the Compensation Committee and any delegate of the Compensation Committee, or in the case of awards made to non-employee directors, our Board of Directors.

The 2017 Stock Plan was originally designed to allow us to provide “performance-based compensation” that was tax deductible by us without regard to the limits of Section 162(m) of the Code. However, the performance-based compensation exception under Section 162(m) of the Code was eliminated by the Tax Cuts and Jobs Act of 2017.

Subject to the terms of the 2017 Stock Plan, the Committee may select participants who receive awards and will determine the types of awards and the terms and conditions of awards. The Committee also may interpret the provisions of the 2017 Stock Plan.

Number of Shares; Award Limitations

As noted above, as of April 1, 2021, only 1,060,701 shares of our common stock remained available out of the 13,170,000 authorized for issuance under the 2017 Stock Plan after giving effect to the First Amendment (assuming maximum payout of currently outstanding awards that may be earned under our 2019, 2020 and 2021 Long-Term Equity Incentive Programs). The Second Amendment would increase the number of shares of our common stock available for awards under the 2017 Stock Plan by 30,000,000 shares (the “Additional Shares”). Accordingly, a total of 43,170,000 shares of our common stock would be authorized to be issued under the 2017 Stock Plan, which number also represents the maximum aggregate number of shares of common stock that may be issued under the 2017 Stock Plan through incentive stock options. This number represents approximately 11.4% of our outstanding common stock as of April 1, 2021. The closing sale price of a share of our common stock, as quoted on the Nasdaq on April 1, 2021, was $4.57.

If stockholders approve the Second Amendment, we intend to file, pursuant to the Securities Act of 1933, as amended, a registration statement on Form S-8 to register the Additional Shares.

Source of Shares

The shares of our common stock issuable under the 2017 Stock Plan consist of authorized but unissued shares. If any shares covered by an award are not issued or are forfeited, if an award is settled in cash or if an award otherwise terminates without issuance and delivery of any shares of common stock, then the number of shares of common stock that are forfeited, terminated or settled in cash will again be available for making awards under the 2017 Stock Plan. Shares tendered or withheld to satisfy the grant or exercise price or tax withholding obligation pursuant to any award shall not be available for future grants or awards.

The aggregate grant date fair value of all awards granted under the 2017 Stock Plan to each non-employee director in any calendar year may not exceed $500,000.

As noted above, the 2017 Stock Plan was originally designed to allow us to provide “performance-based compensation” that was tax deductible by us without regard to the limits of Section 162(m) of the Code and included certain limitations on the awards that could be granted to participants under the 2017 Stock Plan to the extent such awards were intended to comply with the performance-based compensation exception under Section 162(m) of the Code. However, the performance-based compensation exception under Section 162(m) of the Code was eliminated by the Tax Cuts and Jobs Act of 2017 and, hence, the limitations referenced in the preceding sentence do not apply to awards granted under the 2017 Stock Plan following the enactment of the Tax Cuts and Jobs Act of 2017.

Eligibility

Awards may be made under the 2017 Stock Plan to our or our affiliates’ employees, non-employee directors and to any other individual who provides services to us or an affiliate and whose participation in the 2017 Stock Plan is determined, by the Committee, to be in our best interests of our Company.

As of April 1, 2021, we currently have four executive officers, 53 other employees and 5 non-employee directors, all of whom are eligible to receive awards under the 2017 Stock Plan.

Options

The 2017 Stock Plan permits the grant of options to purchase shares of common stock intended to qualify as incentive stock options under the Code, and stock options that do not qualify as incentive stock options, referred to as nonqualified stock options. The exercise price of each stock option may not be less than 100% of the fair market value of our common stock on the date of grant (110% in the case of incentive stock options granted to a participant holding 10% or more of the Company’s common stock). The Committee may, in its sole discretion and without the consent of the participant, grant options in substitution for options held by employees of companies that we may acquire. In this case, the exercise price would be adjusted to preserve the acquisition date intrinsic value of the employee’s stock option from his or her former employer.

The term of each stock option will be fixed by the Committee but may not exceed 10 years from the date of grant (five years in the case of incentive stock options granted to a participant holding 10% or more of the Company’s common stock). The Committee will determine at what time or times each option may be exercised and the period of time, if any, after termination of employment during which options may be exercised. Except in the case of certain substitutions or certain changes in our capitalization, such as a stock dividend, stock split, extraordinary cash dividend, subdivision or consolidations of shares that affect the number of shares of our common stock or the fair market value of our common stock, the exercise price of an option may not be reduced after its grant without the approval of our stockholders. In addition, no payment may be made in cancellation of an option whose exercise price exceeds fair market value without the approval of our stockholders.

In general, an optionee may pay the exercise price of an option by cash, certified check, by tendering shares of common stock, by attestation of ownership of shares of common stock, by means of a broker-assisted cashless exercise, or in any other form or manner acceptable to the Committee. Any rights or restrictions with respect to the ability to transfer an option shall be set forth in the applicable award agreement, except that any option may be transferred by will or by the laws of descent and distribution. Incentive stock options granted under the 2017 Stock Plan are nontransferable other than by will or laws of descent and distribution.

Stock Appreciation Rights

Stock appreciation rights, or SARs, may be awarded under the 2017 Stock Plan. Stock appreciation rights entitle the participant to receive a number of shares of common stock, cash or a combination of shares and cash, based on the increase in the fair market value of the shares from their grant date fair market value. The term of any SAR will be determined by the Committee, but in no event will an SAR have a term of more than 10 years from the date of grant (five years in the case of an SAR that is related to an incentive stock option granted to a participant holding 10% or more of the Company’s common stock). Any rights or restrictions with respect to the ability to transfer an SAR shall be set forth in the applicable award agreement, except that any SAR may be transferred by will or by the laws of descent and distribution. An SAR that relates to an incentive stock option is nontransferable other than by will or laws of descent and distribution.

Stock Awards

The 2017 Stock Plan also permits the grant of stock awards, either in the form of restricted stock or unrestricted common stock. A participant’s rights in the stock award may be nontransferable or forfeitable or both for a period of time or subject to the attainment of certain goals tied to performance criteria. These performance goals may include, for example, a requirement that we or any of our affiliates or the participant achieve objectives based on any of the performance criteria listed below.

Restricted Stock Units

The 2017 Stock Plan also allows the grant of restricted stock units, or RSUs, meaning the right to receive common stock, cash or a combination of common stock and cash in the future. At the time the RSU is granted, the Committee will specify the terms and conditions which govern the RSU, and will specify whether dividend equivalent rights are granted in connection with the RSUs. A participant’s rights in the RSU may be nontransferable or forfeitable or both for a period of time or subject to the attainment of certain goals tied to performance criteria (or a combination of the two). These performance goals may include, for example, a requirement that we or any of our affiliates or the participant achieve objectives based on any of the performance criteria listed below.

Performance Awards

Performance awards are awards granted to participants that are based upon performance goals specified by the Committee. The Committee may designate participants to receive performance awards and may specify the number of shares of common stock or the other securities or property covered by such awards as well as the terms and conditions of the awards. At the time the performance award is granted, the Committee will specify the terms and conditions which govern the performance award and will specify whether dividend equivalent rights are granted in connection with the performance award. A participant will be entitled to receive payment pursuant to the performance award, subject to continued employment or service and/or the satisfaction of certain goals tied to performance criteria. The performance period applicable to any performance award shall be set by the Committee but may not exceed 10 years. Performance awards may be settled in cash, by the issuance of shares, by the delivery of other securities or property or a combination thereof.

As noted above, the 2017 Stock Plan contains provisions that originally allowed for the grant of performance awards intended to satisfy the requirements associated with the performance-based compensation exception under Section 162(m) of the Code (generally referred to as, “Section 162(m) Awards”). The Tax Cuts and Jobs Act of 2017 eliminated the performance-based compensation exception. Due to such legislation, we do not anticipate granting any Section 162(m) Awards in the future and such provisions are not discussed in this proposal.

Other Equity-Based Awards

Other equity-based awards means awards, other than incentive awards, options, SARs, stock awards, restricted stock unit awards, or performance awards, that entitle the participant to receive shares of common stock or rights or units valued in whole or in part by reference to, or otherwise based on, common stock or other equity interests. The Committee may designate participants to receive other equity-based awards and will specify the number of shares of common stock or the other securities or property covered by such awards as well as the terms and conditions of the awards. At the time such other equity-based award is granted, the Committee will specify the terms and conditions which govern the award and will specify whether dividend equivalent rights are granted in connection with the award. Other equity-based awards may be settled in shares of common stock, cash, or a combination of the two.

Incentive Awards

Incentive awards entitle the participant to receive a single lump sum payment which may be in cash, shares of common stock or a combination of cash and shares of common stock, in the discretion of the Committee. At the time an incentive award is granted, the Committee will specify the terms and conditions which govern the award.

Substitute Awards

Awards may be granted in substitution or exchange for any other award granted under the 2017 Stock Plan or under another plan or any other right of a participant to receive payment from us. Awards may be also be granted under the 2017 Stock Plan in substitution for similar awards held by individuals who become participants as a result of a merger, consolidation, acquisition or similar transaction.

Adjustments for Stock Dividends and Similar Events

Our Board of Directors will make appropriate adjustments in the number and terms of outstanding awards and the number of shares of common stock available for issuance under the 2017 Stock Plan, including the individual limitations on awards, to reflect common stock dividends, stock splits, spin-off and other similar events listed in the 2017 Stock Plan.

Change in Control

The 2017 Stock Plan provides that the Committee is authorized to take certain actions if there is a change in control of our Company. The Committee may prescribe that (i) outstanding awards will become vested or exercisable upon the change in control, (ii) outstanding awards will be replaced with substitute awards issued by the surviving company in the change in control or (iii) outstanding awards will be canceled in exchange for a payment equal to the amount received by our stockholders in the transaction or, in the case of options and stock appreciation rights, the amount by which that value exceeds the option exercise price or initial value of the stock appreciation right.

Under the 2017 Stock Plan, a change in control is generally defined to include (i) the acquisition by any person of the direct or indirect beneficial ownership of at least 50% of our outstanding voting securities; (ii) the transfer of all or substantially all of our assets; (iii) a merger, consolidation or statutory share exchange where our stockholders hold less than 50% of the voting power of the surviving or resulting entity; (iv) our directors, including subsequent directors recommended or approved by our directors, cease to constitute a majority of our Board of Directors; or (v) the complete liquidation of our Company or of all or substantially all of our assets.

Clawback

Any portion of the payments and benefits provided under the 2017 Stock Plan or the sale of shares of common stock shall be subject to any written clawback policies that we adopt. Such clawback policy may subject a participant’s awards and amounts paid or realized with respect to awards to reduction, cancellation, forfeiture or recoupment if certain specified events or wrongful conduct occur, including but not limited to an accounting restatement due to the Company’s material noncompliance with financial reporting regulations or other events or wrongful conduct specified in any such clawback policy adopted to conform to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and rules promulgated thereunder by the Securities and Exchange Commission and that we determine should apply to the 2017 Stock Plan.

Amendment or Termination of the 2017 Stock Plan

While our Board of Directors may terminate or amend the 2017 Stock Plan at any time, no amendment may adversely impair the rights of participants with respect to outstanding awards. In addition, any amendment will be contingent on approval of our stockholders to the extent required by law, the rules of the Nasdaq or other exchange on which our common stock is then listed or if the amendment would increase the benefits accruing to participants under the 2017 Stock Plan, materially increase the aggregate number of shares of common stock that may be issued under the 2017 Stock Plan (except for adjustments made in connection with a stock dividend or similar event), or materially modify the requirements as to eligibility for participation in the 2017 Stock Plan.

Unless terminated earlier, the 2017 Stock Plan will terminate on the tenth anniversary of the Effective Date, but will continue to govern unexpired awards.

Federal Income Tax Consequences

The following discussion is for general information only and is intended to summarize briefly the United States federal income tax consequences to participants arising from participation in the 2017 Stock Plan. This description is based on current law, which is subject to change (possibly retroactively). The tax treatment of a participant in the 2017 Stock Plan may vary depending on his particular situation and may, therefore, be subject to special rules not discussed below. No attempt has been made to discuss any potential foreign, state, or local tax consequences. In addition, nonqualified stock options and SARs with an exercise price less than the fair market value of shares of common stock on the date of grant, SARs payable in cash, restricted stock units, and certain other awards that may be granted pursuant to the 2017 Stock Plan, could be subject to additional taxes unless they are designed to comply with certain restrictions set forth in Section 409A of the Code and guidance promulgated thereunder.

Tax Consequences to Participants

Options and SARs. Participants will not realize taxable income upon the grant of an option or a SAR. Upon the exercise of a nonqualified stock option or a SAR, a participant will recognize ordinary compensation income (subject to withholding if an employee) in an amount equal to the excess of (i) the amount of cash and the fair market value of the shares of common stock received, over (ii) the exercise price of the award. A participant will generally have a tax basis in any shares of common stock received pursuant to the exercise of a nonqualified stock option or SAR that equals the fair market value of such shares of common stock on the date of exercise. Subject to the discussion under “-Tax Consequences to Us” below, the Company will be entitled to a deduction for federal income tax purposes that corresponds as to timing and amount with the compensation income recognized by a participant under the foregoing rules. When a participant sells the shares of common stock acquired as a result of the exercise of a nonqualified stock option or SAR, any appreciation (or depreciation) in the value of the shares of common stock after the exercise date is treated as long- or short-term capital gain (or loss) for federal income tax purposes, depending on the holding period. The shares of common stock must be held for more than 12 months to qualify for long-term capital gain treatment.

Participants eligible to receive an option intended to qualify as an incentive option (i.e., under Section 422 of the Code) will not recognize taxable income on the grant of an incentive option. Upon the exercise of an incentive option, a participant will not recognize taxable income, although the excess of the fair market value of the shares of common stock received upon exercise of the incentive option (“ISO Shares”) over the exercise price will increase the alternative minimum taxable income of the participant, which may cause such participant to incur alternative minimum tax. The payment of any alternative minimum tax attributable to the exercise of an incentive option would be allowed as a credit against the participant’s regular tax liability in a later year to the extent the participant’s regular tax liability is in excess of the alternative minimum tax for that year.

Upon the disposition of ISO Shares that has been held for the required holding period (generally, at least two years from the date of grant and one year from the date of exercise of the incentive option), a participant will generally recognize capital gain (or loss) equal to the excess (or shortfall) of the amount received in the disposition over the exercise price paid by the participant for the ISO Shares. However, if a participant disposes of ISO Shares that have not been held for the requisite holding period (a “Disqualifying Disposition”), the participant will recognize ordinary compensation income in the year of the Disqualifying Disposition in an amount equal to the amount by which the fair market value of the ISO Shares at the time of exercise of the incentive option (or, if less, the amount realized in the case of an arm’s length disposition to an unrelated party) exceeds the exercise price paid by the participant for such ISO Shares. A participant would also recognize capital gain to the extent the amount realized in the Disqualifying Disposition exceeds the fair market value of the ISO Shares on the exercise date. If the exercise price paid for the ISO Shares exceeds the amount realized (in the case of an arm’s-length disposition to an unrelated party), such excess would ordinarily constitute a capital loss.

The Company will generally not be entitled to any federal income tax deduction upon the grant or exercise of an incentive option, unless a participant makes a Disqualifying Disposition of the ISO Shares. If a participant makes a Disqualifying Disposition, the Company will then, subject to the discussion below under “—Tax Consequences to Us,” be entitled to a tax deduction that corresponds as to timing and amount with the compensation income recognized by a participant under the rules described in the preceding paragraph.

Under current rulings, if a participant transfers previously held shares of common stock (other than ISO Shares that has not been held for the requisite holding period) in satisfaction of part or all of the exercise price of an option, whether a nonqualified stock option or an incentive option, no additional gain will be recognized on the transfer of such previously held shares of common stock in satisfaction of the nonqualified stock option or incentive option exercise price (although a participant would still recognize ordinary compensation income upon exercise of a nonqualified stock option in the manner described above). Moreover, that number of shares of common stock received upon exercise which equals the number of previously held shares of common stock surrendered in satisfaction of the nonqualified stock option or incentive option exercise price will have a tax basis that equals, and a capital gains holding period that includes, the tax basis and capital gains holding period of the previously held shares of common stock surrendered in satisfaction of the nonqualified stock option or incentive option exercise price. Any additional shares of common stock received upon exercise will have a tax basis that equals the amount of cash (if any) paid by the participant, plus the amount of compensation income recognized by the participant under the rules described above.

The 2017 Stock Plan generally prohibits the transfer of awards other than by will or according to the laws of descent and distribution or pursuant to a qualified domestic relations order, but the 2017 Stock Plan allows the Committee to permit the transfer of awards (other than incentive options), in its discretion. For income and gift tax purposes, certain transfers of nonqualified stock options should generally be treated as completed gifts, subject to gift taxation.

The Internal Revenue Service has not provided formal guidance on the income tax consequences of a transfer of nonqualified stock options (other than in the context of divorce) or SARs. However, the Internal Revenue Service has informally indicated that after a transfer of options (other than in the context of divorce pursuant to a domestic relations order), the transferor will recognize income, which will be subject to withholding, and FICA/FUTA taxes will be collectible at the time the transferee exercises the options. If a nonqualified stock option is transferred pursuant to a domestic relations order, the transferee will recognize ordinary income upon exercise by the transferee, which will be subject to withholding, and FICA/FUTA taxes (attributable to and reported with respect to the transferor) will be collectible from the transferee at such time.

In addition, if a participant transfers a vested nonqualified stock option to another person and retains no interest in or power over it, the transfer is treated as a completed gift. The amount of the transferor’s gift (or generation-skipping transfer, if the gift is to a grandchild or later generation) equals the value of the nonqualified stock option at the time of the gift. The value of the nonqualified stock option may be affected by several factors, including the difference between the exercise price and the fair market value of the shares of common stock, the potential for future appreciation or depreciation of the shares of common stock, the time period of the nonqualified stock option and the illiquidity of the nonqualified stock option. The transferor will be subject to a federal gift tax, which will be limited by (i) the annual exclusion of $15,000 per donee (for 2021, subject to adjustment in future years), (ii) the transferor’s lifetime unified credit, or (iii) the marital or charitable deductions. The gifted nonqualified stock option will not be included in the participant’s gross estate for purposes of the federal estate tax or the generation-skipping transfer tax.

This favorable tax treatment for vested nonqualified stock options has not been extended to unvested nonqualified stock options. Whether such consequences apply to unvested nonqualified stock options or to SARs is uncertain and the gift tax implications of such a transfer is a risk the transferor will bear upon such a disposition.

Other Awards: Stock Awards, Restricted Stock Units, Other Equity-Based Awards, Incentive Awards and Performance Awards. A participant will recognize ordinary compensation income upon receipt of cash pursuant to an incentive award or performance award or, if earlier, at the time the cash is otherwise made available for the participant to draw upon. Individuals will not have taxable income at the time of grant of a restricted stock unit award, but rather, will generally recognize ordinary compensation income at the time he or she receives cash or shares of common stock in settlement of the restricted stock unit award, as applicable, in an amount equal to the cash or the fair market value of the shares of common stock received.

A recipient of a stock award or other equity-based award or the receipt of shares pursuant to an incentive award or performance award generally will be subject to tax at ordinary income tax rates on the fair market value of the shares of common stock when received, reduced by any amount paid by the recipient; however, if the shares of common stock are not transferable and are subject to a substantial risk of forfeiture when received, a participant will recognize ordinary compensation income in an amount equal to the fair market value of the shares of common stock (i) when the shares of common stock first become transferable and are no longer subject to a substantial risk of forfeiture, in cases where a participant does not make a valid election under Section 83(b) of the Code, or (ii) when the award is received, in cases where a participant makes a valid election under Section 83(b) of the Code. If a Section 83(b) election is made and the shares of common stock are subsequently forfeited, the recipient will not be allowed to take a deduction for the value of the forfeited shares of common stock. If a Section 83(b) election has not been made, any dividends received with respect to Restricted Stock that are subject at that time to a risk of forfeiture or restrictions on transfer generally will be treated as compensation that is taxable as ordinary income to the recipient; otherwise the dividends will be treated as dividends.

A participant who is an employee will be subject to withholding for federal, and generally for state and local, income taxes at the time he recognizes income under the rules described above. The tax basis in the shares of common stock received by a participant will equal the amount recognized by the participant as compensation income under the rules described in the preceding paragraph, and the participant’s capital gains holding period in those shares of common stock will commence on the later of the date the shares of common stock are received or the restrictions lapse. Subject to the discussion below under “-Tax Consequences to Us,” we will be entitled to a deduction for federal income tax purposes that corresponds as to timing and amount with the compensation income recognized by a participant under the foregoing rules.

Tax Consequences to Us

Reasonable Compensation. In order for the amounts described above to be deductible by us (or one of our subsidiaries), such amounts must constitute reasonable compensation for services rendered or to be rendered and must be ordinary and necessary business expenses.

Golden Parachute Payments. Our ability (or the ability of one of our subsidiaries) to obtain a deduction for future payments under the 2017 Stock Plan could also be limited by the golden parachute rules of Section 280G of the Code, which prevent the deductibility of certain excess parachute payments made in connection with a change in control of an employer- corporation.

Section 162(m). Our ability (or the ability of one of our subsidiaries) to obtain a deduction for amounts paid under the 2017 Stock Plan could be limited by Section 162(m) of the Code. Section 162(m) of the Code limits our ability to deduct compensation, for federal income tax purposes, paid during any year to a “covered employee” (within the meaning of Section 162(m) of the Code) in excess of $1,000,000.

New Plan Benefits

Because awards granted under the 2017 Stock Plan are at the discretion of the Committee, it is not possible to determine the benefits or amounts that will be received by or allocated to participants under the 2017 Stock Plan using the Additional Shares. Therefore, the New Plan Benefits Table is not provided.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table sets forth certain information as of December 31, 2020 with respect to compensation plans under which our equity securities are authorized for issuance. We have no such plans that were not approved by our security holders.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plan (1)
Equity compensation plans approved by security holders	5,240,263	$—	5,540,536

(1)    Number of securities remaining available for future issuance as of December 31, 2020 assumes maximum payout of awards that may be earned under our 2018, 2019 and 2020 Long-Term EIP, but does not reflect awards that may be earned under the 2021 Long-Term EIP, which were granted subsequent to December 31, 2020.

Board of Director Recommendation on Proposal

All members of our Board of Directors and our executive officers and other senior employees are eligible for awards under the 2017 Stock Plan and thus have a personal interest in the approval of the Second Amendment.

Our Board of Directors recommends a vote “FOR” the adoption and approval of the Second Amendment. The management proxy holders will vote all duly submitted proxies “FOR” adoption and approval of the Second Amendment unless duly instructed otherwise.

PROPOSAL NO. 4: RATIFICATION, CONFIRMATION AND APPROVAL OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board of Directors is directly responsible for the appointment, evaluation, compensation, retention and oversight of the independent registered public accounting firm that audits our financial statements and our internal control over financial reporting. The Audit Committee has appointed Grant Thornton LLP, or Grant Thornton, as our independent registered public accounting firm for the fiscal year ending December 31, 2021. Grant Thornton has served as our independent registered public accounting firm since December 2009.

The Audit Committee annually reviews Grant Thornton’s independence and performance in deciding whether to retain Grant Thornton or engage a different independent registered public accounting firm. In the course of these reviews, the Audit Committee considers, among other things:

•Grant Thornton's historical and recent performance on our audit;

•Grant Thornton's capability and expertise in handling the breadth and complexity of our business;

•The appropriateness of Grant Thornton's fees for audit and non-audit services, on both an absolute basis and as compared to its peer firms; and

•Grant Thornton's independence and tenure as our auditor.

Based on this evaluation, the Audit Committee believes that Grant Thornton is independent and that it is in the best interests of our Company and our stockholders to retain Grant Thornton as our independent registered public accounting firm for the fiscal year ending December 31, 2021.

Although stockholder approval is not required, we desire to obtain from our stockholders an indication of their approval or disapproval of the Audit Committee’s action in appointing Grant Thornton as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2021. Although we seek ratification of the appointment of Grant Thornton as our independent registered public accounting firm, the ratification of the appointment of Grant Thornton does not preclude the Audit Committee from subsequently determining to change independent registered public accounting firms if it determines such action to be in the best interests of the Company and its stockholders. If our stockholders do not ratify, confirm and approve this appointment, the appointment will be reconsidered by the Audit Committee and our Board of Directors.

We expect that a representative of Grant Thornton will attend the virtual Annual Meeting where the representative will be afforded an opportunity to make a statement and to respond to appropriate questions.

Our Board of Directors recommends that you vote “FOR” the ratification, confirmation and approval of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021.

INFORMATION ON OUR BOARD OF DIRECTORS AND ITS COMMITTEES

Corporate Governance Highlights

Our Board of Directors is committed to maintaining best-in-class corporate governance practices and policies that are in the best interests of our stockholders. Highlights of our corporate governance practices are provided below:

•Five of our seven directors are independent.

•Independent Audit, Compensation, Investment and Nominating & Corporate Governance Committees.

•Independent Lead Director.

•Independent directors met in executive sessions of our Board of Directors on three separate occasions.

•Annual election of all directors.

•Majority voting standard in uncontested director elections.

•43% of our Board of Directors are diverse based on gender, race or ethnicity and we expect to appoint an additional female director to our Board of Directors prior to our 2022 annual meeting of stockholders, subject to the review and approval of our Nominating & Corporate Governance Committee.

•Average director tenure equals 9.6 years.

•All three members of our Audit Committee qualify as “audit committee financial experts.”

•Stockholders, in addition to the Board of Directors, have the power to alter, amend or repeal our Bylaws and to make new Bylaw provisions, in each case by the affirmative vote of the holders of a majority of the shares of our common stock then outstanding and entitled to vote on the proposed amendment.

•No shareholder rights plan or “poison pill.”

•Directors and executive officers are subject to robust stock ownership guidelines.

•Directors and executive officers are prohibited from engaging in short-selling, pledging or hedging transactions involving our securities.

•Beginning with our 2020 equity awards, all of our other named executive officers' equity awards will not accelerate or vest solely due to a change in control; our Chief Executive Officer has been subject to such provision since 2018.

Independence of Our Board of Directors

Our Corporate Governance Guidelines and the listing standards of the Nasdaq require that a majority of our directors be independent. Our Board of Directors has adopted the categorical standards prescribed by the Nasdaq to assist our Board of Directors in evaluating the independence of each of our directors. The categorical standards describe various types of relationships that could potentially exist between a board member and the Company and sets thresholds at which such relationships would be deemed to be material. Provided that no relationship or transaction exists that would disqualify a director under the categorical standards and our Board of Directors affirmatively determines that the director has no material relationship with the Company that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, including certain business relationships for which disclosure may be required in this proxy statement, our Board of Directors will deem such person to be independent. A director shall not be independent if he or she satisfies any one or more of the following criteria:

•A director who is, or who has been within the last three years, an employee of the Company, or whose immediate family member is, or has been within the last three years, employed as an executive officer of the Company;

•A director who has accepted or who has an immediate family member, serving as an executive officer, who has accepted, during any twelve-month period within the last three years, more than $120,000 in direct compensation from the Company (excluding compensation for board or board committee service, compensation paid to an immediate family member who is an employee of the Company (but not an executive officer of the Company), and benefits under a tax-qualified retirement plan, or non-discretionary compensation);

•A director who is, or whose immediate family member is, a current partner of a firm that is the Company’s internal or external auditor, or was a partner or employee of the Company’s outside auditor who worked on the Company’s audit at any time during any of the past three years;

•A director who is, or whose immediate family member is, employed as an executive officer of another entity where at any time during the past three years any of the executive officers of the Company served on the compensation committee of such other entity; or

•A director who is, or whose immediate family member is, a partner in, or a controlling shareholder or an executive officer of, any organization to which the Company made, or from which the Company received, payments for property or services in the current or any of the past three fiscal years that exceed 5% of that organization’s consolidated gross revenues for that year, or $200,000, whichever is greater, other than (i) payments arising solely from investments in that organization’s securities, and (ii) payments under non-discretionary charitable contribution matching programs.

Our Board of Directors will also consider a director’s charitable relationships when assessing director independence.

Under these criteria, our Board of Directors has determined that the following members of our Board of Directors are independent: David R. Bock, Michael B. Clement, Alan L. Hainey, Steven G. Norcutt, and Lisa A. Pendergast. We presently have seven directors, including these five independent directors.

To assist in the discharge of its responsibilities, our Board of Directors has established four standing committees: (i) the Audit Committee, (ii) the Compensation Committee, (iii) the Nominating & Corporate Governance Committee and (iv) the Investment Committee. The principal responsibilities of each committee are described below. Actions taken by any committee of our Board of Directors are reported to our Board of Directors, concurrent with or at the meeting following such action. Each standing committee has a written charter, a current copy of which is available for review on our website at www.nymtrust.com.

Audit Committee

The Audit Committee of our Board of Directors is comprised of Messrs. Clement (Chair), Bock and Norcutt. Our Board of Directors has determined that each of the Audit Committee members is independent, as that term is defined under the enhanced independence requirements for audit committee members set forth in the rules of the SEC and in accordance with the Company’s independence criteria discussed under “—Independence of Our Board of Directors,” and that each of the members of the Audit Committee can read and understand fundamental financial statements and as such, is financially literate, as that term is interpreted by our Board of Directors. In addition, our Board of Directors has determined that each of Messrs. Bock, Clement and Norcutt is an “audit committee financial expert” as that term is defined in the SEC rules. For more information regarding the relevant experience of our audit committee financial experts, see each such individual's biography set forth under “Proposal No. 1: Election of Directors—Nominees for Election as Directors.” Mr. Clement also serves on the board and audit committee of multiple funds that comprise the Equitable complex of funds. Our Board of Directors considers the Equitable complex of funds to be one fund for purposes of the Audit Committee's charter.

The Audit Committee operates under a written charter adopted by our Board of Directors. The primary purpose and responsibilities of the Audit Committee include, among other things:

•assisting our Board of Directors in fulfilling its oversight responsibility relating to:

◦the integrity of our financial statements and financial reporting process, our systems of internal accounting and financial controls and other financial information provided by us;

◦our compliance with legal and regulatory requirements; and

◦the evaluation of risk assessment and risk management policies;

•overseeing the audit and other services of our independent registered public accounting firm, including the selection of the lead audit engagement partner, and being directly responsible for the appointment, replacement, evaluation, independence, qualifications, compensation and oversight of our independent registered public accounting firm, who reports directly to the Audit Committee;

•monitoring non-audit services provided by the independent registered public accounting firm and the related fees for such services for purposes of determining the independence of the independent registered public accounting firm;

•fostering open communication, including meeting periodically with management, the internal auditor and the independent registered public accounting firm in separate executive sessions to discuss any matters that the Audit Committee or any of these groups believe should be discussed privately;

•reviewing and discussing with management and the auditors our quarterly and annual financial statements and report on internal control and the independent registered public accounting firm’s assessment thereof; and

•reviewing and approving related party and conflict of interest transactions and preparing the audit committee report for inclusion in our annual proxy statements for our annual stockholder meetings.

 The Audit Committee met 14 times during the year ended December 31, 2020 and met four times in executive session with our independent registered public accounting firm. For more information, please see “Audit Committee Report” herein.

Compensation Committee

The Compensation Committee of our Board of Directors is comprised of Ms. Pendergast (Chair) and Messrs. Bock and Clement. Our Board of Directors has determined that each of the Compensation Committee members is independent in accordance with the Company’s independence criteria discussed under “—Independence of Our Board of Directors” and the independence standards of the Nasdaq that apply to Compensation Committee members. The Compensation Committee operates under a written charter adopted by our Board of Directors. Among other duties, this committee:

•administers our incentive compensation plans and equity-based compensation plans and programs;

•ensures that our Chief Executive Officer and other key members of management are compensated fairly and effectively in a manner consistent with our stated compensation strategy, competitive practice, applicable regulatory requirements and performance results;

•reviews and approves the employment or removal of any of our executive officers; and

•evaluates the relationship between our risk management policies and practices and our compensation policies and practices.

The Compensation Committee met eight times during the year ended December 31, 2020.

Investment Committee

The Investment Committee of our Board of Directors is comprised of Messrs. Norcutt (Chair) and Hainey and Ms. Pendergast. Our Board of Directors has determined that each of the Investment Committee members is independent in accordance with the independence criteria discussed under “—Independence of Our Board of Directors.” The Investment Committee operates under a written charter adopted by our Board of Directors. Among other duties, this committee:

•reviews the Company’s investment guidelines to ensure that they are appropriate for the Company at least every year, or more frequently if determined necessary by the Investment Committee in its discretion, and present to our Board of Directors for its approval any changes the Investment Committee deems appropriate;

•oversees the Company’s investments, ensuring compliance with the Company’s investment guidelines, including approval of investment transactions in accordance with these guidelines; and

•reviews and recommends to our Board of Directors our overall investment policy and strategy.

    The Investment Committee met three times during the year ended December 31, 2020.

Nominating & Corporate Governance Committee

The Nominating & Corporate Governance Committee of our Board of Directors is comprised of Messrs. Bock (Chair) and Hainey and Ms. Pendergast. Our Board of Directors has determined that each of the Nominating & Corporate Governance Committee members is independent in accordance with the independence criteria discussed under “—Independence of Our Board of Directors.” The Nominating & Corporate Governance Committee operates under a written charter adopted by our Board of Directors. Among other duties, this committee:

•identifies, selects, evaluates and recommends to our Board of Directors candidates for service on our Board of Directors;

•oversees the evaluation of our Board of Directors and management; and

•oversees compliance with our stock ownership guidelines for non-employee directors and our officers.

 The Nominating & Corporate Governance Committee met five times during the year ended December 31, 2020.

Other Committees

From time to time, our Board of Directors may establish other committees as circumstances warrant. Those committees will have the authority and responsibility as delegated to them by our Board of Directors.

Executive Sessions of Our Independent Directors

The independent directors of our Board of Directors will occasionally meet in executive session that excludes members of the management team. During 2020, the independent directors of our Board of Directors met in executive session three times. Our Board of Directors has established a process by which the Lead Director will preside over meetings of our independent directors. Pursuant to this process, the Lead Director has the power to lead the meetings of our independent directors, set the agenda and determine the information to be provided. However, in practice, these meetings generally allow for each participant to raise such matters and discuss such business as that independent director deems necessary or desires. Stockholders and other interested persons may contact the Lead Director, who is independent, in writing by mail c/o New York Mortgage Trust, Inc., 90 Park Avenue, New York, New York 10016, Attention: Secretary. All such letters will be forwarded to the Lead Director. For more information on how to communicate with our other directors, see “—Communications with Our Board of Directors.”

Board of Directors Leadership Structure

Pursuant to our Corporate Governance Guidelines, our Board of Directors has not established a fixed policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board of Directors. Instead, the Board of Directors believes this determination is part of the succession planning process and should be considered upon the appointment or re-appointment of a chief executive officer.

Our Board of Directors is currently led by its Chairman, Steven R. Mumma, who also serves as our Chief Executive Officer. Mr. Mumma was appointed as the Chairman of our Board of Directors, effective March 30, 2015. In connection with Mr. Mumma’s appointment as Chairman, our Board of Directors has adopted a policy that provides that in the event our Chairman is also an executive officer of the Company, our independent directors will select a Lead Director from among themselves. Mr. Alan Hainey, an independent director of the Company since 2004, serves as our Lead Director, a role he was initially appointed to on March 30, 2015. Our Lead Director's role exists, according to our Board of Director’s policy, (i) to provide leadership to our Board of Directors when the joint roles of Chairman and Chief Executive Officer could potentially be in conflict; (ii) to ensure that our Board of Directors operates independently of management; and (iii) to provide our directors with an independent leadership contact.

Our Lead Director's responsibilities, as set forth in our Board of Directors’ policy, include:

•chairing an executive session during each Board of Directors meeting without management (including without our Chairman and Chief Executive Officer) present in order to give independent directors an opportunity to fully and frankly discuss issues, and to provide feedback and counsel to our Chairman and Chief Executive Officer concerning the issues considered;

•reviewing and discussing with our Chairman and Chief Executive Officer the matters to be included in the agenda for meetings of our Board of Directors;

•acting as liaison between our Board of Directors and the Chief Executive Officer;

•establishing, in consultation with our Chairman and Chief Executive Officer, and with the Nominating & Corporate Governance Committee, procedures to govern and evaluate our Board of Directors’ work, to ensure, on behalf of stockholders, that our Board of Directors is (i) appropriately approving our corporate strategy and (ii) supervising management's progress against achieving that strategy; and

•ensuring the appropriate flow of information to our Board of Directors and reviewing the adequacy and timing of documentary materials in support of management's proposals.

Our Board of Directors has vested the offices of Chairman and Chief Executive Officer in Mr. Mumma because it believes that combining the roles of Chairman and Chief Executive Officer facilitates the flow of information between management and our Board of Directors, while providing the appropriate balance between independent oversight of management and efficiency of the operation of our Board of Directors. Furthermore, our Board of Directors believes that having our Board of Directors’ deliberation of strategic alternatives framed by the person who (i) is the most knowledgeable about the Company and its industry, (ii) has been most instrumental in transforming the Company from a vertically integrated residential mortgage origination and portfolio investment manager into a diversified investment portfolio manager, and (iii) is responsible for executing our strategy is the optimal means for our Board of Directors to discharge its responsibility of establishing strategy. For these reasons, we believe our Board of Directors leadership structure is appropriate for the Company and does not affect our Board of Directors’ approach to risk oversight.

Our Board of Directors’ Role in Risk Oversight

We face a variety of risks, including interest rate risk, credit risk, and liquidity risk, many of which are discussed under “Item 1A. Risk Factors,” “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Item 7A. Quantitative and Qualitative Disclosures About Market Risk,” each included in our Annual Report on Form 10-K for the year ended December 31, 2020. Our Board of Directors has oversight responsibility with regard to assessment of the major risks inherent in our business and the measures we use to address and mitigate such risks, while our Chairman and Chief Executive Officer and other members of our senior management team having responsibility for continually assessing and managing those risks. In performing its oversight role, our Board of Directors believes that an overall review of risk is inherent in its consideration of our long-term strategies and in the transactions and other matters presented to it and that an effective risk management system will (1) timely identify the material risks that we face, (2) communicate necessary information with respect to material risks to our Chairman and Chief Executive Officer or other officers of the Company and, as appropriate, to our Board of Directors or relevant committee thereof, (3) implement appropriate and responsive risk management strategies consistent with our risk profile, and (4) integrate risk management into management and our Board of Directors’ decision-making.
While our Board of Directors is ultimately responsible for our risk oversight, the committees of our Board of Directors assist our Board of Directors in fulfilling its oversight responsibilities by considering the risks within their respective areas of expertise. For example, the Audit Committee assists our Board of Directors in fulfilling its oversight responsibilities relating to our financial and accounting risk management policies and procedures. As part of this process, the Audit Committee meets periodically with management to review, discuss and provide oversight with respect to our processes and controls to assess, monitor, manage and mitigate potential significant risk exposures. In providing such oversight, the Audit Committee may also discuss such processes and controls with our internal and independent auditors. The Investment Committee assists the Board of Directors in fulfilling its oversight responsibilities with respect to our investment strategy and to review and monitor the investment activities, policies and guidelines of the Company and its subsidiaries, including our investment guidelines, in light of the Company’s strategic goals and objectives. The Compensation Committee likewise assists our Board of Directors in fulfilling its risk oversight responsibilities with respect to the management of risks associated with compensation program design by reviewing whether there are risks arising from our compensation programs and practices that are reasonably likely to have a material adverse effect on us. The Nominating and Governance Committee assists our Board of Directors with oversight of risk management relating to corporate governance, Board organization and Board membership.

Hedging, Pledging and Certain Other Transactions

We believe it is improper and inappropriate for any of our or our subsidiaries' directors, officers or employees to engage in (i) transactions that hedge or offset, or are designed to hedge or offset, any decrease in market value of our equity securities, (ii) short-term speculative transactions involving our equity securities or (iii) pledging our equity securities as collateral.
Our robust anti-hedging and anti-pledging policy (the “Anti-Hedging and Anti-Pledging Policy”) prohibits such individuals from:
•Trading in our securities on a short-term basis.

•Purchasing our securities on margin or using our securities as collateral for margin loans.

•Engaging in short sales and sales against the box.

•Hedging or monetization transactions, including, but not limited to, prepaid variable forward contracts, trading in puts, calls and straddles on our securities, as well as derivatives such as swaps, collars, forwards and exchange funds.

•Standing or limit orders on our securities (except under approved Rule 10b5-1 plans).

This policy does not, however, restrict holding, exercising, or settling awards such as options, restricted stock, restricted stock units, or other derivative securities granted under our equity incentive plan.
Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that applies to our executive officers, including our principal executive officer and principal financial officer, and to our other employees. We have also adopted a Code of Ethics for senior financial officers, including the principal financial officer. The Code of Business Conduct and Ethics and the Code of Ethics for senior financial officers are both available on our website at www.nymtrust.com, “Corporate Governance”.

Availability of Corporate Governance Materials

Stockholders may view our corporate governance materials, including the written charters of the Audit Committee, the Investment Committee, the Compensation Committee and the Nominating & Corporate Governance Committee, our Corporate Governance Guidelines, our Code of Business Conduct and Ethics and our Code of Ethics for senior financial officers, on our website at www.nymtrust.com under the “Corporate Governance” section of the website. A copy of any of these documents will be provided free of charge to any stockholder upon request by writing to New York Mortgage Trust, Inc., 90 Park Avenue, New York, New York 10016, Attention: Investor Relations. Information at or connected to our website is not and should not be considered a part of this proxy statement.

Director Nominations

The Nominating & Corporate Governance Committee of our Board of Directors performs the functions of a nominating committee, including identifying, evaluating and recommending to our Board of Directors candidates for service on our Board of Directors who satisfy the qualification requirements described in our Corporate Governance Guidelines. The Nominating and Corporate Governance Committee identifies director candidates based on recommendations from directors, stockholders, management and others.

The Nominating & Corporate Governance Committee’s charter provides that the committee will consider candidates recommended by stockholders for service on our Board of Directors. Stockholders should submit any such recommendations for the consideration of the Nominating & Corporate Governance Committee through the method described under “—Communications with Our Board of Directors” below. In addition, any stockholder of record entitled to vote for the election of directors at the 2022 Annual Meeting of Stockholders may nominate persons for election to our Board of Directors if that stockholder complies with the notice procedures summarized in “—Stockholder Proposals for Our 2022 Annual Meeting” below.

The Nominating & Corporate Governance Committee evaluates all director candidates in accordance with the director qualification standards described in our Corporate Governance Guidelines. The committee evaluates any candidate’s qualifications to serve as a member of our Board of Directors based on various criteria, including a nominee's experience, skills, accomplishments, background, age and diversity, and then reviews those qualifications in the context of the current composition of our Board of Directors and the evolving needs of our business. In addition, the Nominating & Corporate Governance Committee will evaluate a candidate’s independence, diversity, skills and experience in the context of our Board of Directors’ needs.

We do not have a formal policy with regard to the consideration of diversity in identifying director nominees, but our Board of Directors and the Nominating & Corporate Governance Committee strive to nominate directors with a variety of complementary skills so that, as a group, our Board of Directors will possess the appropriate talent, skills and expertise to oversee our business. Both our Board of Directors and the Nominating & Corporate Governance Committee seek a broad range of perspectives and consider many factors, including the personal characteristics (gender, ethnicity, age and background) and experience (industry, professional and public service) of directors and prospective nominees to our Board of Directors.

Communications with Our Board of Directors

We provide a process for stockholders to send communications to our Board of Directors. Stockholders can send communications to our Board of Directors and, if applicable, to any committee or to specified individual directors in writing to such committee or individual director, c/o New York Mortgage Trust, Inc., 90 Park Avenue, New York, New York 10016, Attention: Secretary. We do not screen mail, except when warranted for security purposes, and all such letters will be forwarded to our Board of Directors and any such specified committee or individual directors.

Stockholder Proposals for Our 2022 Annual Meeting

Our Board of Directors will provide for presentation of proposals by our stockholders at the 2022 Annual Meeting of Stockholders, provided that these proposals are submitted by eligible stockholders who have complied with the relevant regulations of the SEC regarding stockholder proposals.

Stockholders intending to submit proposals for presentation at our 2022 Annual Meeting of Stockholders must submit their proposals in writing, and we must receive these proposals at our executive offices on or before December 30, 2021 for inclusion in our proxy statement and the form of proxy relating to our 2022 Annual Meeting of Stockholders. We will determine whether or not to include any proposal in our proxy statement and form of proxy on a case-by-case basis in accordance with our judgment and the regulations governing the solicitations of proxies and other relevant regulations of the SEC. We will not consider proposals received after December 30, 2021 for inclusion in our proxy materials for our 2022 Annual Meeting of Stockholders.

    Stockholder proposals (other than proposals submitted for inclusion in our proxy statement as described in the preceding paragraph) and nominations may be included in the agenda for the 2022 Annual Meeting of Stockholders if properly submitted in accordance with our bylaws. Our current bylaws provide that in order for a stockholder to nominate a candidate for election as a director at an annual meeting of stockholders or propose business for consideration at such meeting, notice must be given in writing to our Secretary not later than 5:00 p.m., Eastern Time, on the 120th day prior to the first anniversary of the date of the proxy statement for the preceding year’s annual meeting nor earlier than the 150th day prior to the first anniversary of the proxy statement for the preceding year’s annual meeting; provided, however, that in the event that the annual meeting with respect to which such notice is to be tendered is not held within 30 days before or after the anniversary of the date of the preceding year’s annual meeting of stockholders, to be timely, notice by the stockholder must be received no earlier than the 150th day prior to such annual meeting and not later than 5:00 p.m., Eastern Time, on the later of the 120th day prior to such annual meeting, as originally convened, or the tenth day following the day on which public announcement of the date of such annual meeting is first made. As a result, any notice given by or on behalf of a stockholder pursuant to the provisions of our bylaws must be delivered in writing via personal delivery or United States certified mail, postage prepaid to our Secretary c/o New York Mortgage Trust, Inc., 90 Park Avenue, New York, New York 10016, not earlier than November 30, 2021, and not later than December 30, 2021. Any such nomination or proposal must include the information and other materials required by our bylaws.

Directors Attendance at Meetings of our Board of Directors and Annual Meeting

Our Board of Directors held 22 meetings, including quarterly meetings, during 2020. All directors who were members of our Board of Directors for the year ended December 31, 2020 attended 75% or more of the aggregate number of meetings of the Board of Directors and its committees on which they served during 2020.

We have a policy that directors attend the Annual Meeting of Stockholders. Each member of our Board of Directors who was a director of the Company at the time of our virtual 2020 Annual Meeting of Stockholders attended the virtual 2020 Annual Meeting of Stockholders.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

There were no material related party transactions during 2020.

Related Person Transaction Policy

Our Board of Directors has adopted a written policy regarding the approval of any “related person transaction,” which is any transaction or series of transactions in which we or any of our subsidiaries is or are to be a participant, the amount involved exceeds $120,000 and a “related person” (as defined under SEC rules) has a direct or indirect material interest. Under the policy, a related person would need to promptly disclose to our Secretary any related person transaction and (i) all material facts about the transaction, (ii) the benefits to us of the related party transaction, (iii) if applicable, the availability of other sources of comparable products and services and (iv) an assessment of whether the proposed transaction is on terms that are comparable to the terms available to an unrelated third party or to employees generally. Our Secretary, together with outside legal counsel, would then assess whether the proposed transaction is a “related person transaction” and, if so, communicate that information to the Audit Committee. Based on its consideration of all of the relevant facts and circumstances, the Audit Committee will decide whether or not to approve such transaction. If we become aware of an existing related person transaction that has not been pre-approved under this policy, the transaction will be referred to the Audit Committee, which will evaluate all options available, including ratification, amendment or termination of such transaction. Our policy requires any member of the Audit Committee who may be interested in a related person transaction to recuse himself or herself from any consideration of such related person transaction.

Indemnification Agreements

As previously disclosed, in connection with a review and update of our Bylaws on April 20, 2020, which included, among other things, updates to the indemnification provisions and a provision that permits stockholders, in addition to our Board of Directors, to alter or repeal any provisions of our Bylaws, our Board of Directors determined to also have our directors and executive officers enter into indemnification agreements with us. On April 21, 2020, we entered into indemnification agreements with each of our directors and executive officers (each an “Indemnitee”). Each such indemnification agreement provides, among other things, for indemnification, to the maximum extent permitted by Maryland law, against liabilities arising out of the Indemnitees’ performance of their duties to the Company. The indemnification agreements provide for advancement of expenses and certain limits on each indemnitee’s right to indemnification. No amounts have been paid by us to these individuals pursuant to the indemnification agreements.

COMPENSATION OF DIRECTORS

As compensation for serving on our Board of Directors in 2020, our non-employee directors generally received a combination of a cash retainer of $30,000 per quarter and the grant of common stock having a value of approximately $120,000 on the applicable day of grant, which typically occurs on or about the date of our annual meeting of stockholders. Under our director compensation program, an independent director has the option to elect to receive all or any portion of the value of his or her cash retainer in shares of common stock. Our Chairman and Chief Executive Officer and our President only receive compensation for their services as our officers and receive no additional compensation for their service on our Board of Directors. Our directors have been, and will continue to be, reimbursed by us for reasonable out-of-pocket expenses incurred in connection with their service on our Board of Directors and any and all committees thereof.

The following table presents information relating to the total compensation of our directors for the fiscal year ended December 31, 2020.

Name	Fees Earned or Paid in Cash	Stock Awards and Fees Earned or Paid in Common Stock (1)	Total
David R. Bock	$120,000	$120,000	$240,000
Michael B. Clement	$120,000	$120,000	$240,000
Alan L. Hainey	$120,000	$120,000	$240,000
Steven G. Norcutt	$60,000	$240,000	$300,000
Lisa A. Pendergast	$120,000	$120,000	$240,000

(1)Represents the July 2020 stock awards of 279,071 shares of common stock. All of the shares issued to our non-management directors were non-forfeitable as of the date of grant and were issued under the 2017 Stock Plan (as defined in “Executive Compensation—Certain Defined Terms”). The amounts shown in this column represent the grant date fair value of the stock computed in accordance with FASB Accounting Standards Codification ("ASC") Topic 718. Mr. Norcutt elected to receive 100% of his quarterly cash retainer for the period July 1, 2020 through June 30, 2021 in shares of our common stock, all of which was issued at the time of the July 2020 stock awards.

Non-Employee Director Stock Ownership Guidelines

Our Board of Directors believes that significant ownership of our common stock by our directors helps to align the interests of our directors with those of our stockholders and is consistent with our commitment to sound corporate governance. Pursuant to our Director Stock Ownership Guidelines approved by our Board of Directors, non-employee directors are required to hold our common stock with a value equivalent to three times their annual cash retainer, or $360,000. The value of qualifying shares held by a director is calculated as the sum of the gross purchase price (in the case of open market purchases) and grant date fair value (in the case of equity awards) of qualifying shares. Our non-employee directors have from the later of five years from the adoption of the Director Stock Ownership Guidelines or the fifth anniversary of the date of the director’s commencement of service on our Board of Directors to comply. At any time that a director is not in compliance with these guidelines, such director will not be permitted to sell or dispose of any shares of our common stock except to the extent that such sale or disposal relates to payment of taxes associated with the vesting of restricted shares or an award of common stock. As of the date of this proxy statement, all non-employee directors have either exceeded their ownership requirement or remain within the five-year compliance period. For more information on the share ownership of our non-employee directors, see “Share Ownership of Certain Beneficial Owners and Our Directors and Executive Officers” herein.

EXECUTIVE OFFICERS

The following table and biographies contain information regarding our executive officers. These officers are appointed annually by our Board of Directors and serve at the Board of Directors’ discretion.

Name	Age	Position
Steven R. Mumma	62	Chairman and Chief Executive Officer
Jason T. Serrano	46	President
Nathan R. Reese	42	Chief Operating Officer and Secretary
Kristine R. Nario-Eng	41	Chief Financial Officer

For information on Messrs. Mumma and Serrano, please see their biographical descriptions provided above under the caption “Proposal No. 1: Election of Directors—Nominees for Election as Directors.”

Nathan R. Reese is our Chief Operating Officer and Secretary. Mr. Reese was named Chief Operating Officer of the Company effective September 19, 2018. Mr. Reese previously served as a Managing Director and has served as Secretary of the Company since January 1, 2008. On March 25, 2009, our Board of Directors designated Mr. Reese an executive officer of the Company. In his capacity as Chief Operating Officer, Mr. Reese is responsible for the Company’s operations, including certain portfolio activity, loan servicing, treasury functions, and information technology. Prior to his current position, Mr. Reese was employed by the Company as a Senior Securitization Analyst from October 2005 to October 2007 and as a Portfolio Operations Manager from April 2004 to October 2005. Before joining the Company in April 2004, Mr. Reese was a Financial Associate with The Vanguard Group based in Malvern, Pennsylvania. He holds a B.A. in Finance from La Salle University.

Kristine R. Nario-Eng is our Chief Financial Officer. Ms. Nario-Eng was named Chief Financial Officer of the Company effective May 14, 2014. Ms. Nario-Eng previously served as the Company’s Controller, a position she held since joining the Company in November 2012. Prior to joining the Company, Ms. Nario-Eng was an Assistant Vice President at Deutsche Bank AG (and certain of its affiliates) from August 2010 to November 2012, where she held positions in financial control and accounting services. Prior to joining Deutsche Bank AG, Ms. Nario-Eng was employed at Grant Thornton LLP from October 2005 to August 2010, where she gained experience in managing and supervising financial statement audits of privately- and publicly-held companies in various industries, including hedge funds, broker-dealers, private equity companies and REITs. Ms. Nario-Eng is a Certified Public Accountant (inactive) and graduated Cum Laude from the University of Santo Thomas, Manila, Philippines.

SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND

OUR DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth certain information, as of April 19, 2021, regarding our common stock owned of record or known by us to be owned beneficially by each person owning more than five percent of our common stock, each director and nominee for director, each named executive officer and all directors, nominees and executive officers as a group. As of April 19, 2021, we had 379,272,504 shares of common stock outstanding. Except as noted below, each of the stockholders identified in the table below has sole voting and investment power over the common stock beneficially owned by that person and the address for each individual listed below is: c/o New York Mortgage Trust, Inc., 90 Park Avenue, New York, New York 10016.

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned (1)		Percent of Class
BlackRock, Inc. (2)	67,272,359		17.7%
The Vanguard Group (3)	23,436,600		6.2%
Steven R. Mumma	1,270,784	(4)	*
Jason T. Serrano	535,244	(5)	*
Nathan R. Reese	193,818	(6)	*
Kristine R. Nario-Eng	248,356	(7)	*
Alan L. Hainey	244,504		*
Steven G. Norcutt	206,824		*
David R. Bock	146,840		*
Michael B. Clement	106,163		*
Lisa A. Pendergast	80,478		*
All directors and executive officers as a group (9 persons)	3,033,011		0.8%

*	Represents less than one percent of our issued and outstanding shares.
(1)
The number of shares of common stock “beneficially owned” by each stockholder is determined under rules issued by the SEC regarding the beneficial ownership of securities. This information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership of common stock includes (i) any shares as to which the person or entity has sole or shared voting power or investment power and (ii) any shares as to which the person or entity has the right to acquire beneficial ownership within 60 days after April 19, 2021, including any shares which could be purchased by the exercise of options at or within 60 days after April 19, 2021.

(2)
Information based on a Schedule 13G filed with the SEC on January 25, 2021 by BlackRock, Inc., 55 East 52nd Street, New York, NY 10055. The reporting person has sole voting power over 66,604,733 shares of common stock and sole dispositive power over 67,272,359 shares of common stock. The reporting person has shared voting power and shared dispositive power over zero shares.

(3)
Information based on a Schedule 13G/A filed with the SEC on February 10, 2021 by The Vanguard Group, 100 Vanguard Blvd., Malvern, PA 19355. The reporting person has sole voting power over zero shares of common stock and sole dispositive power over 22,759,867 shares of common stock. The reporting person has shared voting power over 386,610 shares of common stock and shared dispositive power over 676,733 shares of common stock.

(4)
The number of shares of common stock excludes 226,807 unvested restricted stock units and 823,422 unvested performance stock units, which represents the aggregate target amount of performance stock units granted to Mr. Mumma in 2019, 2020 and 2021.

(5)
The number of shares of common stock excludes 189,005 unvested restricted stock units and 686,186 unvested performance stock units, which represents the aggregate target amount of unvested performance stock units issued to Mr. Serrano in 2019, 2020 and 2021.

(6)
The number of shares of common stock excludes 63,001 unvested restricted stock units and 211,751 unvested performance stock units, which represents the aggregate target amount of unvested performance stock units issued to Mr. Reese in 2019, 2020 and 2021.

(7)
The number of shares of common stock excludes 70,877 unvested restricted stock units and 229,731 unvested performance stock units, which represents the aggregate target amount of unvested performance stock units issued to Ms. Nario-Eng in 2019, 2020 and 2021.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

We are a real estate investment trust, or REIT, for U.S. federal income tax purposes, in the business of acquiring, investing in, financing and managing mortgage-related single-family and multi-family residential assets. Our investment portfolio includes (i) residential loans, second mortgages and business purpose loans, (ii) structured multi-family property investments such as preferred equity in, and mezzanine loans to, owners of multi-family properties, as well as joint venture equity investments in multi-family properties, (iii) non-Agency RMBS, (iv) Agency RMBS, (v) CMBS and (vi) certain other mortgage-, residential housing- and credit-related assets. Our hybrid investment strategy and the industry in which we operate (mortgage REIT) require that we maintain a highly qualified executive management team with strong operational skills.

The information set forth under this Compensation Discussion and Analysis (“CD&A”) section describes the executive compensation program that was in place for 2020 for our Chief Executive Officer (Steven R. Mumma), our President (Jason T. Serrano), our Chief Operating Officer and Secretary (Nathan R. Reese) and our Chief Financial Officer (Kristine R. Nario-Eng) (collectively, our NEOs). We had no other NEOs in 2020.

This CD&A explains the overall objectives, elements and policies underlying our named executive officer compensation program for 2020. This discussion contains forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Future compensation programs that we adopt may differ materially from current programs.

NEO Compensation Program Objectives for 2020

The Compensation Committee of our Board of Directors is responsible for establishing and administering policy, on an annual basis, with respect to the compensation of our NEOs. We are committed to providing an executive compensation program that supports the following goals and philosophies:

•aligning our management team’s interests with stockholders’ expectations of return on investment;

•motivating and rewarding our management team through compensation opportunities that align with annual performance and long-term value creation, strategic objectives and sound corporate governance practices; and

•attracting and retaining an experienced and effective management team while also maintaining an appropriate expense structure.

Structure of Our 2020 NEO Compensation Program

As discussed in more detail herein, our 2020 NEO compensation program is comprised of the following primary compensation elements:

•base salary, which is fixed annually and compensates individuals for daily performance;

•annual incentive compensation that is based on achievement of certain corporate and individual performance objectives under the 2020 Annual Incentive Plan (defined below) and payable in cash and shares of restricted stock that vest ratably over three years from the date of grant; and

•long-term incentive awards comprised of a combination of performance shares that may become earned and non-forfeitable based on the attainment of relative total stockholder return hurdles at the end of a three-year performance period and restricted stock units that vest ratably over three years.

Management’s Assessment of our Performance in 2020

The global pandemic associated with COVID-19 and related economic conditions significantly disrupted U.S. and global markets in 2020, causing financial and mortgage-related asset markets to come under extreme duress beginning in mid-March, which resulted in credit spread widening, a sharp decrease in interest rates and unprecedented illiquidity in repurchase agreement financing and MBS markets and created unprecedented market and operational challenges for our business in 2020. Over a three-week span in March, we experienced unprecedented liquidity constraints on many of our credit asset classes as a direct result of the market disruption caused by the COVID-19 pandemic. These constraints across markets created a valuation gap that further drove down values, in many cases, disconnected from the fundamentals of the underlying assets, and generated historic levels of margin calls from our financing counterparties. Through the coordinated effort of our investment professionals, we were able to reposition the portfolio, improve liquidity, stabilize our balance sheet and maintain the continuity of our business operations while ensuring the health, safety and well-being of our employees, but not before incurring sizeable losses on an absolute basis. We saw significant improvements for our assets during the balance of 2020, which allowed us to trim the total economic return to -14.6% for the year. Our performance, which was largely impacted by the disruption caused by the COVID-19 pandemic on an absolute basis was below levels to which we are accustomed; however, on a relative basis, we outperformed many of our mortgage REIT peers that employ similar hybrid investment strategies, recording the third best total economic return among ten hybrid mortgage REITs (including us) with similar exposures to credit assets as our Company (AG Mortgage Investment Trust, Inc., Cherry Hill Mortgage Investment Corporation, Chimera Investment Corporation, Great Ajax Corp., Invesco Mortgage Capital Inc., MFA Financial, Inc., Ready Capital Corp., Two Harbors Investment Corp. and Western Asset Mortgage Capital Corporation) (the "hybrid mortgage REIT peers").

Our key financial results and operational initiatives in 2020 include:

•produced annual total economic return (change in book value per common share plus common share dividends) of -14.6% which ranked tenth out of 21 mortgage REITs in our identified performance peer group (including us) and third out of a group of ten hybrid mortgage REIT peers (including us);

•annual total stockholder return (common stock price change plus dividends) of -37.2% which ranked 14th out of 21 mortgage REITs in our identified performance peer group (including us);

•reported net loss attributable to common stockholders of $329.7 million, or $0.89 per share (basic), for the year ended December 31, 2020, and comprehensive loss to common stockholders of $353.8 million or $0.95 per share;

•ended the year with a book value per common share of $4.71, up 21% from March 31, 2020 levels;

•issued approximately 85.1 million shares of common stock through two public offerings, all of which was issued at levels that were accretive to our book value per share at the time of issuance;

•transitioned seamlessly to a fully remote work force with limited business interruption and operational impact;

•continued to improve our IT security infrastructure and governance;

•retained all employees without reductions in compensation and implemented policies and actions that promoted employee safety, engagement, satisfaction and well-being throughout 2020; and

•continued our deliberate and patient approach to enhancing liquidity and strengthening our balance sheet by restructuring our repurchase agreement financings, completing multiple non-mark-to-market financing transactions.

Highlights of Our NEO Compensation for 2020

The following is a summary of the highlights of our NEO compensation for 2020:

•total compensation for our NEOs in 2020 was $10.7 million, down approximately 16% from 2019 levels. Approximately 74% of the total compensation awarded to our NEOs in 2020 is subject to time-based or performance-based conditions;

•base salary represented 23% of total compensation for our NEOs, including 2020 Long-Term EIP awards, and just 21% of our Chief Executive Officer's total compensation in 2020; and

•approximately 61% of the total compensation for our NEOs in 2020, including 2020 Long-Term EIP awards, was issued pursuant to a performance-based incentive plan, while 63% of our Chief Executive Officer's total compensation in 2020 was issued pursuant to a performance-based incentive plan.

Certain Defined Terms

The following defines certain of the commonly used terms in this “Executive Compensation” section:

•“2017 Stock Plan” refers to the equity incentive plan initially approved by our stockholders at the 2017 Annual Meeting of Stockholders of the Company, as amended, pursuant to which we may grant equity compensation awards;

•“2018 Long-Term EIP” refers to our long-term equity incentive program that provides for the grant to our NEOs and certain other key employees in 2018 of performance stock units ("PSUs") that were earned and became non-forfeitable based on the attainment of relative total stockholder return hurdles over a three-year performance period that commenced on January 1, 2018 and ended on December 31, 2020;

•“2019 Long-Term EIP” refers to our long-term equity incentive program that provides for the grant to our NEOs and certain other key employees in 2019 of PSUs that will become earned and non-forfeitable based on the attainment of relative total stockholder return hurdles over a three-year performance period that commenced on January 1, 2019 and ends on December 31, 2021;

•“2020 Long-Term EIP” refers to our long-term equity incentive program that provides for the grant to our NEOs and certain other key employees in 2020 of PSUs that will become earned and non-forfeitable based on the attainment of relative total stockholder return hurdles over a three-year performance period that commenced on January 1, 2020 and ends on December 31, 2022 and RSU subject to time-based vesting conditions that vest ratably on January 1, 2021, 2022 and 2023;

•“2021 Long-Term EIP” refers to our long-term equity incentive program that provides for the grant to our NEOs and certain other key employees in 2021 of PSUs that will become earned and non-forfeitable based on the attainment of relative total stockholder return hurdles over a three-year performance period that commenced on January 1, 2021 and ends on December 31, 2023 and RSUs subject to time-based vesting conditions that vest ratably on January 1, 2022, 2023 and 2024;

•“2018 Annual Incentive Plan” refers to the annual incentive plan approved by our Board of Directors and the Compensation Committee for performance in 2018;

•“2019 Annual Incentive Plan” refers to the annual incentive plan approved by our Board of Directors and the Compensation Committee for performance in 2019;

•“2020 Annual Incentive Plan” refers to the annual incentive plan approved by our Board of Directors and the Compensation Committee for performance in 2020; and

•“2021 Annual Incentive Plan” refers to the annual incentive plan approved by our Board of Directors and the Compensation Committee for performance in 2021.

Employee Stock Ownership Guidelines

Our Board of Directors believes that significant ownership of our common stock by our executive officers helps to align the interests of our officers with those of our stockholders and is consistent with our commitment to sound corporate governance. Pursuant to our Employee Stock Ownership Guidelines approved by our Board of Directors, our Chief Executive Officer is required to own shares of our common stock having a value equal to at least five times his base salary, while our President and our other executive officers are required to own shares of our common stock having a value equal to at least three and two times, respectively, his or her base salary and has from the later of five years from the adoption of these guidelines for a specified executive or the fifth anniversary of such executive officer’s appointment to such position to comply. The value of qualifying shares held by an executive officer is calculated as the sum of the gross purchase price (in the case of open market purchases) and grant date fair value (in the case of equity awards) of qualifying shares. At any time that our executive officers are not in compliance with these guidelines, he or she will not be permitted to sell or dispose of any shares of our common stock except to the extent that such sale or disposal relates to payment of taxes associated with the vesting of restricted shares of common stock or other equity awards. As of the date of this proxy statement, each of our executive officer's stock ownership complies, or is within the five-year window to satisfy compliance, with our Employee Stock Ownership Guidelines.

For more information on the share ownership of our executive officers, see “Share Ownership of Certain Beneficial Owners and Our Directors and Executive Officers” herein.

Scope of Authority of Compensation Committee

The Compensation Committee has overall responsibility for approving, evaluating and, in some cases, recommending to our Board of Directors, on an annual basis, director and officer compensation plans, policies and programs, including determining salaries, annual cash incentive awards, long-term equity awards, restricted stock awards, employment, change in control and termination arrangements and director fees. Pursuant to its charter, the Compensation Committee has the sole authority to retain, terminate and pay any compensation consultant to be used to assist in the evaluation of director and senior executive compensation, as well as the authority to retain special legal, accounting or other consultants to advise the committee and may form subcommittees and delegate its authority to such subcommittees.

Role of Our Independent Compensation Consultant

In the fall of 2019, the Compensation Committee engaged Pearl Meyer to serve as its independent compensation consultant on executive and director compensation matters for 2020. Pearl Meyer was engaged to perform a review of, and make recommendations with respect to, the design of our 2020 compensation programs for both our executives and our independent directors, including a review of our pay competitiveness versus executive compensation trends among industry peers and the broader market. Accordingly, Pearl Meyer provided advice and analysis to the Compensation Committee on the design, structure and level of executive and director compensation for our 2020 compensation programs, and attended meetings of the Compensation Committee and participated in executive sessions without members of management present. Pearl Meyer reported directly to the Compensation Committee. Pearl Meyer was engaged again by the Compensation Committee in 2020 to provide advice and analysis to the Compensation Committee with respect to the design and structure of our 2021 executive compensation program. The Compensation Committee has reviewed, on at least an annual basis, Pearl Meyer ’s performance and provided Pearl Meyer with direct feedback during its engagement.

The Compensation Committee recognizes that it is essential to receive objective advice from its compensation advisers. To that end, the Compensation Committee assessed the independence of Pearl Meyer pursuant to the Compensation Committee’s charter and SEC rules and concluded that Pearl Meyer is and continues to be independent. In addition, the Compensation Committee concluded that Pearl Meyer's work for the Compensation Committee has not raised any conflicts of interest.

Overview of Certain Pearl Meyer Recommendations for 2020

The Compensation Committee adopted a substantial number of Pearl Meyer’s recommendations with respect to our 2020 executive compensation program, including (i) modifying the cash/restricted stock mix for payouts and increasing the maximum award opportunities under our 2020 Annual Incentive Plan, (ii) introducing time-based RSUs and dividend equivalent rights ("DER") as a part of our 2020 Long-Term EIP, (iii) increasing the maximum award opportunity under the Long-Term EIP and (iv) adopting stock ownership guidelines for each of our executives. With the exception of these changes, the plan design and framework for our 2020 executive compensation program is substantially in the form of our 2019 executive compensation programs. The recommendations of Pearl Meyer referred to above were intended in large part to bring our executive compensation program more in line with the executive compensation programs maintained by our peers.

Process for Setting Executive Compensation

Overview

The Compensation Committee has primary responsibility for reviewing, setting and approving the compensation of our Chief Executive Officer and reviewing, approving and recommending to our Board of Directors, compensation for our other NEOs in a manner that is effective and consistent with our overall executive compensation strategy. The Compensation Committee reviews on an individual basis the performance of our NEOs and, with respect to the compensation of Messrs. Serrano and Reese and Ms. Nario-Eng, it also considers the recommendations of our Chairman and Chief Executive Officer.

The Compensation Committee generally reviews compensation levels for our NEOs near the beginning of each calendar year in determining base salaries and budgeted amounts for total compensation for the new fiscal year, and then meets again following the end of such fiscal year to review the Company’s and the NEOs’ actual performance, at which time it typically makes determinations with respect to annual cash and equity incentive compensation. With respect to long-term equity incentive awards, the Compensation Committee intends to make award determinations close to the beginning of the performance period of the applicable award. In situations where we hire or promote a new NEO during the fiscal year, the Compensation Committee may make base salary and incentive compensation determinations in close proximity to the NEO's hiring or promotion date. The Compensation Committee may also adjust or modify awards subsequent to the initial grant date to give effect to changes to base salary that may occur during any given year.

The Compensation Committee reviews all elements of compensation and total compensation payable to each of our NEOs. As part of its annual review of the compensation of our NEOs, the Compensation Committee typically considers a number of factors in determining or structuring compensation, including the nature of the executive’s job and the responsibilities related thereto, the executive’s job performance compared to goals and objectives established for the Company and the executive at the beginning of the year and in relation to actual market conditions, the experience level of the executive in his or her current position, the compensation levels of competitive jobs within a peer group of companies selected by the Compensation Committee with the assistance of our independent compensation consultant, our financial performance and financial condition on an absolute and relative basis, the execution of our investment and financing strategy, the impact of compensation determinations on our budgeted operating expense ratios and certain other factors. These factors described above may vary from year to year in importance to, and usage by, the Compensation Committee, depending upon market conditions, corporate priorities and individual circumstances.

As discussed below in “—Compensation Benchmarking and Use of Peer Groups,” we do not directly link the compensation of our NEOs to any specific target market percentile. However, the Compensation Committee recognizes that because a portion of our NEOs' total compensation is driven by a formulaic and objective process under both our annual incentive plans and long-term equity incentive programs, there may be instances when these performance-based plans fail to achieve the plan's objective. In these cases, the Compensation Committee may utilize the discretion, if any, afforded to it under these plans to adjust, by means of an equity grant, discretionary cash bonus or combination thereof, the incentive compensation outcomes predicated by the formulaic approach provided by these plans.

The Compensation Committee also reviews and makes recommendations to our Board of Directors annually with respect to the compensation of our non-management directors. In setting director compensation, our Board of Directors generally considers the compensation practices and levels for directors paid by a peer group selected by the Compensation Committee and by other mortgage REITs, as well as the expected time commitment from the non-management directors in such year.

Compensation Benchmarking and Use of Peer Groups

The Compensation Committee engaged FPL in 2019, in part, to benchmark the compensation levels and practices relating to our NEOs and other officers against a larger sample size of industry-based compensation levels and practices. With the assistance of FPL, the Compensation Committee conducted a benchmarking analysis for 2019 with respect to the compensation levels and practices of our NEOs. In the fall of 2019, Pearl Meyer was engaged to benchmark base salaries, total annual compensation (i.e., salary + compensation paid under our annual incentive plan) and total direct compensation (i.e., base salary + compensation paid under our annual incentive plan + target payouts under our Long-Term EIPs). While it is the Compensation Committee’s goal to provide compensation opportunities that are responsive to both individual and corporate-level performance and that are competitive within industry standards, the Compensation Committee has not established, nor does it seek to establish, a policy of directly linking compensation for our NEOs to any specific target market percentile for NEO pay levels. The Compensation Committee believes that because pay practices and compensation levels among participants in our industry can vary significantly from one year to the next, the use of a specific target market position may not necessarily reflect the Compensation Committee’s assessment of performance as the primary driver of pay levels. Instead, the Compensation Committee attempts to structure our executive compensation program for our NEOs in a manner that is both competitive enough to retain their services and appropriately rewards their performance, but is also consistent with our needs from an expense perspective.

At the outset of the benchmarking process, the Compensation Committee reviewed, with the assistance of its compensation consultant, the possible composition of our peer group, including the size of the peer group and the rationale for including certain companies, each of which have similarity to us based on one or more factors, including business focus, size and/or geography. Because of the limited compensation information available for mortgage REITs, the Compensation Committee has, with input from its compensation consultants, developed a peer group that extends beyond mortgage REITs. This peer group also includes other real estate-focused finance companies and certain equity REITs, each of which have similarity to us based on business focus, size and/or geography and the executives of which are required to have similar skills and experience as our executives. In addition, this peer group may include companies that have, in prior years, been identified by proxy advisory firms as comparable to us in their evaluation of us in connection with developing their annual say-on-pay vote recommendation, or that we may compete with in recruiting talent.

In considering the peer group analysis provided by FPL, the Compensation Committee focused on developing a peer group comprised of between 8 and 20 companies that are between 0.5 times and 2.0 times our size and are either direct competitors to us or who otherwise are industry-relevant. In late 2019, Pearl Meyer recommended minor modifications to the peer group. The Compensation Committee determined to exclude externally-managed mortgage REITs from our peer group due to the limited publicly available comparative compensation data for their executives.

During the fourth quarter of 2019, the Compensation Committee identified the following 14 companies against which our compensation practices would be reviewed for purposes of designing our 2020 executive compensation program. We sometimes refer to these 14 companies as our “peer group”:

Arbor Realty Trust, Inc.	Ladder Capital Corp.
Arlington Asset Investment Corp.	Lexington Realty Trust
Capstead Mortgage Corporation	MFA Financial, Inc.
Chimera Investment Corporation	NMI Holdings, Inc.
Dynex Capital, Inc.	PennyMac Financial Services, Inc.
Hannon Armstrong Sustainable Infrastructure Capital, Inc.	Redwood Trust, Inc.
iStar, Inc.	Walker & Dunlop, Inc.

Consideration of Prior "Say-on-Pay" Votes
At the 2019 and 2020 Annual Meeting of Stockholders, the advisory vote on executive compensation was approved by approximately 97% and 95%, respectively, of shares voted. The strong level of support on these advisory votes was considered by the Compensation Committee in its decision making with respect to the structure of our compensation program for 2020.

Executive Compensation Program Components for 2020

Our 2020 executive compensation program was comprised of three separate and primary elements, including base salary, annual incentive compensation (in the form of the 2020 Annual Incentive Plan) and long-term equity awards (in the form of the 2020 Long-Term EIP). In developing our executive compensation program for 2020, the Compensation Committee considered (i) market practices among our peer group, (ii) our existing compensation structure and its effectiveness, (iii) internal pay equity, (iv) the retention of key employees of our Company and (v) the recommendations of Pearl Meyer. The following provides an overview of our approach to each primary element of our NEO compensation program and an analysis of the compensation paid under each of these elements.

Base Salary

Base salary, which represents the fixed element of our executive compensation program, provides for basic economic security at a level that allows us to retain the executive’s services. The Compensation Committee generally establishes annual base salaries for our NEOs commensurate with the level of experience that the executive brings to the position, the nature of the responsibilities required of the executive, such as whether the executive is performing in multiple roles, how successful the executive is in achieving goals established by the Compensation Committee and the executive’s contributions to the Company and internal pay equity considerations, but does not assign any specific weights to these factors. As discussed in other parts of this CD&A, the Compensation Committee also gives significant consideration to the size of the Company and our budgeted operating expenses in setting annual base salaries and has not historically targeted base salaries for our NEOs to any specific level within the range of base salaries paid by our peer group. Base salaries are reviewed annually and may be adjusted to better match competitive market levels or to recognize an executive’s professional growth and development, increased responsibility or other discretionary factors.

In December 2019, the Compensation Committee elected to increase base salary for Ms. Nario-Eng for fiscal year 2020, while holding other NEOs flat to 2019. The determination to increase base salary in 2020 for Ms. Nario-Eng was driven primarily by internal pay equity considerations and by our desire to establish a base salary that drives total compensation towards levels that are more competitive with the base salaries and total compensation paid by our peer group for this role.

Annual Incentive Compensation

Annual incentive compensation, in the form of cash incentive compensation and restricted stock awards, is available to each of the NEOs under the 2020 Annual Incentive Plan. Annual incentive compensation serves as a means of linking annual compensation both to our overall performance and to objective and subjective performance criteria that are within the control of the NEOs.  The Compensation Committee believes that paying a portion of annual incentive compensation in the form of restricted stock awards subject to time-based vesting conditions are important to motivate and reward the NEOs for maximizing stockholder value, and also help create an incentive for talented employees to remain with us on a longer-term basis, while the cash incentive compensation payable under the 2020 Annual Incentive Plan provides NEOs with current income for achieving performance criteria during 2020.

Pursuant to the 2020 Annual Incentive Plan, our NEOs had the opportunity to earn annual incentive compensation upon achieving certain corporate financial and non-financial goals. The 2020 Annual Incentive Plan, which provided for no minimum award or guaranteed payment, was comprised of two parts: a quantitative component and a qualitative component. Pursuant to the 2020 Annual Incentive Plan, each NEO’s annual incentive compensation was weighted such that 75% was based on performance under the quantitative component and 25% was based on performance under the qualitative component. For 2019, Mr. Reese’s annual incentive compensation was weighted 60% under the quantitative component while Ms. Nario-Eng’s was weighted 50% under the quantitative component. The increased role of the quantitative measure for Mr. Reese and Ms. Nario-Eng was based in large part on the recommendation of Pearl Meyer, which found that most of our peer group capped the weighting of their applicable qualitative components at 25% of the total annual incentive award opportunity for similarly situated employees. As a result, because these senior executives have the ultimate responsibility for our success or failure and to more closely align our compensation practices on this point with those of our peer group, the Compensation Committee adopted the recommendation of its compensation consultant.

Quantitative Component

For the 2020 Annual Incentive Plan, the Compensation Committee determined that the quantitative component would be based on a single performance measure, total economic return (“TER”). At Pearl Meyer’s suggestion, the Compensation Committee considered adding additional quantitative metrics and the use of both absolute and relative metrics under the 2020 Annual Incentive Plan. The Compensation Committee reached the determination to use TER as the sole measure after assessing (i) the effectiveness of the 2019 Annual Incentive Plan in rewarding management for absolute performance on an annual basis and (ii) management's ability to effectively influence the outcomes under such criteria on an annual basis. In selecting TER as the sole performance measure under the quantitative component for 2020, the Compensation Committee concluded that TER has historically been the most optimal method for measuring management's absolute performance on an annual basis and that management is better able to influence TER on an annual basis as compared to total stockholder return (“TSR”), which the Compensation Committee believes is better suited to awards based on a multi-year performance period. The ultimate amount of the payout under the quantitative component of the 2020 Annual Incentive Plan was contingent on the Company exceeding a specified return hurdle for TER ("Quantitative Component Measure Hurdle") for the 2020 fiscal year. For purposes of the 2020 Annual Incentive Plan, TER was defined as (A) the sum of (i) the Company’s book value per common share at December 31, 2020 minus the Company's book value per common share at December 31, 2019 and (ii) the aggregate dividends per common share declared by the Company during 2020, divided by (B) the Company’s book value per common share at December 31, 2019.

The Compensation Committee generally reviews performance hurdle levels annually towards the beginning of the new fiscal year to ensure that established hurdles are appropriate to award management’s absolute performance and are market competitive. The examination often includes a review of the actual performance-level achieved by the Company, changing market conditions, particularly as it relates to interest rates and credit markets, and the hurdle levels employed by other internally-managed mortgage REITs. Most recently, in 2019, the Compensation Committee modified the TER hurdles after concluding that the Quantitative Component Measure Hurdles were too high in light of then-current market conditions, market practices and the current return environment for new investments. At the end of 2019, amidst what was a stable market backdrop for 2020, the Compensation Committee determined to leave the Quantitative Component Measure Hurdles unchanged from 2019.
As part of Pearl Meyer’s engagement in the fall of 2019, Pearl Meyer analyzed the (i) directional alignment of our average overall corporate performance based on select metrics and (ii) total compensation of our top four employees as compared to similar metrics among our internally-managed mortgage REIT peers over both a one- and three-year performance period. The analysis indicated that, in each of a one-year performance period looking at total annual compensation and three-year performance period looking at total direct compensation, our average overall performance rankings were more favorable than the ranking of the total annual and total direct compensation of our top four highest compensated employees, thereby suggesting a “high performance/low pay” outcome relative to our internally-managed mortgage REIT peer group. Pearl Meyer also noted that our peer group generally caps maximum short-term incentive awards opportunities between one and one-half and two and one-half times target payouts, with two times target the most common approach. To address this dichotomy, Pearl Meyer recommended that the Compensation Committee consider increasing the maximum payout for outperformance (i.e., achievement in excess of the maximum Quantitative Component Measure Hurdle) to two times the target payout under the 2020 Annual Incentive Plan. On the recommendation of Pearl Meyer, the Compensation Committee approved an increase in the maximum payout under the 2020 Annual Incentive Plan as a percentage of base salary to two times target from one and one-half times target for each of the NEOs. In addition, Pearl Meyer’s analysis revealed that target payouts under our annual incentive plan for each of Mr. Reese and Ms. Nario-Eng were below those of our peer group at the 50th percentile. As a result, the Compensation Committee decided to increase the minimum, target and maximum payouts under the 2020 Annual Incentive Plan to 63%, 125% and 250%, respectively, as compared to 50%, 100% and 150% under the 2019 Annual Incentive Plan.

The following table sets forth the Quantitative Component Measure Hurdle and corresponding incentive compensation payouts for each of the NEOs under the quantitative component of the 2020 Annual Incentive Plan:

Named Executive Officer	Quantitative Component Measure Hurdle (1)	Payout as a % of Base Salary Upon Achievement of Hurdle (2)
Steven R. Mumma and Jason T. Serrano	Less than 5%	—
	5%	100%
	9%	200%
	14%	400%
Nathan R. Reese and Kristine R. Nario-Eng	Less than 5%	—
	5%	63%
	9%	125%
	14%	250%

(1)     At the discretion of the Compensation Committee, payout percentages may exceed the stated payout percentage for achievement of the Quantitative Component Measure Hurdle in excess of 14%.

(2)    For fiscal year 2020, if performance was between the threshold (5%) and target (9%) or between the target (9%) and maximum (14%), the performance level achieved was determined by applying linear interpolation to the performance interval. Actual incentive compensation earned under the quantitative component was calculated by multiplying 75% by the product of the applicable payout percentage and base salary.

For 2020, the Compensation Committee concluded that we failed to achieve the minimum Quantitative Component Measure Hurdle under the 2020 Annual Incentive Plan and thus, no incentive compensation was earned by our NEOs under the Quantitative Component.

Notwithstanding the tables above, the Compensation Committee, in its sole discretion was authorized under the 2020 Annual Incentive Plan to increase or decrease the percentage payout under the quantitative component based on our performance relative to our peer group. Nevertheless, the Compensation Committee decided not to make any adjustments to the percentage payout under the quantitative component for any of our NEOs for fiscal year 2020.

Qualitative Component

Under the qualitative component, an NEO was eligible to receive annual incentive compensation equal to, in the case of Messrs. Mumma and Serrano, between zero and four times his base salary multiplied by 25%, and, in the case of Mr. Reese and Ms. Nario-Eng, between zero and two and one-half times his or her base salary multiplied by 25%. Under the qualitative component, the Compensation Committee considered the following performance factors, in addition to any other factors that the Compensation Committee deemed to be appropriate, when determining the payout amount under this component: (i) in the case of Messrs. Mumma and Serrano, (A) leadership of the Company, (B) investor relations, shareholder communications and capital raising, (C) our performance relative to budget and (D) risk management and capital preservation and (ii) in the case of our other NEOs, qualitative performance objectives determined annually by the Chief Executive Officer and our Board of Directors, which included criteria such as (A) business unit or functional area performance and (B) leadership and organizational development.

The following table sets forth the hurdles and corresponding annual incentive compensation payouts for each of the NEOs under the qualitative component of the 2020 Annual Incentive Plan:

Named Executive Officer	Qualitative Component Performance Hurdle	Payout as a % of Base Salary Upon Achievement of Hurdle
Steven R. Mumma and Jason T. Serrano	Threshold	100%
	Target	200%
	Maximum	400%
Nathan R. Reese and Kristine R. Nario-Eng	Threshold	63%
	Target	125%
	Maximum	250%

The Compensation Committee had the discretion to determine the qualitative component at levels between the performance levels identified in the table above. Set forth in the table below is the payout calculation for each of our NEOs based on the Compensation Committee's determination of the qualitative component of the 2020 annual incentive compensation.

Named Executive Officer	Base Salary	Payout as a % of Base Salary	Weighted Percentage	Qualitative Incentive Payout Amount
Steven R. Mumma (1)	$900,000	400%	25%	$900,000
Jason T. Serrano (1)	$750,000	400%	25%	$750,000
Nathan R. Reese (2)	$400,000	250%	25%	$250,000
Kristine R. Nario-Eng (3)	$450,000	250%	25%	$281,250

(1)    In the case of Messrs. Mumma and Serrano, the Compensation Committee considered their navigation of an extremely challenging year in 2020, which included successfully leading the Company through unprecedented market and operational dislocations as a result of the COVID-19 pandemic and the volatile political environment while also transitioning to and leading the Company through a remote-work environment. Their efforts helped the Company recover from a challenging start to 2020, improving to a -14.6% total economic return for fiscal year 2020, which the Compensation Committee considered to be a fair performance relative to its hybrid mortgage REIT peers and their leadership in repositioning our investment portfolio and stabilizing our balance sheet. As a result, the Compensation Committee determined that each of Messrs. Mumma and Serrano achieved the maximum performance under the qualitative component (i.e., 400%).

(2)    In the case of Mr. Reese, the Compensation Committee, with the input of our Chief Executive Officer, determined that, among other things, Mr. Reese was actively involved in the successful implementation of the investment and financing strategies of the Company and played a key role in implementing workplace policies and procedures for our remote-work environment. As a result, the Compensation Committee determined that Mr. Reese achieved the maximum performance under this component (i.e., 250%).
(3)    In the case of Ms. Nario-Eng, the Compensation Committee, with the input of our Chief Executive Officer, determined that, among other things, Ms. Nario-Eng was successful in directing the activities performed by our finance and accounting staff in support of our business activities, including her significant role in providing timely and informative disclosure for investors during the height of the market turmoil and her oversight of the accounting function throughout the transition to a fully remote workforce. As a result, the Compensation Committee determined that Ms. Nario-Eng achieved the maximum performance under this component (i.e., 250%).

Compensation Paid Pursuant to Exercise of Positive Discretion

As discussed above, we do not target the compensation of our NEOs to any specific level within the range of total compensation paid by our peer group, although we seek to provide fair and appropriate compensation outcomes that are market competitive. Moreover, the Compensation Committee has long preferred the use of a transparent and straight-forward performance-based short-term incentive plan to drive performance and properly incentivize employees. As discussed above, the global pandemic associated with COVID-19 and related economic conditions created an extraordinarily challenging operating environment for many mortgage REITs and other industries across the world. Our company was not immune to these conditions, incurring sizable losses in March 2020 that, in our view, were largely market-driven, as evidenced by the significant price recovery we observed in our portfolio over the following several months. While the Compensation Committee values the formulaic and absolute return framework under our 2020 Annual Incentive Plan, it also recognizes that originally established performance goals were set prior to the start of the COVID-19 pandemic and did not reflect the significant market disruption that began in March 2020. The Compensation Committee believes resulting award funding levels did not adequately recognize the extraordinary efforts of the senior leadership team in safeguarding employees, seamlessly maintaining business operations throughout the pandemic, protecting and strengthening our balance sheet and investment portfolio, and positioning the Company for future long-term value creation. As referenced above, we generated a -14.6% TER on absolute basis; however, on a relative basis, our TER performance ranked third out of a group of ten hybrid mortgage REIT peers (including us) and in the top half of our identified performance peer group. In reviewing the short-term incentive compensation outcomes that were generated by the Quantitative and Qualitative Components under our 2020 Annual Incentive Plan, the Compensation Committee observed that exclusive use of the formulaic output under our 2020 Annual Incentive Plan with no exercise of positive or negative discretion by the Compensation Committee would result in a 50% decrease in total annual compensation (i.e., base salary plus annual incentive compensation) payable to each of Messrs. Mumma and Serrano for 2020. In light of this potential outcome, the Compensation Committee determined to consider whether the exercise of positive discretion under our 2020 Annual Incentive Plan to increase the overall compensation provided to our NEOs thereunder would be appropriate under these circumstances, without specifically modifying the amount payable pursuant to the quantitative or qualitative performance goals under our 2020 Annual Incentive Plan. The Compensation Committee considered, among other things, the decisive action taken by management during the market crisis to reposition our portfolio and leverage its relationships with our financing counterparties to avoid the need for forbearance agreements, which helped us avoid the need to access expensive and/or dilutive strategic capital alternatives and significantly mitigated potential losses, the year-over-year decline in management’s bonus and total annual compensation relative to the declines in TER and TSR, our relative performance against our hybrid mortgage REIT peers, our overall performance since March 31, 2020 and our strong liquidity position at year-end, the percentage of performance-based compensation paid to management as compared to total compensation and the impact of the decline in the Company’s stock price on the value of existing equity awards, management’s efforts to transition our employees and operations to a remote-work environment and the contributions of certain members of management to each of the foregoing.

After concluding that the exercise of positive discretion under our 2020 Annual Incentive Plan was appropriate, the Compensation Committee discussed the amount of positive discretion to be exercised and the form of compensation to be used. The Compensation Committee ultimately concluded that Mr. Mumma, Mr. Serrano and Ms. Nario-Eng should receive an additional $450,000, $375,000 and $140,625, respectively, of compensation for performance under our 2020 Annual Incentive Plan, which amounts would be payable in the form of restricted stock that vests ratably over three years so that our NEOs are still required to earn such compensation. In determining the amount of positive discretion, the Compensation Committee considered that the use of such amounts of discretion for each of Messrs. Mumma and Serrano would cause their short-term incentive compensation to fall at the midpoint between the minimum and target payouts under our 2020 Annual Incentive Plan, that their total annual incentive plan payout would be down 50% year-over-year and that their total annual compensation would be down 38%, exceeding the decline in TSR and showing a directional alignment between TSR outcomes and pay levels. The Compensation Committee also concluded that the foregoing amounts would be paid solely in shares of restricted stock, further strengthening the retention features of this compensation and management’s alignment with our stockholders. In choosing to exercise discretion, the Compensation Committee gave careful consideration to the pandemic's impact on our performance and stakeholders and the extraordinary efforts of our NEOs during a time of unprecedented market disruption and uncertainty and believes the actions taken are fair and appropriate, aligned with revised strategic priorities, and consistent with the objectives of our executive compensation program.

Total Compensation Earned and Paid Under the 2020 Annual Incentive Plan

Our NEOs earned the following amounts of total compensation in 2020 under the 2020 Annual Incentive Plan:

Named Executive Officer	Incentive Compensation Earned Under Quantitative Component	Incentive Compensation Earned Under Qualitative Component	Discretionary Incentive Compensation Paid in Restricted Stock	Total Incentive Compensation Earned in 2020	% of Incentive Compensation Paid in Cash	% of Incentive Compensation Paid in Restricted Stock
Steven R. Mumma	$—	$900,000	$450,000	$1,350,000	60%	40%
Jason T. Serrano	$—	$750,000	$375,000	$1,125,000	60%	40%
Nathan R. Reese	$—	$250,000	$—	$250,000	90%	10%
Kristine R. Nario-Eng	$—	$281,250	$140,625	$421,875	60%	40%

Compensation Under the 2020 Annual Incentive Plan Paid in Restricted Stock

As noted above, a portion of annual incentive compensation earned under the 2020 Annual Incentive Plan is payable, depending on the size of the total award earned under the 2020 Annual Incentive Plan, in shares of restricted stock, subject, in each case, to the discretion of the Compensation Committee, which was utilized in 2020 as described above, and the terms of the 2017 Stock Plan (or any future successor plan adopted by us). In reviewing our executive compensation programs in 2019 as compared to those of our peer group, Pearl Meyer noted that we tend to pay a larger percentage of our annual incentive awards in equity relative to our peer group, many of whom primarily rely on cash to settle their short-term incentive award payouts. In light of this and our approach to paying 100% of awards under our long-term equity incentive plans in equity, the Compensation Committee elected to reduce the weighting of equity in the pay mix under our 2020 Annual Incentive Plan. As such, for incentive compensation earned up to 1.0 times the base salary of the NEO, 10% of that amount will be paid in shares of our restricted stock, while a greater percentage of restricted stock (as compared to cash) would be payable on incentive compensation amounts earned in excess of 1.0 times the NEO’s base salary.

For 2020, the Compensation Committee awarded, in accordance with the terms of the 2020 Annual Incentive Plan, a total of 141,361 shares of restricted stock to Mr. Mumma (having a grant date fair value of approximately $540,000, which is based on the closing sale price of our common stock on January 27, 2021, the date the stock award was approved by our Compensation Committee), 117,801 shares of restricted stock to Mr. Serrano (having a grant date fair value of approximately $450,000), 6,544 shares of restricted stock to Mr. Reese (having a grant date fair value of approximately $25,000) and 44,175 shares of restricted stock to Ms. Nario-Eng (having a grant date fair value of approximately $168,750). The shares of restricted stock issued as part of the compensation earned under the 2020 Annual Incentive Plan were granted under the 2017 Stock Plan and vest ratably on an annual basis over the three-year period from the date of grant. The formulaic approach of having equity incentive awards subject to time-based vesting conditions tied directly to incentive compensation earned under the 2020 Annual Incentive Plan was influenced by (i) our desire to increase the executive’s ownership stake in the Company and better align the executive’s interests with those of our stockholders, (ii) our desire to provide our NEOs with a competitive balance of current cash compensation and equity compensation subject to time-based vesting conditions that rewards performance and increases the executive’s incentive to remain with the Company over the longer-term and (iii) our desire to create an incentive compensation plan that spreads the expense of a portion of the incentive compensation program over a three-year period.

Restricted stock awards are frequently utilized by the Compensation Committee as a form of equity incentive award due, in part, to the distribution policies and requirements of REITs and the effect that those distribution requirements tend to have on our common stock price, which tends to make stock options a less desirable form of equity incentive award.

Long-Term Equity Incentive Compensation

Following a review of our compensation programs in 2017, the Compensation Committee and our Board of Directors determined to add a long-term equity incentive component to our executive compensation program commencing in 2018. As part of its deliberations in determining whether to add a long-term equity incentive element, the Compensation Committee considered (i) market practices among our peer group, (ii) our existing compensation structure and its effectiveness, (iii) internal pay equity and (iv) the retention of key employees of our Company. The Compensation Committee again approved the inclusion of a long-term equity incentive element in the Company’s 2019 executive compensation program, which is substantially in the form of the 2018 Long-Term EIP. In late 2019, upon the recommendation of Pearl Meyer, the Compensation Committee elected to modify the long-term equity incentive plan to make the minimum, target and maximum award opportunities under the program consistent with similar award opportunities under our 2020 Annual Incentive Plan and to introduce a new retention feature under the plan in the form of time-based RSUs. The determination to modify the long-term equity incentive plan was based on similar rationale for modifying our 2020 Annual Incentive Plan and a general sense that our long-term equity incentive plan could benefit from additional retention features. The Compensation Committee has concluded that the inclusion of a long-term equity award program in our overall compensation structure is necessary to help us create and maintain a market competitive executive compensation program that promotes the recruitment and retention of key employees and rewards employees for outperformance relative to a peer group over the longer-term.

In December 2019, the Compensation Committee and our Board of Directors approved grants of PSUs (“2020 PSUs”) and RSUs (“2020 RSUs”) to our executive officers and certain other employees as part of our 2020 Long-Term EIP. Under the 2020 Long-Term EIP, total compensation at target performance, which is generally intended to provide equity incentive compensation, in the case of Messrs. Mumma and Serrano, equal to two times the NEO’s base salary and, in the case of Mr. Reese and Ms. Nario-Eng, equal to one and one-quarter times the NEO’s base salary, and is comprised 67% of 2020 PSUs and 33% of 2020 RSUs. The awards were issued pursuant to and are consistent with the terms and conditions of the 2017 Stock Plan.

The 2020 PSU awards are subject to performance-based vesting under the 2017 Stock Plan pursuant to a form of PSU award agreement approved by the Compensation Committee and our Board of Directors (the “PSU Agreement”) in December 2019. The 2020 RSU awards are subject to time-based vesting under the 2017 Stock Plan pursuant to the form of RSU award agreement approved by the Compensation Committee and our Board of Directors (the “RSU Agreement”) in December 2019. The target number of 2020 PSUs and the number of 2020 RSUs subject to the awards granted to our NEOs are as follows:

Named Executive Officer	Target Number of 2020 PSUs	2020 RSUs
Steven R. Mumma	192,616	96,308
Jason T. Serrano	160,514	80,257
Nathan R. Reese	53,505	26,752
Kristine R. Nario-Eng	60,193	30,096

The Compensation Committee, with the input of Pearl Meyer, determined to set the payouts under the 2020 PSUs consistent with the minimum, target and maximum payouts under the 2020 Annual Incentive Plan, such that each of the NEOs could earn between 0% and 200% of his or her target award opportunity upon achievement of the respective performance hurdles in the PSU Agreement. In determining the target amounts for the 2020 PSUs, the Compensation Committee considered the value in providing generally equally-sized incentive payouts between both the Company's short-term and longer-term incentive programs, as well as the amount, assuming achievement of the target performance hurdles, that would, in most cases, bring the NEOs total direct compensation in line with the 50th percentile of total direct compensation of similarly situated executives of our peer group at target levels. The NEO’s right to receive settlement of the 2020 PSUs in amounts ranging from 0% to 200% of the target number of 2020 PSUs will vest and become earned and non-forfeitable based on the attainment of relative TSR hurdles, which include both share price appreciation and reinvestment of common dividends paid during the performance period that commenced on January 1, 2020 and runs through December 31, 2022 as measured against an identified performance peer group of 20 mortgage REITs. The Compensation Committee determined that TSR is the most appropriate method to measure management’s longer-term performance relative to our peers and helps to further align our management team's interests with those of our stockholders. Pursuant to the PSU Agreement, an awardee will be entitled to 50%, 100% and 200% of the target 2020 PSUs upon achievement of relative TSR at the 30th, 50th and 80th, respectively, percentile ranking among the identified performance peer group. TSR for the Company and each member of the identified performance peer group will be determined by dividing (i) the sum of the cumulative amount of such entity’s dividends per share for the performance period and the arithmetic average per share volume weighted average price (the “VWAP”) of such entity’s common stock for the last thirty (30) consecutive trading days of the performance period minus the arithmetic average per share VWAP of such entity’s common stock for the last thirty (30) consecutive trading days immediately prior to the performance period by (ii) the arithmetic average per share VWAP of such entity’s common stock for the last thirty (30) consecutive trading days immediately prior to the performance period. Each 2020 PSU represents an unfunded promise to receive one share of our common stock once the performance condition has been satisfied. In addition, each 2020 PSU includes a corresponding DER, which DER will remain outstanding from the date of grant until the earlier of the settlement or forfeiture of the 2020 PSU to which the DER corresponds. Each vested DER entitles the NEO to receive payments, subject to and in accordance with the 2017 Stock Plan and the PSU Agreement for such award, in an amount equal to any dividends paid by us in respect of the shares of common stock underlying the 2020 PSUs.

The grant date fair value of the PSUs was determined, in accordance with FASB ASC Topic 718 at the time the grants were made, through a Monte-Carlo simulation of our common stock TSR and the common stock TSR of our identified performance peer companies to determine the relative TSR of our common stock over a future period of three years. For the PSUs granted in 2020, the inputs used by the model to determine the fair value are (i) historical stock price volatilities of our and our identified performance peer companies over the most recent three year period and correlation between each company's stock and the identified performance peer group over the same time series and (ii) a risk free rate for the period interpolated from the U.S. Treasury yield curve on grant date.

Each 2020 RSU represents the right to receive one share of our common stock, subject to the terms of the RSU Agreement for the 2020 RSUs and the 2017 Stock Plan. The 2020 RSUs vest ratably on an annual basis over the three-year period from the date of grant. Unless and until the 2020 RSUs vest, the NEO will have no right to receive any shares or other payments in respect of the 2020 RSUs, except as otherwise specifically provided for in the 2017 Stock Plan or the RSU Agreement. In addition, each 2020 RSU includes a DER, which DER will remain outstanding from the date of grant until the earlier of the settlement or forfeiture of the 2020 RSU. Each vested DER entitles the NEO to receive payments, subject to and in accordance with the 2017 Stock Plan and the RSU Agreement for such award, in an amount equal to any dividends paid by us in respect of the shares of common stock underlying the 2020 RSUs.

For purposes of the 2020 PSUs , the "identified performance peer group" means AG Mortgage Investment Trust, Inc., AGNC Investment Corp, Annaly Capital Management Inc., Anworth Mortgage Asset Corporation, ARMOUR Residential REIT, Inc., Capstead Mortgage Corporation, Cherry Hill Mortgage Investment Corporation, Chimera Investment Corporation, Dynex Capital, Inc., Ellington Residential Mortgage REIT, Great Ajax Corp., Invesco Mortgage Capital Inc., MFA Financial, Inc., New Residential Investment Corp., Orchid Island Capital, Inc., PennyMac Mortgage Investment Trust, Ready Capital Corp., Redwood Trust, Inc., Two Harbors Investment Corp. and Western Asset Mortgage Capital Corporation.

For information regarding the various forfeiture and vesting provisions under the form of PSU Agreement governing the 2020 PSUs and the form of RSU Agreement governing the 2020 RSUs, see “—Executive Compensation Information—Other Compensation Arrangements.”

Other Executive Compensation Program Features for 2020

Benefits

Benefits are also established based upon a determination of what is needed to aid in attracting and retaining executive talent, as well as providing long-term financial security to our employees and their families. The NEOs are eligible to participate in our health, dental and vision plans, and various insurance plans, including disability and life insurance, and in our 401(k) plan. The primary benefits for the NEOs are as follows:

•receipt of dividends on all unvested restricted stock awards; and

•with respect to Mr. Mumma only, a supplemental long-term disability insurance policy purchased by Mr. Mumma in his name and reimbursed by us.

Severance Benefits Payable Upon Termination of Employment or a Change in Control

In order to achieve our compensation objective of attracting, retaining and motivating qualified senior executives, we believe that we need to provide our Chief Executive Officer with severance protections that are consistent with the severance protections offered by companies similar to us. Consistent with this philosophy, we believe that severance should be payable to Mr. Mumma in the event his employment is terminated under certain circumstances. As such, we are a party to an employment agreement with Mr. Mumma. For more information regarding the terms of Mr. Mumma’s employment agreement, see “—Other Compensation Arrangements—Employment Agreement.” The terms of Mr. Mumma’s employment agreement is considered annually by the Compensation Committee. We have not entered into employment agreements with our other NEOs.

Elements of Cash Compensation Paid to and Equity Awards Vested in NEOs During 2020

The following table summarizes the various elements of cash compensation paid to our NEOs and equity awards in which our NEOs vested during 2020, some of which were granted in prior years. Due to the SEC’s reporting requirements, the information set forth in the table below may not correspond with the amounts included in the table under the caption “Summary Compensation Table” below. However, because we utilize PSUs that may or may not be earned in the future and other equity awards that vest, in most cases, ratably over a three year period and thus remain subject to forfeiture, we believe the following summary may be a more accurate reflection of the actual annual compensation received by our NEOs (or that is no longer subject to forfeiture restrictions) over time.

NEO	Base Salary	2020 Annual Incentive Plan (Cash) [1]	2018 Annual Incentive Plan (Restricted Stock Vested) [2]	2017 Annual Incentive Plan (Restricted Stock Vested) [2]	2016 Annual Incentive Plan (Restricted Stock Vested) [2]	2018 Long-Term EIP (PSUs Earned) [3]	All Other Compensation [4]	Total Cash Compensation Paid and Equity Vested [5]
Steven R. Mumma	$900,000	$810,000	$194,979	$157,088	$305,366	$1,100,424	$96,682	$3,564,539
Jason T. Serrano	$750,000	$675,000	$—	$—	$—	$—	$96,965	$1,521,965
Nathan R. Reese	$400,000	$225,000	$29,714	$31,915	$37,463	$275,108	$15,454	$1,014,654
Kristine R. Nario-Eng	$450,000	$253,125	$27,545	$27,425	$25,747	$275,108	$14,349	$1,073,299

(1)Amounts represent annual cash incentive compensation earned under the annual incentive compensation plan for 2020, which was paid during the first quarter of 2021, which we include because it was earned in 2020. For a description of the formula used to calculate the amounts payable under the annual incentive compensation plan for each applicable fiscal year, see “—Compensation Discussion and Analysis—Executive Compensation Program Components for 2020 — Annual Incentive Compensation.”
(2)Amounts represent the product of (i) the number of shares of restricted stock issued under the applicable annual incentive plan that vested during 2020 and (ii) the closing sale price of our common stock on Nasdaq on the applicable vesting date.
(3)Amounts represent the product of (i) the number of shares of our common stock issued in settlement of the PSUs earned and vested in 2020 under the applicable Long-Term EIP and (ii) the closing sale price of our common stock on Nasdaq on the applicable vesting date.
(4)Amounts represent dividends paid on unvested restricted common stock.

(5)Excludes the value of the first tranche of RSUs under the 2020 Long-Term EIP that vested on January 1, 2021.

Overview of NEO Compensation Determinations for 2021

The following provides an overview of each of the primary elements that comprise our 2021 NEO compensation program.

Base Salary

The Compensation Committee and our Board of Directors have approved the following 2021 base salaries for our NEOs, which are unchanged from 2020 levels:

Named Executive Officer	Base Salary
Steven R. Mumma	$900,000
Jason T. Serrano	$750,000
Nathan R. Reese	$400,000
Kristine R. Nario-Eng	$450,000

2021 Annual Incentive Plan

Our Board of Directors, upon the recommendation of the Compensation Committee, has adopted and approved the 2021 Annual Incentive Plan for fiscal year 2021, which plan design and framework is substantially in the form of the 2020 Annual Incentive Plan, except that the minimum hurdle under the Quantitative Component was reduced from 5% to 4%. Each of Messrs. Mumma, Serrano and Reese and Ms. Nario-Eng will be positioned under the 2021 Annual Incentive Plan in a manner similar to each such executive's positioning for incentive compensation payouts under the 2020 Annual Incentive Plan.

2021 Long-Term EIP

In January 2021, the Compensation Committee and our Board of Directors approved grants of PSUs (“2021 PSUs”) and RSUs (“2021 RSUs”) to our executive officers and certain other employees as part of our 2021 Long-Term EIP. The design and framework of the 2021 Long-Term EIP is substantially in the form of the 2020 Long-Term EIP except for minor modifications to the identified performance peer group. The awards were issued pursuant to and are consistent with the terms and conditions of the 2017 Stock Plan.

The target number of 2021 PSUs and the number of 2021 RSUs subject to the awards granted to our NEOs are as follows:

Named Executive Officer	Target Number of 2021 PSUs	2021 RSUs
Steven R. Mumma	325,203	162,602
Jason T. Serrano	271,003	135,501
Nathan R. Reese	90,334	45,167
Kristine R. Nario-Eng	101,626	50,813
Other Matters

Tax Deductibility of Executive Compensation

Section 162(m) of the Code generally disallows a federal income tax deduction to public companies for compensation in excess of $1 million paid in any fiscal year to their “covered employees” (within the meaning of Section 162(m)). The exemption from Section 162(m)'s deduction limitation for certain qualified performance-based compensation was eliminated under the Tax Cuts and Jobs Act of 2017, effective for taxable years beginning after December 31, 2017, except for limited transition relief applicable to certain grandfathered arrangements that were in place as of November 2, 2017. Although the potential effects of Section 162(m) are considered in making compensation decisions, the Compensation Committee has not adopted a policy requiring that all compensation paid to our named executive officers must be deductible.

Adjustment or Recovery of Awards

Under Section 304 of the Sarbanes-Oxley Act, if we are required to restate our financial results due to material noncompliance with any financial reporting requirement as a result of misconduct, our Chief Executive Officer and Chief Financial Officer must reimburse us for (i) any bonus or other incentive-based or equity-based compensation received during the twelve months following the public issuance of the non-compliant document and (ii) any profits realized from the sale of our securities during those twelve months. Following the SEC’s adoption of final rules regarding executive compensation recoupment policies pursuant to the Dodd-Frank Act, we will consider and adopt a separate executive compensation recoupment policy in accordance with the final rules.

Relationship of Compensation Practices to Risk Management

When structuring our overall compensation practices for our employees generally, consideration is given as to whether the structure creates incentives for risk-taking behavior and therefore impacts our risk management practices. Attention is given to the elements, the performance conditions and the mix of pay as well as ensuring that employees’ awards align with stockholders’ value.

The Compensation Committee has assessed the compensation policies and practices for our employees, including our NEOs, and concluded that they do not create risks that are reasonably likely to have a material adverse effect on us. The Compensation Committee generally considers whether our compensation programs encourage excessive risk taking during its annual review of such programs, which generally occurs around year end.

Anti-Hedging and Anti-Pledging Policies

Our officers, directors and employees are prohibited from hedging transactions that involve our equity securities under our Anti-Hedging and Anti-Pledging Policy, which also prohibits short sales and trading in the Company’s securities on a short-term basis, among other transactions. Pursuant to our Anti-Hedging and Anti-Pledging Policy, Company securities purchased in the open market should be held for a minimum of six months. Directors and executive officers of the Company are subject to “short-swing profit recovery” for any profit realized on the purchase and sale or sale and purchase of the Company’s securities within any six-month period. For more information on our Anti-Hedging and Anti-Pledging Policy, see “Information on Our Board of Directors — Hedging, Pledging and Certain Other Transactions.”

Executive Compensation Information

Summary Compensation Table

The following tables should be read in conjunction with the related footnotes set forth below, the information under the caption “Compensation Discussion and Analysis” beginning on page 39 and the information under the caption “—Other Compensation Arrangements.” We summarize below the compensation information for the fiscal years ended December 31, 2020, 2019 and 2018 for each of Messrs. Mumma and Reese and Ms. Nario-Eng and 2020 and 2019 for Mr. Serrano.

Name and Principal Position	Year	Salary		Cash Bonus	Non-Equity Incentive Plan Compensation(1)	Stock Awards(1)(2) (3)	All Other Compensation(4)	Total
Steven R. Mumma	2020	$900,000		$—	$810,000	$2,511,426	$99,448	$4,320,874
Chief Executive Officer	2019	$900,000		$—	$1,125,000	$2,777,717	$166,153	$4,968,870
	2018	$800,000		$—	$728,000	$1,618,687	$199,041	$3,345,728
Jason T. Serrano	2020	$750,000		$—	$675,000	$2,092,860	$96,965	$3,614,825
President	2019	$738,865	(5)	$—	$937,500	$3,374,470	$97,087	$5,147,922
Nathan R. Reese	2020	$400,000		$—	$225,000	$572,623	$15,454	$1,213,077
Chief Operating Officer	2019	$400,000		$—	$350,000	$514,857	$24,150	$1,289,007
and Secretary	2018	$400,000		$—	$267,000	$347,672	$24,038	$1,038,710
Kristine R. Nario-Eng	2020	$450,000		$—	$253,125	$784,824	$14,349	$1,502,298
Chief Financial Officer	2019	$400,000		$—	$350,000	$514,857	$20,337	$1,285,194
	2018	$400,000		$—	$247,500	$341,172	$18,777	$1,007,449

(1)Amounts represent annual cash incentive compensation earned under the annual incentive compensation plan for each applicable fiscal year. For a description of the formula used to calculate the amounts payable under the annual incentive compensation plan for each applicable fiscal year, see “—Compensation Discussion and Analysis—Executive Compensation Program Components for 2020 — Annual Incentive Compensation.” The terms of the annual incentive compensation plan for 2019 and 2018 are substantially similar to the terms of the 2020 Annual Incentive Plan, except as described in “—Compensation Discussion and Analysis—Executive Compensation Program Components for 2020 — Annual Incentive Compensation.” In accordance with the 2020 Annual Incentive Plan, for fiscal year 2020, Mr. Mumma received total incentive compensation of $1,350,000, $810,000 of which was paid in cash and $540,000 of which was paid in shares of restricted stock (and thus reported in the “Stock Awards” column in the table above). Mr. Serrano received total annual incentive compensation of $1,125,000, $675,000 of which was paid in cash and $450,000 of which was paid in shares of restricted stock (and thus reported in the “Stock Awards” column in the table above) for fiscal year 2020, Mr. Reese received total annual incentive compensation of $250,000, $225,000 of which was paid in cash and $25,000 of which was paid in shares of restricted stock (and thus reported in the “Stock Awards” column in the table above) for fiscal year 2020 and Ms. Nario-Eng received total annual incentive compensation of $421,875, $253,125 of which was paid in cash and $168,750 of which was paid in shares of restricted stock (and thus reported in the “Stock Awards” column in the table above) for fiscal year 2020. The value of the shares of restricted stock referenced in this footnote reflect the grant date fair value of such shares computed in accordance with FASB ASC Topic 718.

(2)The amounts in this column includes the grant date fair value of the restricted stock awards, RSU awards and PSU awards computed in accordance with FASB ASC Topic 718, including the following: (1) 2020 PSUs having a grant date fair value of $1,371,426 (Mr. Mumma), $1,142,860 (Mr. Serrano), $380,956 (Mr. Reese) and $428,574 (Ms. Nario-Eng), and (2) 2020 RSUs having a grant date fair value of $600,000 (Mr. Mumma), $500,000 (Mr. Serrano), $166,667 (Mr. Reese) and $187,500 (Ms. Nario-Eng). PSUs awarded as part of 2019 compensation of $1,202,717 (Mr. Mumma), $1,061,970 (Mr. Serrano), $264,857 (Mr. Reese) and $264,857 (Ms. Nario-Eng). PSUs awarded as part of 2018 compensation have a grant date fair value for purposes of 2018 compensation of $1,034,687 (Mr. Mumma), $258,672 (Mr. Reese) and $258,672 (Ms. Nario-Eng). The grant date fair value of the PSUs are based on a Monte Carlo simulation value as of the applicable grant date. See “—Compensation Discussion and Analysis—Executive Compensation Program Components for 2020—Long-Term Equity Incentive Compensation” for additional information about the PSUs. The amounts in this column for Mr. Serrano also include the grant date fair value of an award of 161,812 shares of restricted stock granted on January 7, 2019 in connection with Mr. Serrano joining our Company. These restricted shares vest in full on January 7, 2022, subject to continued employment and certain other conditions.

See table below for shares of restricted stock granted to each NEO in accordance with the annual incentive plans in effect for the years ended December 31, 2020 (January 27, 2021 grant date), December 31, 2019 (February 4, 2020 grant date), and December 31, 2018 (February 5, 2019 grant date).

	Number of Shares of Restricted Stock on Grant Date (a)
Named Executive Officer	January 27, 2021	February 4, 2020	February 5, 2019
Steven R. Mumma	141,361	248,815	91,969
Jason T. Serrano	117,801	207,346	—
Nathan R. Reese	6,544	39,494	14,016
Kristine R. Nario-Eng	44,175	39,494	12,992

(a)    For a description of the formula used and other considerations taken into account by the Compensation Committee to calculate the amounts payable under the annual incentive plan for each applicable fiscal year, in cash and restricted stock, see “—Compensation Discussion and Analysis—Executive Compensation Program Components for 2020—Annual Incentive Compensation.” Because, in the case of the restricted stock issued pursuant to the annual incentive plan for the applicable year, the size of the awards were determined by the Compensation Committee as part of the NEOs' compensation for each person’s individual performance and our performance in the respective years ended December 31, 2020, 2019 and 2018, we have included these restricted stock awards in our NEOs' compensation for such year even though they were issued in February of the subsequent year. Pursuant to the terms of the restricted stock award agreements, one-third of the shares awarded as part of the grants will vest and become non-forfeitable on each of the first three anniversaries of the date of grant. All shares issued to the NEOs through February 2017 were issued under the 2010 Stock Plan. All shares issued to the NEOs subsequent to February 2017 were issued under the 2017 Stock Plan.

(3)See table below for the target number of PSUs and the number of RSUs granted to each NEO in the year ended December 31, 2020 in accordance with the 2020 Long-Term EIP and the target number of PSUs in the years ended December 31, 2019 and 2018 in accordance with the 2019 Long-Term EIP and 2018 Long-Term EIP, respectively:

Named Executive Officer	Target Number of 2020 PSUs	2020 RSUs	Target Number of 2019 PSUs	Target Number of 2018 PSUs
Steven R. Mumma	192,616	96,308	305,603	259,320
Jason T. Serrano	160,514	80,257	254,669	—
Nathan R. Reese	53,505	26,752	67,912	64,830
Kristine R. Nario-Eng	60,193	30,096	67,912	64,830

(4)Dividends paid on unvested restricted common stock, which are included in “All Other Compensation,” are based on the same dividend rate per share as the dividends on our common stock. All other compensation includes:

	2020
Named Executive Officer	Dividends on Outstanding and Unvested Restricted Stock	Life Insurance Policy Premium	Supplemental Disability Insurance Policy Premium	401(k) Employer Contribution	Total All Other Compensation
Steven R. Mumma	$96,682	$—	$2,766	$—	$99,448
Jason T. Serrano	$96,965	$—	$—	$—	$96,965
Nathan R. Reese	$15,454	$—	$—	$—	$15,454
Kristine R. Nario-Eng	$14,349	$—	$—	$—	$14,349

	2019
Named Executive Officer	Dividends on Outstanding and Unvested Restricted Stock	Life Insurance Policy Premium	Supplemental Disability Insurance Policy Premium	401(k) Employer Contribution	Total All Other Compensation
Steven R. Mumma	$163,387	$—	$2,766	$—	$166,153
Jason T. Serrano	$97,087	$—	$—	$—	$97,087
Nathan R. Reese	$20,337	$—	$—	$—	$20,337
Kristine R. Nario-Eng	$24,150	$—	$—	$—	$24,150

	2018
Named Executive Officer	Dividends on Outstanding and Unvested Restricted Stock	Life Insurance Policy Premium	Supplemental Disability Insurance Policy Premium	401(k) Employer Contribution	Total All Other Compensation
Steven R. Mumma	$190,532	$—	$8,509	$—	$199,041
Nathan R. Reese	$24,038	$—	$—	$—	$24,038
Kristine R. Nario-Eng	$18,777	$—	$—	$—	$18,777

(5)Represents the pro-rated amount of Mr. Serrano's annual base salary that was paid to him for the period January 7, 2019 to December 31, 2019.

Discussion of Summary Compensation Table

Cash Bonus.   In connection with the adoption of our annual incentive plans, cash incentive amounts paid under these plans for each of 2020, 2019 and 2018, are deemed to be grants of non-equity incentive compensation. See “—Compensation Discussion and Analysis—Executive Compensation Program Components for 2020— Annual Incentive Compensation.”

Stock Awards. As discussed in footnote (1) to the “Summary Compensation Table” above and except as set forth in footnote (2) to the “Summary Compensation Table” as it relates to Mr. Serrano’s restricted stock award on January 7, 2019, we include restricted stock awards granted each year as compensation in the prior year because the size of the annual restricted stock awards are determined and awarded by the Compensation Committee in consideration of the amount deemed earned under the annual incentive compensation plan for each of 2020, 2019 and 2018 and each person’s individual performance and our performance during those years. Each restricted stock award granted to the NEOs under our annual incentive plans vests ratably on each of the first, second and third anniversaries of the date of grant.

Grants of Plan-Based Awards

The following table presents information regarding plan-based awards to the NEOs during the fiscal year ended December 31, 2020. See the information under the caption “—Other Compensation Arrangements” for information regarding the acceleration of vesting and payment of these awards in certain circumstances.

Name	Type of Award (1)	Grant Date		Estimated Future Payouts Under Non-Equity Incentive Plan Awards				Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (2)	Grant Date Fair Value of Stock and Option Awards (3)
				Threshold ($)	Target ($)	Maximum ($)		Threshold (#)	Target (#)	Maximum (#)	(#)	($)
Steven R. Mumma	RSA	2/4/2020		—	—	—		—	—	—	248,815	$1,575,000
	AIP	2/4/2020	(4)	—	—	$3,600,000	(5)	—	—	—	—	—
	PSU	1/1/2020		—	—	—		96,308	192,616	385,233	—	$1,371,426	(6)
	RSU	1/1/2020		—	—	—		—	—	—	96,308	$600,000
Jason T. Serrano	RSA	2/4/2020		—	—	—		—	—	—	207,346	$1,312,500
	AIP	2/4/2020	(4)	—	—	$3,000,000	(5)	—	—	—	—	—
	PSU	1/1/2020		—	—	—		80,257	160,514	321,027	—	$1,142,860	(6)
	RSU	1/1/2020		—	—	—		—	—	—	80,257	$500,000
Nathan R. Reese	RSA	2/4/2020		—	—	—		—	—	—	39,494	$250,000
	AIP	2/4/2020	(4)	—	—	$1,000,000	(5)	—	—	—	—	—
	PSU	1/1/2020		—	—	—		26,752	53,505	107,009	—	$380,956	(6)
	RSU	1/1/2020		—	—	—		—	—	—	26,752	$166,667
Kristine R. Nario-Eng	RSA	2/4/2020		—	—	—		—	—	—	39,494	$250,000
	AIP	2/4/2020	(4)	—	—	$1,125,000	(5)	—	—	—	—	—
	PSU	1/1/2020		—	—	—		30,096	60,193	120,385	—	$428,574	(6)
	RSU	1/1/2020		—	—	—		—	—	—	30,096	$187,500

(1)RSA refers to restricted stock awards. PSU refers to performance stock units. RSU refers to restricted stock units. AIP refers to 2020 Annual Incentive Plan awards.

(2)RSA awards represent restricted stock awards issued as part of the NEOs’ 2019 compensation package under the 2019 Annual Incentive Plan on February 4, 2020, which vest as follows: one third vested on February 4, 2021, one third will vest on February 4, 2022 and the final one-third will vest on February 4, 2023. RSU represents awards of restricted stock units granted under the 2020 Long-Term EIP, which vest as follows: one third vested on January 1, 2021, one third will vest on January 1, 2022 and the final one-third will vest on January 1, 2023.

(3)See footnote (2) under the “Summary Compensation Table” for information on how the grant date fair value for RSA, RSU and PSU grants made in 2020 are determined.

(4)Represents the non-equity incentive plan awards granted under the 2020 Annual Incentive Plan. See “—Compensation Discussion and Analysis—Executive Compensation Program Components for 2020—Annual Incentive Compensation” above. The 2020 Annual Incentive Plan is comprised of two parts: a quantitative component and a qualitative component. The 2020 Annual Incentive Plan provides for no minimum award or guaranteed payment and rewards participants if (i) TER exceeds various hurdles between 5% and 14% and (ii) the participant's qualitative component exceeds zero. The Compensation Committee has the discretion to award non-equity incentive compensation in the event the participant fails to exceed the minimum performance thresholds under the 2020 Annual Incentive Plan and similarly, has the discretion to award more or less than the participant’s minimum, target and maximum annual incentive compensation opportunities in light of the Company’s and the participant’s performance. Incentive compensation under the 2020 Annual Incentive Plan is paid in a combination of cash and shares of restricted stock. We have included 100% of the maximum award payable under the 2020 Annual Incentive Plan in the “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” column above. The restricted stock vests ratably on the first, second and third anniversary from the date of grant.

(5)Each of our NEOs' compensation under the 2020 Annual Incentive Plan was weighted 75% based on performance under the quantitative component and 25% under the qualitative component. See “—Compensation Discussion and Analysis—Executive Compensation Program Components for 2020— Annual Incentive Compensation” above for a description of the hurdles and payout amounts applicable to these individuals under the 2020 Annual Incentive Plan.

(6)The PSU awards granted during the year ended December 31, 2020, may be earned (or not) based upon our three-year TSR performance as measured against the identified performance peer group of comparable companies for a performance period that commenced on January 1, 2020 and ends on December 31, 2022. Pursuant to these PSU awards, our NEOs are eligible to receive threshold, target and maximum payouts of 50%, 100% and 200%, respectively, of the respective target amount of PSUs awarded. In order to achieve threshold, target and maximum payouts under the PSUs, our TSR performance relative to the identified performance peer group over the performance period must rank at or above the 30th percentile, 50th percentile or 80th percentile, respectively. If our TSR over the performance period ranks below the threshold performance level, all of the PSUs will be forfeited.

Outstanding Equity Awards at Fiscal Year End

The following table provides information about outstanding equity awards of our NEOs as of December 31, 2020.

Named Executive Officer	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (1)
Steven R. Mumma (3)	431,449	$1,592,047	249,109	$919,212
Jason T. Serrano (4)	449,415	$1,658,341	207,591	$766,011
Nathan R. Reese (5)	80,672	$297,680	60,708	$224,013
Kristine R. Nario-Eng (6)	82,619	$304,864	64,052	$236,352

(1)Value is determined by multiplying the number of unvested shares of restricted stock or shares of common stock underlying RSUs, as the case may be, by $3.69, the closing sale price for our common stock on December 31, 2020.

(2)Represents, as of December 31, 2020, shares of common stock underlying the unearned PSUs granted to our NEOs on January 1, 2019, January 7, 2019, April 22, 2019 and January 1, 2020 at threshold performance levels. See "—Other Compensation Arrangements" for information regarding the various forfeiture and vesting provisions under the form of award agreements for our equity awards.

(3)Mr. Mumma received a restricted stock grant of 75,042 shares on February 13, 2018 as part of his 2017 compensation package, of which 25,014 were unvested and outstanding as of December 31, 2020 (although such unvested shares subsequently vested on February 13, 2021). Mr. Mumma received a restricted stock grant totaling 91,969 shares on February 5, 2019 as part of his 2018 compensation package, of which 61,312 were unvested and outstanding as of December 31, 2020 (with 30,656 shares having vested on February 5, 2021 and the remaining 30,656 will vest on February 5, 2022, provided the NEO remains employed by us as of such date). Mr. Mumma received a restricted stock grant totaling 248,815 shares on February 4, 2020 as part of his 2019 compensation package, all of which were unvested and outstanding as of December 31, 2020 (with 82,939 shares having vested on February 4, 2021, while an additional 82,938 shares will vest on each of February 4, 2022 and February 4, 2023, provided the NEO remains employed by us as of such date). Mr. Mumma received an RSU grant totaling 96,308 RSUs on January 1, 2020, all of which were unvested and outstanding as of December 31, 2020 (with 32,103 RSUs having vested on January 1, 2021, while 32,103 will vest on January 1, 2022 and the remaining 32,102 will vest on January 1, 2023, provided the NEO remains employed by us as of such dates). The shares issued as part of the January 2021 grant are not included in the table above because they were not outstanding at December 31, 2020. Vesting of all of these shares may be accelerated in the event of the NEO’s death, disability, termination without cause or resignation for good reason. See “—Other Compensation Arrangements—Restricted Stock Award Agreements” and “Other Compensation Arrangements—Employment Agreement.”

(4)Mr. Serrano received a restricted stock grant of 161,812 shares on January 7, 2019 in connection with his joining the Company on January 7, 2019. The shares of restricted stock issued on January 7, 2019 will vest in full on January 7, 2022 (subject to continued employment and certain other conditions). Of this amount, 161,812 shares were unvested as of December 31, 2020. Mr. Serrano received an RSU grant totaling 80,257 RSUs on January 1, 2020, all of which were unvested and outstanding as of December 31, 2020 (with 26,753 RSUs having vested on January 1, 2021, while the remaining 53,504 will vest in two equal installments on each of January 1, 2022 and January 1, 2023, provided the NEO remains employed by us as of such dates). Mr. Serrano received a restricted stock grant totaling 207,346 shares on February 4, 2020 as part of his 2019 compensation package, all of which were unvested and outstanding as of December 31, 2020 (with 69,116 shares having vested on February 4, 2021, while an additional 69,115 shares will vest on each of February 4, 2022 and February 4, 2023, provided the NEO remains employed by us as of such dates). The shares issued as part of the January 2021 grant to Mr. Serrano are not included in the table above because they were not outstanding at December 31, 2020. See the information under the caption “—Other Compensation Arrangements” for information regarding the acceleration of vesting and payment of these shares in certain circumstances.

(5)Mr. Reese received a restricted stock grant of 15,246 shares on February 13, 2018 as part of his 2017 compensation package, of which 5,082 were unvested and outstanding as of December 31, 2020 (although such unvested shares subsequently vested on February 13, 2021). Mr. Reese received a restricted stock grant totaling 14,016 shares on February 5, 2019 as part of his 2018 compensation package, of which 9,344 were unvested and outstanding as of December 31, 2020 (with 4,672 shares having vested on February 5, 2021 and the remaining 4,672 will vest on February 5, 2022, provided the NEO remains employed by us as of such date). Mr. Reese received an RSU grant totaling 26,752 RSUs on January 1, 2020, all of which were unvested and outstanding as of December 31, 2020 (with 8,918 RSUs having vested on January 1, 2021, while the remaining 17,834 will vest in two equal installments on each of January 1, 2022 and January 1, 2023, provided the NEO remains employed by us as of such dates). Mr. Reese received a restricted stock grant totaling 39,494 shares on February 4, 2020 as part of his 2019 compensation package, all of which were unvested and outstanding as of December 31, 2020 (with 13,165 shares having vested on February 4, 2021, while the additional 13,165 shares and the remaining the 13,164 shares will vest on February 4, 2022 and February 4, 2023, respectively, provided the NEO remains employed by us as of such dates). The shares issued as part of the January 2021 grant are not included in the table above because they were not outstanding at December 31, 2020. See the information under the caption “—Other Compensation Arrangements” for information regarding the acceleration of vesting and payment of these shares in certain circumstances.

(6)Ms. Nario-Eng received a restricted stock grant of 13,102 shares on February 13, 2018 as part of her 2017 compensation package, of which 4,368 were unvested and outstanding as of December 31, 2020 (although such unvested shares subsequently vested on February 13, 2021). Ms. Nario-Eng received a restricted stock grant totaling 12,992 shares on February 5, 2019 as part of her 2018 compensation package, of which 8,661 were unvested and outstanding as of December 31, 2020 (with 4,331 shares having vested on February 5, 2021 and the remaining 4,330 will vest on February 5, 2022, provided the NEO remains employed by us as of such date). Ms. Nario-Eng received an RSU grant totaling 30,096 RSUs on January 1, 2020, all of which were unvested and outstanding as of December 31, 2020 (with 10,032 RSUs having vested on January 1, 2021, while the remaining 20,064 will vest in two equal installments on each of January 1, 2022 and January 1, 2023, provided the NEO remains employed by us as of such dates). Ms. Nario-Eng received a restricted stock grant totaling 39,494 shares on February 4, 2020 as part of her 2019 compensation package, all of which were unvested and outstanding as of December 31, 2020 (with 13,165 shares having vested on February 4, 2021, while the additional 13,165 shares and the remaining the 13,164 shares will vest on February 4, 2022 and February 4, 2023, respectively, provided the NEO remains employed by us as of such dates). The shares issued as part of the January 2021 grant are not included in the table above because they were not outstanding at December 31, 2020. See the information under the caption “—Other Compensation Arrangements” for information regarding the acceleration of vesting and payment of these shares in certain circumstances.

Vested Equity Awards

The following table presents information concerning the vesting of restricted stock and PSUs for the NEOs during the fiscal year ended December 31, 2020.

Name	Number of Shares Acquired on Vesting	Value Realized on Vesting(1)
Steven R. Mumma	402,054	$1,757,857
Jason T. Serrano	—	$—
Nathan R. Reese	90,218	$374,200
Kristine R. Nario-Eng	87,314	$355,825

(1)Value is determined by multiplying the number of shares by the closing sale price on the Nasdaq Global Select Market on the date on which such shares vested.

CEO Compensation Pay Ratio

We believe our executive compensation program must be internally consistent and equitable to motivate our employees to create stockholder value. As such, we annually monitor the relationship between the compensation of our executive officers and the compensation of our non-managerial employees. For 2020, the annual total compensation of Mr. Mumma, our Chief Executive Officer, of $4,320,874, as shown in the Summary Compensation Table (the “CEO Compensation”), was approximately 20.27 times the annual total compensation of our median employee calculated in the same manner of $213,194.

To identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of our median employee and the CEO Compensation, we took the following steps:

•We determined that, as of December 31, 2020, our employee population, excluding our Chief Executive Officer, consisted of 57 individuals. This population consisted of our 56 full-time employees and 1 part-time employee. We did not have temporary or seasonal employees as of December 31, 2020. If any permanent employee was employed for less than the full fiscal year, we annualized such employee's total compensation.

•We used a consistently applied compensation measure to identify our median employee of comparing the annual base salary, incentive award (including restricted shares earned as part of an incentive award), bonus and any dividends paid on restricted shares for the year ended December 31, 2020.

•We identified our median employee by consistently applying this compensation measure to all of our employees, excluding our Chief Executive Officer. Since all of our employees, including our Chief Executive Officer, are located in the United States, we did not make any cost of living adjustments in identifying the median employee.

•After we identified our median employee, we combined all of the elements of such employee’s compensation for the 2020 year in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $213,194.

•With respect to the annual total compensation of our Chief Executive Officer, we used the amount calculated in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K and reported in the “Total” column of the Summary Compensation Table included in this proxy statement and incorporated by reference in Item 11 of Part III of our 2020 Annual Report.

Pension Benefits

We do not currently sponsor or maintain any plans that provide for specified retirement payments or benefits, such as tax-qualified defined benefit plans or supplemental executive retirement plans, for our NEOs.

Nonqualified Deferred Compensation

We do not currently sponsor or maintain any plans that provide for defined contribution or other deferrals of compensation on a basis that is not tax-qualified for our NEOs.

Other Compensation Arrangements

Restricted Stock Award Agreements

The restricted stock award agreements we entered into with our NEOs contain certain vesting and acceleration provisions with respect to a termination of employment as a result of death or disability or, in the case of our NEOs (other than Mr. Mumma) with respect to awards made prior to 2020, in the event of a change in control. Under the restricted stock award agreements, if the NEO’s employment with us is terminated due to death, the restricted shares issued under the agreement will become fully vested and non-forfeitable upon the date of death. If the NEO’s employment with us is terminated due to disability, the restricted shares issued under the agreement will become fully vested and non-forfeitable upon the date of the termination of the NEO’s employment. With respect to restricted stock awards made prior to 2020, if we experience a change in control, the restricted shares issued under the agreement to our NEOs (other than Mr. Mumma) will become fully vested and non-forfeitable immediately upon the occurrence of the event causing the change in control. With respect to the 2020 restricted stock awards, if we experience a change in control, the unvested restricted shares issued under the agreement to our NEOs will not accelerate or vest solely due to a change in control, but would instead require that the NEO’s employment with us be terminated within 24 months of our change in control by us without Cause (as defined in the 2020 restricted stock award agreement for all NEOs other than Mr. Mumma) or by the NEO for Good Reason (as defined in the 2020 restricted stock award agreement for all NEOs other than Mr. Mumma). Pursuant to Mr. Mumma's employment agreement with us, unvested restricted shares held by Mr. Mumma will not accelerate or vest solely due to a change in control, but instead would require that Mr. Mumma's employment with us is terminated by us without Cause or by Mr. Mumma for Good Reason. For purposes of the definition of Cause and Good Reason as it relates to Mr. Mumma, such definitions contained in Mr. Mumma’s employment agreement will control.

Restricted stock award agreements entered into by us with the NEOs generally provide for the grant of shares of restricted common stock, one-third of which will vest and become non-forfeitable on each of the first, second and third anniversaries of the date of grant subject to certain conditions, although under some circumstance the restricted stock award agreements may provide for other vesting periods. The holders of these restricted shares of common stock issued by us are entitled to (i) the payment of dividends on their unvested shares based on the same dividend rate per share as the dividends on our unrestricted common stock and (ii) vote their unvested shares. The restricted stock award agreements we have entered into with our NEOs for awards made in 2021 are substantially in the form of our 2020 restricted stock award agreement.

Performance Stock Unit Agreements

The Compensation Committee and the Board of Directors have previously approved the form of PSU Agreement pursuant to which we have made PSU Awards under the 2018 Long-Term EIP, 2019 Long-Term EIP, the 2020 Long-Term EIP and the 2021 Long-Term EIP. The PSU Agreements contain certain forfeiture, vesting and acceleration provisions as described under “Long-Term Equity Incentive Compensation” set forth herein.

During the fourth quarter of 2018, the Compensation Committee and the Board of Directors approved the form of PSU Agreement pursuant to which we have made PSU Awards under the 2019 Long-Term EIP (the “2019 PSU Agreement”). The 2019 PSU Agreement is substantially in the form of PSU Agreement pursuant to which PSU Awards were granted under the 2018 Long-Term EIP.

Similar to the 2020 PSUs, the NEO’s right to receive settlement of the 2019 PSUs in amounts ranging from 0% to 150% of the target number of 2019 PSUs vests and becomes earned and non-forfeitable based on the attainment of relative TSR hurdles during the performance period (January 1, 2019 through December 31, 2021) as measured against an identified performance peer group. Pursuant to the 2019 PSU Agreement, an awardee will be entitled to 50%, 100% and 150% of the target 2019 PSUs upon achievement of relative total shareholder return at the 30th, 50th and 80th, respectively, percentile ranking among the identified performance peer group for the performance period.

Upon any termination of an awardee’s employment or service relationship with us or our affiliates for any reason prior to the end of the performance period, any unearned 2019 PSUs will terminate automatically without any further action by us, except as otherwise provided in any employment agreement between the awardee and us or as otherwise determined by the Compensation Committee. Additionally, upon the occurrence of a “Change in Control” (as defined in the 2017 Stock Plan) prior to the end of the performance period, the performance period will end and the number of 2019 PSUs earned, if any, will be determined based solely on the extent that the applicable performance goal has been achieved according to actual performance as of the date of the Change in Control.

During the fourth quarter of 2019, the Compensation Committee and the Board of Directors approved the form of PSU Agreement pursuant to which we have made PSU Awards under the 2020 Long-Term EIP (the “2020 PSU Agreement”). In January 2021, the Compensation Committee and the Board of Directors approved the form of PSU Agreement pursuant to which we have made PSU Awards under the 2021 Long-Term EIP (the “2021 PSU Agreement”). The 2021 PSU Agreement is substantially in the form of the 2020 PSU Agreement, except for minor modifications to the identified performance peer group. The 2020 and 2021 PSU Agreements are substantially in the form of the PSU Agreement used in connection with the 2019 PSUs, except as described in “Overview of NEO Compensation Determinations for 2021 — 2021 Long-Term EIP” and as follows:

(i)     the 2020 and 2021 PSU Agreements provide that if the NEO’s employment with the Company is terminated due to the NEO’s Retirement (as defined in such PSU Agreements) prior to the end of the performance period, the target PSUs will be reduced on a pro-rata basis to reflect (x) the number of days in which the NEO was employed from the date of grant through the date of the NEO’s retirement, divided by (y) the number of days in the performance period. In this case, the prorated number of target PSUs will remain outstanding and eligible to vest and become earned PSUs to the extent to which the Company satisfies the performance goal set forth in the applicable PSU Agreement, which will be determined by the Compensation Committee in its sole discretion following the end of the performance period (while any PSUs under these agreements that do not become earned PSUs shall be automatically forfeited);
(ii)     the 2020 and 2021 PSU Agreements provide that, upon a change in control of our Company, the performance period will end on the date of the change in control and the Compensation Committee will determine the number of PSUs under those agreements that are eligible to be earned to the extent that the performance goal has been satisfied through the date of the change in control (the “Eligible CIC PSUs”). In this case, the number of Eligible CIC PSUs will vest and become earned if the NEO remains employed through the requisite service period for the award. If the NEO’s employment with us is terminated within 24 months of the date of the change in control without Cause (as defined in such PSU Agreements for all NEOs other than Mr. Mumma) or by the NEO for Good Reason (as defined in such PSU Agreements for all NEOs other than Mr. Mumma) and prior to the end of the requisite service period, the Eligible CIC PSUs will be deemed vested. Appropriate amounts of shares will be issued to the holders (including zero if the performance goal was not satisfied). For purposes of the definitions of Cause and Good Reason in the case of Mr. Mumma’s PSUs, such definitions contained in his employment agreement will control. In accordance with Mr. Mumma's employment agreement, any Eligible CIC PSUs will be deemed vested if Mr. Mumma's employment with us is terminated without Cause or for Good Reason during any portion of the requisite service period; and
(iii) the 2020 and 2021 PSU Agreements provide for a DER that will be paid when the applicable PSUs are earned and vest. The DERs may be settled in cash or stock at the discretion of the Compensation Committee.
Following the Compensation Committee’s certification of the performance goal attainment level, but in no event later than 60 days following the date the relevant performance period ends, the NEO will receive a number of shares of common stock equal to the number of earned PSUs.

Restricted Stock Unit Award Agreements

During the fourth quarter of 2019, the Compensation Committee and the Board of Directors approved the form of RSU Agreement pursuant to which we have made RSU Awards under the 2020 Long-Term EIP (the “RSU Agreement”). In January 2021, the Compensation Committee and the Board of Directors approved the form of RSU Agreement pursuant to which we have made RSU Awards under the 2021 Long-Term EIP, which agreement is substantially in the form of the RSU Agreement. To the extent vested, each RSU represents the right to receive one share of our common stock, subject to the terms and conditions set forth in the applicable RSU Agreement and the 2017 Stock Plan. Subject to certain exceptions, unless and until the RSUs vest, the NEO will have no right to receive any shares or other payments in respect of such RSUs. In addition, each RSU includes a corresponding DER, which DER will remain outstanding from the date of grant until the earlier of the settlement or forfeiture of the RSU to which the DER corresponds. Each vested DER entitles the NEO to receive payments, subject to and in accordance with the applicable RSU Agreement, in an amount equal to any dividends paid by us in respect of the common share underlying the RSU. Upon the date that the RSU becomes vested, the DER with respect to such vested RSU will become vested. Similarly, upon the forfeiture of an RSU, the DER with respect to such forfeited RSU will also be forfeited. Settlement of vested RSUs and payments with respect to vested DERs will be made as soon as practicable, and within 60 days, after the date that such RSU and DER vests. The RSUs will vest ratably over 3 years at the beginning of each fiscal year following the grant date.
The RSU Agreements contain certain vesting and acceleration provisions with respect to a termination of employment as a result of death or disability or in the event of a change in control and subsequent termination of employment without Cause (as defined in the applicable RSU Agreement) or for Good Reason (as defined in the applicable RSU Agreement). Under the applicable RSU Agreement, if the NEO’s employment with us is terminated due to death, the unvested RSUs under that agreement will become fully vested and non-forfeitable upon the date of death. If the NEO’s employment with us is terminated due to disability, the unvested RSUs under that agreement will become fully vested and non-forfeitable upon the date of the termination of the NEO’s employment. In addition, unvested RSUs issued to our NEOs will not accelerate or vest solely due to a change in control, but would instead require that the NEO’s employment with us be terminated within 24 months of our change in control by us without Cause (as defined in the applicable RSU Agreement for all NEOs other than Mr. Mumma) or by the NEO for Good Reason (as defined in the applicable RSU Agreement for all NEOs other than Mr. Mumma). For purposes of the definitions of Cause and Good Reason in the case of Mr. Mumma’s RSUs, such definitions contained in his employment agreement will control. In accordance with Mr. Mumma's employment agreement, any unvested RSUs will be deemed vested if Mr. Mumma's employment with us is terminated without Cause or for Good Reason during any portion of the requisite service period.

Employment Agreement

On April 19, 2018, we entered into a Third Amended and Restated Employment Agreement with Steven R. Mumma (the “Executive”), the Company’s Chief Executive Officer (the “Employment Agreement”). The initial term of the Employment Agreement expired on December 31, 2019 and is now subject to automatic annual one-year renewals. Pursuant to the Employment Agreement, in the event we fail to provide Mr. Mumma with written notice of our determination to not extend the term of his Employment Agreement at least 90 days prior to the expiration date of the initial or any applicable renewal term, the Employment Agreement will be automatically extended for an additional one-year period following the end of such term.

Pursuant to the Employment Agreement, Mr. Mumma is entitled to an initial base salary of $800,000, subject to future increases at the discretion of the Compensation Committee. Mr. Mumma's current salary is $900,000. Under the terms of the Employment Agreement, Mr. Mumma is also eligible to participate in our annual incentive plan to be established by the Compensation Committee. In the event we or Mr. Mumma, as the case may be, satisfies the performance criteria for our annual incentive plan to be established by the Compensation Committee, Mr. Mumma will be entitled to receive the incentive award amount provided for in our annual incentive plan and shall be paid no later than March 14 of the year immediately following the year for which the applicable annual incentive plan was adopted. Under the terms of the Employment Agreement, in the event the performance criteria under our annual incentive plan is not satisfied, the Compensation Committee may grant a discretionary incentive award.

In addition, under the terms of the Employment Agreement, any restricted stock granted to Mr. Mumma under the 2017 Stock Plan (or any predecessor or successor plan thereto) will be subject to forfeiture restrictions that will lapse one-third on the first anniversary of the date of grant, one-third on the second anniversary of the date of grant and the final one-third on the third anniversary of the date of grant. Notwithstanding the foregoing, the forfeiture restrictions and vesting provisions on these restricted stock awards and any other equity awards granted by us to Mr. Mumma will lapse upon (i) a termination by the Company without Cause (as defined below), (ii) a termination by Mr. Mumma for Good Reason (as defined below) or (iii) Mr. Mumma’s death and disability, and Mr. Mumma will forfeit all unvested shares if he is terminated for Cause or he terminates his employment with the Company for other than Good Reason. In addition, notwithstanding any equity incentive plans or award agreements to the contrary, in no event shall Mr. Mumma become vested in any shares of restricted stock granted to him solely upon the occurrence of a change in control. Any common stock issued to Mr. Mumma as restricted stock will have voting and dividend rights prior to and following vesting.

The Employment Agreement permits us to terminate Mr. Mumma’s employment with appropriate notice for or without Cause, and permits Mr. Mumma to resign for Good Reason or other than for Good Reason. If Mr. Mumma’s employment is terminated for Cause or he resigns other than for Good Reason, we will pay his full base salary through to the date of termination and reimburse him for all reasonable and customary expenses incurred by him through the date of termination in the performance of his duties. If however, we terminate Mr. Mumma without Cause (other than for death or disability) or Mr. Mumma terminates his employment for Good Reason, we have agreed to pay Mr. Mumma (i) any earned and accrued but unpaid installment of base salary through the date of termination and all other unpaid and pro-rata amounts to which he was entitled as of the date of termination under any compensation plan or program of the Company; (ii) liquidated damages in an amount equal to the greater of (1) $1,000,000 or (2) one and one-half (1 ½) multiplied by the sum of Mr. Mumma’s base salary in effect at the date of termination and the average annual cash incentive award earned by Mr. Mumma during the two most recently completed fiscal years prior to the year in which a termination event occurs; (iii) the payment of premiums for group health coverage for 18 months following the date of termination; and (iv) other benefits as provided for in the Employment Agreement.

Under the Employment Agreement, we will have Cause to terminate Mr. Mumma’s employment upon a determination by at least a majority of the Board of Directors (excluding Mr. Mumma) that Mr. Mumma has:

•committed fraud or misappropriated, stolen or embezzled funds or property from us or our affiliates, or secured or attempted to secure personally any profit in connection with any transaction entered into on our behalf or on behalf of our affiliates;

•been convicted of, or entered a plea of guilty or “nolo contendere” to, a felony which in the reasonable opinion of the Board of Directors brings Mr. Mumma into disrepute or is likely to cause material harm to our business, financial condition or prospects;

•failed to perform his material duties under the Employment Agreement, which failure continues for a period of at least 30 days after written notice to Mr. Mumma;

•violated or breached any material law or regulation to the material detriment of the Company or our affiliates; or

•breached any of his duties or obligations under the Employment Agreement that causes or is reasonably likely to cause material harm to the Company.

Pursuant to the Employment Agreement, Good Reason means (i) a failure by us or our successors or assigns to comply with any material provision of the Employment Agreement which is not cured within 30 days after written notice of such non-compliance; (ii) the assignment to Mr. Mumma of any material duties inconsistent with his position with the Company or a substantial adverse alteration in the nature or status of his responsibilities without his consent; (iii) without Mr. Mumma’s consent, a material reduction in employee benefits other than a reduction generally applicable to our other similarly situated executives; (iv) without Mr. Mumma’s consent, relocation of our principal places of business; (v) any failure by us to pay Mr. Mumma's base salary or any cash incentive award to which he is entitled under an annual incentive plan, which failure has not been cured within the applicable cure period, or any failure of the Compensation Committee to approve an annual incentive plan for any fiscal year; or (vi) delivery to Mr. Mumma from us of a notice of non-renewal in accordance with the notice requirement described above; provided, however, that Mr. Mumma shall only have the right to resign for Good Reason in the case of clause (vi) above if he provides us with notice of termination prior to the expiration date of the initial or any applicable renewal term.

The Employment Agreement also provides that if any amount payable to, or other benefit receivable by Mr. Mumma pursuant to his Employment Agreement or under other agreements or plans is deemed to constitute a “parachute payment” as defined in Section 280G of the Internal Revenue Code, then such payments or benefits shall be reduced in accordance with, and to the extent required by, the provisions of the 2017 Stock Plan. In addition, the Employment Agreement contains certain covenants against competition, with Mr. Mumma not to engage or participate in a “Competing Business” (as defined in the Employment Agreement) for a period of one year following his date of termination, except that the non-compete period shall be for 180 days following the date of termination in the event of Mr. Mumma’s termination for Cause.

As of the date of this proxy statement, Messrs. Serrano and Reese and Ms. Nario-Eng were not party to an employment, severance or change in control agreement with us.

Potential Payments Upon Change in Control, Death or Disability, Termination Without Cause or Resignation for Good Reason

The following tables represent the payments due to Mr. Mumma in the event of termination due to death or disability, his termination without Cause or resignation for Good Reason, or a change in control, assuming such event occurred on December 31, 2020, that would have been triggered under the 2017 Stock Plan (or any predecessor or successor plan thereto), the restricted stock award and PSU agreements for Mr. Mumma and Mr. Mumma’s Employment Agreement and (ii) each of Messrs. Serrano and Reese and Ms. Nario-Eng in the event of termination due to death or disability or in connection with a change in control under the 2017 Stock Plan (or any predecessor or successor plan thereto) and the restricted stock award and PSU agreements for Messrs. Serrano and Reese and Ms. Nario-Eng. Because neither of Messrs. Serrano or Reese nor Ms. Nario-Eng is a party to an employment or severance agreement with us, neither of these NEOs were eligible to receive any payments upon the occurrence of a termination without Cause or for resignation for Good Reason as of December 31, 2020 and as such, we have not included these NEOs in such table below.

Payments Due Upon Termination Without Cause or Resignation With Good Reason(1)

Name	Salary	Bonus	Stock Awards		Option Awards	Non-Equity Incentive Plan Compensation	All Other Compensation		Benefits(4)	Total
Steven R. Mumma	$—	$—	$3,970,474	(2)	$—	$—	$2,801,250	(3)	$27,254	$6,798,978

(1)See “—Other Compensation Arrangements—Employment Agreement” above for definitions of Cause and Good Reason.

(2)Represents the value, based on the closing sale price of our common stock on December 31, 2020, of the sum of (i) 335,141 shares of unvested outstanding restricted stock held by Mr. Mumma that would have vested in full at December 31, 2020 pursuant to such event, (ii) 146,341 shares of restricted stock earned under the 2020 Annual Incentive Plan but not yet issued as of December 31, 2020, (iii) the value of Mr. Mumma’s 2019 PSU awards and 2020 PSU awards, determined by multiplying the number of shares of common stock underlying the target number of 2019 PSUs and 2020 PSUs by $3.69, the closing sale price for our common stock on December 31, 2020 and (iv) the value of Mr. Mumma's 2020 RSU awards, determined by multiplying the number of shares of common stock underlying the 2020 RSUs by $3.69, the closing sale price for our common stock on December 31, 2020. The 146,341 shares is based on $540,000 of aggregate value in common stock payable under the 2020 Annual Incentive Plan divided by the closing sale price of $3.69 for our common stock on December 31, 2020. As contemplated by Mr. Mumma's employment agreement with us, the table above reflects vesting of the target amount of Mr. Mumma's 2019 PSU and 2020 PSU awards.

(3)Equals the product of (a) 1.5 and (b) the sum of Mr. Mumma’s base salary and the average annual cash incentive award earned by Mr. Mumma during 2020 and 2019.

(4)Represents the value of the health care benefits that are payable by the Company on Mr. Mumma's behalf pursuant to his employment agreement with us.

Payments Due Upon Termination Due to Disability

Name	Salary(1)	Bonus	Stock Awards(2)	Option Awards	Non-Equity Incentive Plan Compensation	All Other Compensation	Benefits(3)	Total
Steven R. Mumma	$900,000	$—	$3,970,474	$—	$—	$—	$27,254	$4,897,728
Jason T. Serrano	$—	$—	$2,108,341	$—	$—	$—	$—	$2,108,341
Nathan R. Reese	$—	$—	$322,680	$—	$—	$—	$—	$322,680
Kristine R. Nario-Eng	$—	$—	$473,614	$—	$—	$—	$—	$473,614

(1)Assumes that Mr. Mumma is paid his base salary then in effect. Pursuant to the Employment Agreement, the Company is obligated to maintain a long-term disability plan for Mr. Mumma that provides for payment of not less than $240,000.

(2)Represents the value, based on the closing sale price of our common stock on December 31, 2020, of:

•in the case of Mr. Mumma, the sum of (i) 335,141 shares of unvested outstanding restricted stock held by Mr. Mumma that would have vested in full at December 31, 2020 pursuant to such event, (ii) 146,341 shares of restricted stock earned under the 2020 Annual Incentive Plan but not yet issued as of December 31, 2020, (iii) the value of Mr. Mumma’s 2019 PSU awards and 2020 PSU awards, determined by multiplying the number of shares of common stock underlying the target number of 2019 PSUs and 2020 PSUs by $3.69, the closing sale price for our common stock on December 31, 2020 and (iv) the value of Mr. Mumma's 2020 RSU awards, determined by multiplying the number of shares of common stock underlying the 2020 RSUs by $3.69, the closing sale price for our common stock on December 31, 2020. The 146,341 shares is based on $540,000 of aggregate value in common stock payable under the 2020 Annual Incentive Plan divided by the closing sale price of $3.69 for our common stock on December 31, 2020. As contemplated by Mr. Mumma's employment agreement with us, the table above reflects vesting of the target amount of Mr. Mumma's 2019 PSU and 2020 PSU awards.

•in the case of Mr. Serrano, the sum of (i) 369,158 shares of unvested outstanding restricted stock that would have vested in full at December 31, 2020 pursuant to such event, (ii) 121,951 shares of restricted stock earned under the 2020 Annual Incentive Plan but not yet issued as of December 31, 2020 and (iii) the value of Mr. Serrano's 2020 RSU awards, determined by multiplying the number of shares of common stock underlying the 2020 RSUs by $3.69, the closing sale price for our common stock on December 31, 2020. The 121,951 shares is based on $450,000 of aggregate value in common stock payable under the 2020 Annual Incentive Plan divided by the closing sale price of $3.69 for our common stock on December 31, 2020.

•in the case of Mr. Reese, the sum of (i) 53,920 shares of unvested outstanding restricted stock that would have vested in full at December 31, 2020 pursuant to such event, (ii) 6,775 shares of restricted stock earned under the 2020 Annual Incentive Plan but not yet issued as of December 31, 2020 and (iii) the value of Mr. Reese's 2020 RSU awards, determined by multiplying the number of shares of common stock underlying the 2020 RSUs by $3.69, the closing sale price for our common stock on December 31, 2020. The 6,775 shares is based on $25,000 of aggregate value in common stock payable under the 2020 Annual Incentive Plan divided by the closing sale price of $3.69 for our common stock on December 31, 2020.

•in the case of Ms. Nario-Eng, the sum of (i) 52,523 shares of unvested outstanding restricted stock that would have vested in full at December 31, 2020 pursuant to such event, (ii) 45,732 shares of restricted stock earned under the 2020 Annual Incentive Plan but not yet issued as of December 31, 2020 and (iii) the value of Ms. Nario-Eng's 2020 RSU awards, determined by multiplying the number of shares of common stock underlying the 2020 RSUs by $3.69, the closing sale price for our common stock on December 31, 2020. The 45,732 shares is based on $168,750 of aggregate value in common stock payable under the 2020 Annual Incentive Plan divided by the closing sale price of $3.69 for our common stock on December 31, 2020.

(3)Represents the value of the health care benefits that are payable by the Company on Mr. Mumma's behalf pursuant to his employment agreement with us.

Payments Due Upon Termination Due to Death

Name	Salary	Bonus	Stock Awards(1)	Option Awards	Non-Equity Incentive Plan Compensation (2)	All Other Compensation	Benefits(3)	Total
Steven R. Mumma	$900,000	$—	$3,835,474	$—	$1,395,000	$—	$27,254	$6,157,728
Jason T. Serrano	$—	$—	$2,108,341	$—	$675,000	$—	$—	$2,783,341
Nathan R. Reese	$—	$—	$322,680	$—	$225,000	$—	$—	$547,680
Kristine R. Nario-Eng	$—	$—	$473,614	$—	$253,125	$—	$—	$726,739

(1)Represents the value, based on the closing sale price of our common stock on December 31, 2020, of:

•in the case of Mr. Mumma, the sum of (i) 335,141 shares of unvested outstanding restricted stock held by Mr. Mumma that would have vested in full at December 31, 2020 pursuant to such event, (ii) 109,756 shares of restricted stock payable under the 2020 Annual Incentive Plan in accordance with Mr. Mumma's employment agreement with us, (iii) the value of Mr. Mumma’s 2019 PSU awards and 2020 PSU awards, determined by multiplying the number of shares of common stock underlying the target number of 2019 PSUs and 2020 PSUs by $3.69, the closing sale price for our common stock on December 31, 2020 and (iv) the value of Mr. Mumma's 2020 RSU awards, determined by multiplying the number of shares of common stock underlying the 2020 RSUs by $3.69, the closing sale price for our common stock on December 31, 2020. The 109,756 shares is based on $405,000 of aggregate value in common stock divided by the closing sale price of $3.69 for our common stock on December 31, 2020. As contemplated by Mr. Mumma's employment agreement with us, the table above reflects payment of Mr. Mumma's target bonus under the 2020 Annual Incentive Plan and vesting of the target amount of his 2018 PSU and 2019 PSU awards.

•in the case of Mr. Serrano, the sum of (i) 369,158 shares of unvested outstanding restricted stock that would have vested in full at December 31, 2020 pursuant to such event, (ii) 121,951 shares of restricted stock earned under the 2020 Annual Incentive Plan but not yet issued as of December 31, 2020 and (iii) the value of Mr. Serrano's 2020 RSU awards, determined by multiplying the number of shares of common stock underlying the 2020 RSUs by $3.69, the closing sale price for our common stock on December 31, 2020. The 121,951 shares is based on $450,000 of aggregate value in common stock payable under the 2020 Annual Incentive Plan divided by the closing sale price of $3.69 for our common stock on December 31, 2020.

•in the case of Mr. Reese, the sum of (i) 53,920 shares of unvested outstanding restricted stock that would have vested in full at December 31, 2020 pursuant to such event, (ii) 6,775 shares of restricted stock earned under the 2020 Annual Incentive Plan but not yet issued as of December 31, 2020 and (iii) the value of Mr. Reese's 2020 RSU awards, determined by multiplying the number of shares of common stock underlying the 2020 RSUs by $3.69, the closing sale price for our common stock on December 31, 2020. The 6,775 shares is based on $25,000 of aggregate value in common stock payable under the 2020 Annual Incentive Plan divided by the closing sale price of $3.69 for our common stock on December 31, 2020.

•in the case of Ms. Nario-Eng, the sum of (i) 52,523 shares of unvested outstanding restricted stock that would have vested in full at December 31, 2020 pursuant to such event, (ii) 45,732 shares of restricted stock earned under the 2020 Annual Incentive Plan but not yet issued as of December 31, 2020 and (iii) the value of Ms. Nario-Eng's 2020 RSU awards, determined by multiplying the number of shares of common stock underlying the 2020 RSUs by $3.69, the closing sale price for our common stock on December 31, 2020. The 45,732 shares is based on $168,750 of aggregate value in common stock payable under the 2020 Annual Incentive Plan divided by the closing sale price of $3.69 for our common stock on December 31, 2020.

(2)Represents annual cash incentive compensation earned for performance by each of Messrs. Serrano and Reese and Ms. Nario-Eng in 2020 under the 2020 Annual Incentive Plan. Pursuant to the 2020 Annual Incentive Plan, the NEO must be actively employed on the date the cash incentive compensation is paid. However, the Compensation Committee has the discretion to award non-equity incentive compensation in the event that the NEO is terminated due to death in light of the Company’s and the participant’s performance in 2020. Mr. Mumma's employment agreement with us provides that he is entitled to receive the target bonus for the year in which his death takes place.

(3)Represents the value of the health care benefits that are payable by us on Mr. Mumma's behalf pursuant to his employment agreement with us.

Payments Due Upon Change In Control

Name	Salary	Bonus	Stock Awards(1)	Option Awards	Non-Equity Incentive Plan Compensation	All Other Compensation	Benefits	Total
Steven R. Mumma	$—	$—	$1,165,258	$—	$—	$—	$—	$1,165,258
Jason T. Serrano	$—	$—	$1,568,135	$—	$—	$—	$—	$1,568,135
Nathan R. Reese	$—	$—	$312,178	$—	$—	$—	$—	$312,178
Kristine R. Nario-Eng	$—	$—	$307,023	$—	$—	$—	$—	$307,023

(1)For Mr. Mumma, pursuant to the Employment Agreement, Mr. Mumma's unvested outstanding restricted stock will not vest solely upon a change in control. For Messrs. Mumma, Serrano and Reese and Ms. Nario-Eng with respect to unvested outstanding restricted stock awards made prior to 2020, represents the value, based on the closing sale price of our common stock on December 31, 2020, of:

•in the case of Mr. Mumma, 315,788 PSUs earned under the 2019 Long-Term EIP, to the extent that the applicable performance goal has been achieved according to actual performance as of the date of the Change in Control. The 315,788 PSUs, which represents the number of PSUs earned if a Change in Control occurred on December 31, 2020, is multiplied by the closing sale price of $3.69 for our common stock on December 31, 2020.

•in the case of Mr. Serrano, the sum of (i) 161,812 shares of unvested outstanding restricted stock that would have vested in full at December 31, 2020 pursuant to such event and (ii) 263,157 PSUs earned under the 2019 Long-Term EIP, to the extent that the applicable performance goal has been achieved according to actual performance as of the date of the Change in Control (assumed to have occurred on December 31, 2020), multiplied by the closing sale price of $3.69 for our common stock on December 31, 2020. The restricted stock award, PSU and RSU agreements for awards issued in 2020 do not provide for accelerated vesting solely upon a change in control and are not included above.

•in the case of Mr. Reese, the sum of (i) 14,426 shares of unvested outstanding restricted stock that would have vested in full at December 31, 2020 pursuant to such event and (ii) 70,175 PSUs earned under the 2019 Long-Term EIP, to the extent that the applicable performance goal has been achieved according to actual performance as of the date of the Change in Control (assumed to have occurred on December 31, 2020), multiplied by the closing sale price of $3.69 for our common stock on December 31, 2020. The restricted stock award, PSU and RSU agreements for awards issued in 2020 do not provide for accelerated vesting solely upon a change in control and are not included above.

•in the case of Ms. Nario-Eng, the sum of (i) 13,029 shares of unvested outstanding restricted stock that would have vested in full at December 31, 2020 pursuant to such event and (ii) 70,175 PSUs earned under the 2019 Long-Term EIP, to the extent that the applicable performance goal has been achieved according to actual performance as of the date of the Change in Control (assumed to have occurred on December 31, 2020), multiplied by the closing sale price of $3.69 for our common stock on December 31, 2020. The restricted stock award, PSU and RSU agreements for awards issued in 2020 do not provide for accelerated vesting solely upon a change in control and are not included above.

Limitation on Liability and Indemnification

Maryland law permits a corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from:

•actual receipt of an improper benefit or profit in money, property or services; or

•a final judgment based upon a finding of active and deliberate dishonesty by the director or officer that was material to the cause of action adjudicated.

Our charter contains such a provision which eliminates such liability to the maximum extent permitted by Maryland law.

Our charter authorizes us to obligate ourselves, and our bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify, and to pay or reimburse reasonable expenses in advance of final disposition of a final proceeding to, any of our present or former directors or officers or any individual who, while a director or officer and at our request, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee. The indemnification covers any claim or liability arising from such status against the person.

Maryland law requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful in the defense of any proceeding to which he is made a party by reason of his service in that capacity.

Maryland law permits us to indemnify our present and former directors and officers against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that:

•the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty;

•the director or officer actually received an improper personal benefit of money, property or services; or

•in the case of a criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, Maryland law prohibits us from indemnifying our present and former directors and officers for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received unless in either case a court orders indemnification and then only for expenses. Maryland law permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:

•a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification; and

•a written undertaking by him or her, or on his or her behalf, to repay the amount paid or reimbursed by us if it is ultimately determined that the standard of conduct is not met.

Our charter and bylaws also permit us to indemnify and advance expenses to any person who served a predecessor of ours in any capacity described above and to any of our or our predecessors’ employees or agents.

In addition, indemnification could reduce the legal remedies available to us and our stockholders against our officers and directors. The SEC takes the position that indemnification against liabilities arising under the Securities Act of 1933 is against public policy and unenforceable. Indemnification of our directors and officers may not be allowed for liabilities arising from or out of a violation of state or federal securities laws, unless one or more of the following conditions are met:

•there has been an adjudication on the merits in favor of the director or officer on each count involving alleged securities law violations;

•all claims against the director or officer have been dismissed with prejudice on the merits by a court of competent jurisdiction; or

•a court of competent jurisdiction approves a settlement of the claims against the director or officer and finds that indemnification with respect to the settlement and the related costs should be allowed after being advised of the position of the SEC and of the published position of any state securities regulatory authority in which the securities were offered as to indemnification for violations of securities laws.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis section of this proxy statement with management and, based on such review and discussion, the Committee recommends that it be included in this proxy statement.

Compensation Committee

Lisa A. Pendergast (Chair)
David R. Bock
Michael B. Clement

April 28, 2021

The foregoing report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Each of Lisa A. Pendergast, David R. Bock and Michael B. Clement served as a member of the Compensation Committee during 2020. No member of the Compensation Committee was an employee of the Company during the 2020 fiscal year or an officer of the Company during any prior period. During 2020, no interlocking relationship existed between any member of our Board of Directors and any member of the compensation committee of any other company.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors of New York Mortgage Trust, Inc. is composed of Michael B. Clement (Chair), David R. Bock and Steven G. Norcutt, each of which is independent under the enhanced independence requirements for audit committee members set forth in the rules of the SEC and in accordance with our independent criteria discussed under the caption “Information on Our Board of Directors and its Committees—Independence of Our Board of Directors.” The Audit Committee operates under a written charter.

The Audit Committee oversees New York Mortgage Trust, Inc.’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In this context, the Audit Committee has reviewed and discussed with management the audited financial statements for the year ended December 31, 2020 included in the Annual Report on Form 10-K for the year ended December 31, 2020 of New York Mortgage Trust, Inc.

The Audit Committee has discussed with Grant Thornton LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC, including the overall scope and plan for their audit, the auditor’s judgment as to the quality, not just the acceptability, of the accounting principles, the consistency of their application and the clarity and completeness of the audited financial statements.

The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and has discussed with the independent registered public accounting firm its independence from the Company.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board of Directors agreed) that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 for filing with the SEC. The Audit Committee also recommended that Grant Thornton LLP be retained as the Company’s independent registered public accounting firm for the 2021 fiscal year.

Audit Committee

Michael B. Clement (Chair)
David R. Bock
Steven G. Norcutt

April 28, 2021

The foregoing report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Principal Accountant Fees and Services

Aggregate fees for professional services rendered for us for the years ended December 31, 2020 and December 31, 2019 by Grant Thornton LLP were as follows:

Fee Type	2020	2019
Audit Fees(1)	$1,551,254	$1,724,804
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total Fees	$1,551,254	$1,724,804

(1)Audit Fees represent the aggregate fees billed for professional services rendered to us and our subsidiaries with respect to the audit of our consolidated financial statements included in our annual reports and the reviews of the financial statements included in our quarterly reports. Additionally, Audit Fees also include the aggregate fees billed for professional services for the issuance of comfort letters, consents and related services in connection with public offerings of securities and registration statements filed on Form S-3 and on Form S-8 under the Securities Act of 1933, as amended, amounting to approximately $0.1 million and $0.5 million for the years ended December 31, 2020 and December 31, 2019, respectively.

Policies and Procedures

The Audit Committee has adopted procedures for pre-approving audit and non-audit services provided by the independent registered public accounting firm. These procedures include reviewing a budget for audit and permitted non-audit services. The budget includes a description of, and a budgeted amount for, particular categories of non-audit services that are recurring in nature and therefore anticipated at the time the budget is submitted. Audit Committee approval is required for payment of fees that exceed the budget amount for a particular category of non-audit services and to engage the independent registered public accounting firm for any non-audit services not included in the budget. For both types of pre-approval, the Audit Committee considers whether such services are consistent with the SEC’s rules on auditor independence. The Audit Committee also considers whether the independent registered public accounting firm is best positioned to provide the most effective and efficient service, for reasons such as its familiarity with our business, employees, culture, accounting systems, risk profile, and whether the services enhance our ability to manage or control risks and improve audit quality. The Audit Committee may delegate pre-approval authority to one or more members of the Audit Committee. The Audit Committee periodically monitors the services rendered and actual fees paid to the independent registered public accounting firm to ensure that such services are within the parameters approved by the Audit Committee.

The Audit Committee has determined that the provision of non-audit services performed by Grant Thornton LLP during 2020 is compatible with maintaining its independence from the Company as an independent registered public accounting firm. For the year ended December 31, 2020, the Audit Committee pre-approved all services rendered by Grant Thornton LLP.

OTHER MATTERS

As of the date of this proxy statement, the Board of Directors does not know of any matters to be presented at the virtual Annual Meeting other than those specifically set forth in the Notice of Annual Meeting of Stockholders. If other proper matters, however, should come before the virtual Annual Meeting or any adjournment thereof, the persons named in the proxy being made available to stockholders intend to vote the shares represented by them in accordance with their best judgment in respect to any such matters.

ANNUAL REPORT

A copy of our 2020 Annual Report, including the financial statements and financial statement schedules, is being furnished to stockholders along with this proxy statement. These materials are available at http://www.proxyvote.com. Paper copies may be requested in accordance with the instructions included in the Notice that was sent to stockholders of record beginning on or about April 28, 2021. A copy of the 2020 Annual Report is also available online at http://www.nymtrust.com.

“HOUSEHOLDING” OF PROXY STATEMENT AND ANNUAL REPORTS

The SEC rules allow for the delivery of a single copy of the Notice or set of proxy materials to any household at which two or more stockholders reside, if it is believed the stockholders are members of the same family. This delivery method, known as “householding,” will save us printing and mailing costs. Duplicate account mailings will be eliminated by allowing stockholders to consent to such elimination, or through implied consent, if a stockholder does not request continuation of duplicate mailings. Brokers, dealers, banks or other nominees or fiduciaries that hold shares of our common stock in “street” name for beneficial owners of our common stock and that distribute proxy materials and the Notice they receive to beneficial owners may be householding. Depending upon the practices of your broker, bank or other nominee or fiduciary, you may need to contact them directly to discontinue duplicate mailings to your household. If you wish to revoke your consent to householding, you must contact your broker, bank or other nominee or fiduciary.

If you hold shares of our common stock in your own name as a holder of record, householding will not apply to your shares. Also, if you own shares of our common stock in more than one account, such as individually and also jointly with your spouse, you may receive more than one set of our proxy statements and annual reports to stockholders. To assist us in saving money and to provide you with better stockholder services, we encourage registered holders of our common stock to have all of your accounts registered in the same name and address. You may do this by contacting the Company’s transfer agent, American Stock Transfer & Trust Company, LLC, by telephone at (800) 937-5449 or in writing at American Stock Transfer & Trust Company, LLC, 6201 15th Avenue, Brooklyn, New York 11219.

If you wish to request extra copies free of charge of any annual report to stockholders or proxy statement, please send your request to New York Mortgage Trust, Inc., 90 Park Avenue, New York, New York, 10016, Attention: Investor Relations, or contact our Investor Relations via telephone at (646) 795-4066. You can also refer to our website at www.nymtrust.com. Information at, or connected to, our website is not and should not be considered part of this proxy statement.

By order of the Board of Directors,

Nathan R. Reese
Chief Operating Officer and Secretary
April 28, 2021
New York, New York

Appendix A

SECOND AMENDMENT TO THE
NEW YORK MORTGAGE TRUST, INC.
2017 EQUITY INCENTIVE PLAN

    This Second Amendment to the New York Mortgage Trust, Inc. 2017 Equity Incentive Plan (as amended from time to time, the “2017 Equity Incentive Plan”), is made and adopted by New York Mortgage Trust, Inc., a Maryland corporation (the “Company”).

W I T N E S S E T H:

    WHEREAS, the Company previously adopted the 2017 Equity Incentive Plan, under which the Company is authorized to grant equity-based incentive awards to certain employees and other service providers of the Company and its affiliates;

    WHEREAS, Article XVIII of the 2017 Equity Incentive Plan provides that the Company’s board of directors (the “Board”) may amend the 2017 Equity Incentive Plan from time to time, except that any amendment to materially increase the number of shares of common stock of the Company (the “Shares”) that may be issued under the 2017 Equity Incentive Plan must be approved by the stockholders of the Company; and

    WHEREAS, the Board now desires to amend the 2017 Equity Incentive Plan to increase the number of Shares available for awards under the 2017 Equity Incentive Plan by 30,000,000 Shares, subject to approval by the stockholders of the Company.

NOW, THEREFORE, BE IT RESOLVED, that, the 2017 Equity Incentive Plan shall be amended, effective as of April 19, 2021, subject to approval by the Company’s stockholders, as set forth below:

1.    Section 5.02 of the 2017 Equity Incentive Plan is hereby deleted and replaced in its entirety with the following:

Aggregate Limit.

Subject to adjustment as provided under Article XIV, the maximum aggregate number of shares of Common Stock that may be delivered with respect to Awards under the Plan (and the maximum aggregate number of shares of Common Stock that may be issued under the Plan through incentive stock options granted under the Plan) is equal to 43,170,000 shares.

FURTHER RESOLVED, that, except as amended hereby, the 2017 Equity Incentive Plan shall continue to read in the current state and is specifically ratified and reaffirmed.

[Remainder of Page Intentionally Blank]

NEW YORK MORTGAGE TRUST, INC.
ATTN: NATHAN REESE
90 PARK AVENUE
NEW YORK, NEW YORK 10016

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/NYMT2021**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D43842-P52751 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

NEW YORK MORTGAGE TRUST, INC.

The Board of Directors recommends you vote FOR the following:

Nominees:	For	Against	Abstain
1a. David R. Bock	☐	☐	☐
1b. Michael B. Clement	☐	☐	☐
1c. Alan L. Hainey	☐	☐	☐
1d. Steven R. Mumma	☐	☐	☐
1e. Steven G. Norcutt	☐	☐	☐
1f. Lisa A. Pendergast	☐	☐	☐
1g. Jason T. Serrano	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date